As filed with the Securities and Exchange Commission on October 30, 1998
                                                      REGISTRATION NO. 33-
-------------------------------------------------------------------------------

                                 UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549
                                   Form S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                         ------------------------------

                       SIMMONS FIRST NATIONAL CORPORATION
            (Exact name of registrant as specified in its charter)

           ARKANSAS                  6021                      71-0407808
(State or other jurisdiction (Primary Standard           (I.R.S. employer
of incorporation or           Industrial Classification)  Identification No.)
organization)                  Code Number)

          501 Main Street, Pine Bluff, Arkansas 71601 (870) 541-1000 (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                   ---------------------------------------
                                J. THOMAS MAY,
         Chairman of the Board, President and Chief Executive Officer
                       Simmons First National Corporation
                               501 Main Street
                          Pine Bluff, Arkansas 71601
                                (870) 541-1103
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                   --------------------------------------

                                 With Copies to:
      PATRICK A BURROW, Esq.                      GARLAND W. BINNS, JR., Esq.
     WILLIAMS & ANDERSON LLP                 HORNE, HOLLINGSWORTH & PARKER, P.A.
 111 CENTER STREET, 22 ND FLOOR              401 WEST CAPITOL AVENUE, SUITE 501
  LITTLE ROCK, ARKANSAS  72201                   LITTLE ROCK, ARKANSAS   72201
      (501) 372-0800                                    (501) 376-4731
                    -------------------------------------

         Approximate date of commencement of proposed sale of securities to the public: As promptly as practicable after the effective date of this registration statement.
         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]



                           CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------
Title of Each Class of    Amount to be      Proposed Maximum                Proposed Maximum           Amount of Securities
to be Registered          Registered        Offering Price per Share(1)     Aggregate Offering Price   Registration Fee
----------------------------------------------------------------------------------------------------------------------------
Common Stock, $1 par      301,833           $15.535                         $4,689,000                 $1,304.00

(1) Based upon the book value of Lincoln Bankshares, Inc., which amount is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement Shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
-------------------------------------------------------------------------------

                     SIMMONS FIRST NATIONAL CORPORATION

                             CROSS-REFERENCE SHEET

              Pursuant to Item 501 (b) of Regulation S-K Showing Location in the Prospectus of Information by Items 1 through 19.
                                    Part I, of Form S-4 Registration Statement

        ITEM NUMBER AND CAPTION            LOCATION IN PROSPECTUS

1.      Forepart of the Registration       Registration Statement Cover;
        Statement and Outside Front        Front Cover Page of Prospectus
        Cover Page of Prospectus.

2.      Inside Front and Outside           Inside Front and Back Cover Page
        Back Cover Page of                 of Prospectus; Available Information;
        Prospectus.                        Documents Incorporated by Reference
                                           Table of Contents

3.      Risk Factors, Ratio of             Prospectus Summary; Simmons First
        Earnings to Fixed Charges          National Corporation
        and Other Information

4.      Terms of Transaction.              The Merger

5.      Pro Forma Financial Information    Financial Information

6.      Material Contacts with the         The Merger
        Company Being Acquired.

7.      Additional Information             *
        Required for Reoffering by
        Persons and Parties Deemed
        to be Underwriters.

8.      Interests of Named Experts         Experts; Legal Matters
        and Counsel.

9.      Disclosure of Commission           *
        Position on Indemnification
        for Securities Act Liabilities

10.     Information with Respect to        Simmons First National Corporation;
        S-3 Registrants.                   Incorporation of Certain Documents by
                                           Reference; Available Information

11.     Incorporation of Certain           Incorporation of Certain Documents by
        Information by Reference.          Reference

12.     Information with Respect to        *
        S-2 or S-3 Registrants.


13.    Incorporation of Certain            *
       Information by Reference

14.    Information with Respect to         *
       Registrants other than S-3 or
       S-2 Registrants.

15.    Information with Respect to          *
       S-3 Companies.

16.    Information with Respect to          *
       S-2 or S-3 Companies.

17.    Information with Respect to          Summary; Lincoln Bankshares, Inc.;
       Companies Other than S-3 or          Lincoln Bankshares, Inc Special
       S-2 Companies.                       Meeting; Financial Information;
                                            Lincoln Bankshares, Inc. Financial
                                            Statements

18.    Information if Proxies,              Lincoln Bankshares, Inc.  Special
       Consents or Authorizations           Meeting Lincoln Bankshares, Inc.
       are to be Solicited

19.    Information if Proxies               Simmons First National Corporation
       Consents or Authorizations
       are not to be Solicited or
       in an Exchange Offer.

                         LINCOLN BANKSHARES, INC.
                             PROXY STATEMENT

                   SIMMONS FIRST NATIONAL CORPORATION
                               PROSPECTUS

                              301,833 Shares
                 Class A Common Stock, $1.00 Par Value

Special Shareholders Meeting

              The Board of Directors of Lincoln Bankshares, Inc. ("LBI") is furnishing this Proxy Statement and Prospectus to the stockholders of LBI to solicit proxies for use at the special meeting of stockholders of LBI to be held on December 15, 1998.

Purpose - Merger with Simmons First National Corporation

              At the meeting, the stockholders of LBI will vote on a proposal to authorize and approve the merger of LBI with and into Simmons First National Corporation ("Simmons") as set forth in the Agreement and Plan of Merger, dated August 25, 1998. If the merger is approved, LBI will merge into Simmons and will no longer be a separate corporation. Simmons has agreed to register under the Securities Act of 1933, as amended, up to 301,833 shares of Simmons Class A, $1.00 par value, Common Stock to be issued in the merger to stockholders of LBI in exchange for their LBI stock. No fractional shares of Simmons Common Stock will be issued, instead LBI shareholders will receive cash for any fractional shares due them. This Proxy Statement also serves as a Prospectus of Simmons under the Securities Act for the issuance of shares of Simmons Common Stock to stockholders of LBI.

Proxy Mailing

              This Proxy Statement and the accompanying forms of proxy were mailed to the stockholders of LBI on or about November__, 1998.

Recent Stock Price

              On November ___, 1998, the closing price per share of Simmons First National Corporation Class A Common Stock (symbol: SFNCA) on the NASDAQ, National Market System was $_____.

For a more complete discussion of the merger, you are strongly urged to read and consider carefully this proxy statement in its entirety.

Neither the SEC nor any state securities agency has approved these securities or determined that this proxy statement and prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this Proxy Statement is November ___, 1998. The information contained in the Proxy may change after the date of this Proxy Statement. You should not assume that none of the information in the Proxy Statement has changed just because the merger is completed or you receive shares of Simmons Common Stock pursuant to the merger.

Neither Simmons nor LBI have authorized anyone to give any information or to make any promises, not contained in proxy statement, related to the proxy solicitation and the stock offering made by this proxy statement. If you receive any unauthorized information or promises, you should not rely on them.

The proxy solicitation and stock offering are effective only if these activities are legal in the states and countries in which made.




AVAILABLE INFORMATION

     Simmons is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended. In accordance with this Act, Simmons files annual reports on Form 10-K, quarterly reports on Form 10-Q,
Current Reports of Form 8-K, proxy statements and other information with the Securities and Exchange Commission. Reports, proxy statements and other information concerning Simmons may be inspected and copied at the public reference facilities maintained by the SEC. These facilities are located at:
          Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, 7 World Trade Center, Suite 1300, New York, New York 10048.

     You may obtain copies of such material from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The public may obtain information regarding the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy statements, registration statements and other information regarding companies which file electronically with the SEC. The address of that site is http://www.sec.gov. In addition, reports, proxy statements and other information concerning Simmons may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     Simmons has filed with the SEC a Registration Statement on Form S-4 under the Securities Act for a maximum of 301,833 shares of Simmons Class A Common Stock to be issued upon consummation of the merger. This Proxy Statement does not contain all the information set forth in the Registration Statement and its exhibits. Certain portions of the information have been omitted as allowed by the rules and regulations of the SEC. You may obtain a photocopy of the Registration Statement from the SEC, upon payment of prescribed copying charges or you may obtain a copy from the Internet site referred to above. For further information, you should refer to the Registration Statement and its exhibits. Statements in this Proxy Statement (or any document incorporated by reference in this Proxy Statement) relating to the contents of any contract or other document are not necessarily complete. For additional information about the contract or other document, you should refer to the Registration Statement and its Exhibits.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     THIS PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT INCLUDED OR FURNISHED WITH THE PROXY STATEMENT. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM MR. BARRY L. CROW, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, SIMMONS FIRST NATIONAL CORPORATION, 501 MAIN STREET, PINE BLUFF, ARKANSAS 71601, (870) 541-1350. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE ON OR BEFORE DECEMBER 10, 1998.

     The following documents have been filed with the SEC under the Exchange Act and are incorporated by reference into this Proxy Statement:

     1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, filed with the Commission on March 25, 1998.

     2. The Company's Quarterly Reports on Form 10-Q for the calendar quarters ended March 31, 1998, and June 30, 1998, filed with the Commission on May 4, 1998 and August 10, 1998, respectively.

     3. The Company's most recent Current Reports on Form 8-K filed with the Commission on July 1, 1998, July 29, 1998 and August 26, 1998.

     4. The description of the Company's Common Stock contained in the registration Statement on Form S-2, filed April 16, 1993 (File No. 0-06253) and any amendment or report field for the purpose of updating such description.


     Each  document  filed  after the date of this Proxy  Statement  pursuant to
Section 13 (a), 13(c), 14 or 15(d) of the Exchange Act but prior to the special meeting of the LBI stockholders will be treated as incorporated by reference in this Proxy Statement. These later filed documents shall be treated as a part of this Proxy Statement from the date of filing of the document. Any statement contained in a document incorporated in this Proxy Statement shall be treated as modified or replaced if a statement contained in this Proxy Statement or in any later filed document which is treated as incorporated by reference modifies or replaces the original document.

     Simmons has supplied all information in this Proxy Statement relating to Simmons and LBI has supplied all information relating to LBI.

                               TABLE OF CONTENTS

SUMMARY

Simmons.......................................................................5
     Lincoln Bankshares, Inc. ................................................5
     The Merger...............................................................6
     Election of Lincoln Bankshares, Inc. under the 1987 Act..................6
     The Lincoln Bankshares, Inc. Special Meeting.............................7
     Certain Federal Income Tax Consequences .................................7
     Dissenters' Rights.......................................................7
     Regulatory Approvals.....................................................7
     Accounting Treatment ....................................................7
     Market Prices ...........................................................8
     Pro Forma and Selected Financial Data..................................8-9
THE LINCOLN BANKSHARES, INC. SPECIAL MEETING
     Date, Time and Place....................................................10
     Purpose of Meeting .....................................................10
     Shares Outstanding and Entitled to Vote; Record Date ...................10
     Vote Required ..........................................................10
     Voting; Solicitation of Proxies.........................................10
THE MERGER
     Background of the Merger................................................11
     Reason for the  Merger ..............................................11-12
     The Agreement .......................................................12-13
     Bank Merger.............................................................13
     Regulatory Approvals ...................................................13
     Antitrust Matters ......................................................13
     Certain Federal Income Tax Consequences ................................14
     Accounting Treatment ................................................14-15
     Right to Dissent under 1965 Act.........................................15
     Right to Dissent under 1987 Act......................................16-17
     Exchange Ratio for the Merger ..........................................16
     Expenses of the Merger .................................................17
FINANCIAL INFORMATION
     Pro Form Unaudited Conmbined Financial Statements ......................17
     Pro Forma Combined Balance Sheet........................................18
     Pro Forma Combined Statements of Income..............................19-22
ELECTION BY LINCOLN BANKSHARES, INC. STOCKHOLDERS UNDER THE 1987 ACT
     Election Incidental to the Merger ......................................23
     Reason for the Election ................................................23
     Result of the Election...............................................23-25
SIMMONS FIRST NATIONAL CORPORATION
     General............................................................. 25-26
     Regulation.......................................................... 26-28
     Offices ................................................................28
     Employees ..............................................................28
     Description of Simmons Common Stock.....................................28
     Resale of Simmons Common Stock ......................................28-29
     No Shareholder Approval Required .......................................29
     Other Pending Transactions .............................................29
LINCOLN BANKSHARES, INC.
     Description of Business .............................................29-30
     Management's Discussion and Analysis ................................30-42
     Directors and Executive Officers ....................................42-43
     Transactions with Management ...........................................43
     Principal Stockholders of Lincoln Bankshares, Inc. .....................44
     Competition.............................................................44
     Litigation .............................................................44
     Offices ................................................................44
     Employees ..............................................................44
     Description of Lincoln Bankshares, Inc. Stock ..........................45
     Comparison of Rights of Holders of Lincoln Bankshares, Inc. Common Stock
     and Simmons Common Stock ............................................45-46
LEGAL MATTERS AND EXPERTS
     Legal Opinions .........................................................46
     Experts ................................................................46
     General ................................................................46
ANNEXES
     I -    Agreement and Plan of Merger .................................62-83
     II - Arkansas Business Corporation Act of 1965 Section 4-26-1007 .. 84-85 III - Arkansas Business Corporation Act of 1987 Section 4-27-1301
           et. seq........................................................86-95

-------------------------------------------------------------------------------



                                 SUMMARY

     The following is a summary of certain information in this Proxy Statement. This is only a summary, you should refer to the more detailed discussion in the Proxy Statement and Annexes and other documents for additional information. You are urged to read carefully this Proxy Statement and the attached Annexes in their entirety.

Simmons

     Simmons First National Corporation ("Simmons") is registered as a bank holding company under the Bank Holding Company Act of 1956. Simmons owns the following seven subsidiary banks in Arkansas which conduct banking operations through 40 offices located in 21 communities in Arkansas:


     Simmons  First  National  Bank             Pine Bluff,  Arkansas
     Simmons First Bank of Jonesboro            Jonesboro,  Arkansas
     Simmons First Bank of South Arkansas       Lake Village, Arkansas
     Simmons First Bank of Dumas                Dumas, Arkansas
     Simmons First Bank  of  Northwest Arkansas Rogers, Arkansas
     Simmons  First  Bank  of Russellville      Russellville,  Arkansas
     Simmons First Bank of Searcy               Searcy, Arkansas.



     Its lead bank, Simmons First National Bank (the "Bank"), is a national bank which has been in operation since 1903. The Bank has received favorable national publicity for offering one of the lowest credit card interest rates in the United States. The Bank's primary market area is the State of Arkansas, except for its credit cards which are marketed nationally.



Recent Financial Information on Simmons


                                                              June 30, 1998            December 31, 1997
                                                            ---------------------------------------------
              Total Consolidated Assets                     $1,338.9 million            $1,326.1 million
              Total Equity Capital                          $  116.9 million            $  112.1 million



     Simmons' Common Stock is traded on the National Association of Securities Dealers Automated Quotation National Market System over-the-counter market (NASDAQ-NMS) under the symbol "SFNCA". The Corporation's principal executive offices are located at 501 Main Street, Pine Bluff, Arkansas 71601, and its telephone number is (870) 541-1000.

Lincoln Bankshares, Inc.

     LBI is registered as a bank holding company under the Bank Holding Company Act of 1956. LBI owns 6,538 shares or 82.10% of the outstanding stock of Bank of Lincoln ("BOL"). LBI has entered into agreements with the other stockholders of BOL to exchange LBI common stock for the remaining BOL stock. This exchange is expected to be completed immediately prior to the completion of the Mefger. Pursuant to the agreements, LBI will issue 1,874 shares of LBI common stock in exchange for 1,432 shares of BOL stock. After the comppletion of these exchanges, LBI will own 82.10% of the outstanding stock of Bank of Lincoln, Lincoln, Arkansas. There is no public market for shares of LBI's outstanding capital stock. LBI's principal executive offices are located at 101 Boyer Street, West side of Square, Lincoln, Arkansas 72744; its telephone number is
(501) 824-3232.



     Recent Financial Information on LBI


                                                              June 30, 1998         December 31, 1997
                                                           --------------------------------------------

              Total Consolidated Assets                      $  75.3 million         $  72.8 million
              Total Equity Capital                           $   4.7 million         $   4.4 million

The Merger

     On August 25, 1998, Simmons and LBI entered into a merger agreement. Upon completion of the merger, LBI will become a part of Simmons and will no longer exist as a separate corporation. Simmons will issue up to 301,833 shares of Simmons Common Stock to the LBI shareholders in exchange for their LBI shares. No fractional shares of Simmons Common Stock will be issued. LBI shareholders will receive cash instead of fractional shares of Simmons Common Stock. Simmons and LBI believe that the Merger will ---

     * provide  liquidity  to the  holders  of LBI  common  stock,
     * expand the present  banking  services  of LBI,
     * expand the geographical presence of Simmons into the banking markets in which LBI operates, and
     * increase  the  earning   potential  of  the consolidated enterprises.

See "The Merger-The Agreement."

     Upon completion of the Merger, LBI will no longer exist as a corporation. Simmons will be the surviving corporation in the Merger. Each share of LBI common stock outstanding immediately prior to the effective time of the Merger (other than shares as to which dissenter's rights have been perfected under applicable law) will be converted into the right to receive 30.41445 shares of Simmons Common Stock. The Merger will only be completed if it qualifies as a tax-free reorganization. Simmons will not issue fractional shares of its common stock in the Merger. Any holder of LBI common stock entitled to a fractional share will be paid cash instead of the fractional shares.

LBI STOCKHOLDERS WILL RECEIVE A FIXED NUMBER OF SHARES OF SIMMONS COMMON STOCK FOR EACH SHARE OF LBI COMMON STOCK BASED UPON THE EXCHANGE RATIO. THE VALUE OF THE SIMMONS COMMON STOCK TO BE DELIVERED TO LBI STOCKHOLDERS UPON COMPLETION OF THE MERGER IS SUBJECT TO CHANGE, DUE TO FLUCTUATION OF THE PRICE OF SIMMONS COMMON STOCK. SIMILARLY, THE MARKET VALUE OF THE SHARES OF SIMMONS COMMON STOCK THAT LBI STOCKHOLDERS RECEIVE IN THE MERGER MAY INCREASE OR DECREASE FOLLOWING THE MERGER, DUE TO THE MARKET FLUCTUATION OF SIMMONS COMMON STOCK

     On August 25, 1998, immediately prior to the announcement of the definitive agreement, shares of Simmons Common Stock closed on the NASDAQ-NMS at a price of $42.000. There is no established market value for the stock of LBI.

THE BOARD OF DIRECTORS OF LBI UNANIMOUSLY RECOMMENDS THAT THE LBI STOCKHOLDERS VOTE IN FAVOR OF THE APPROVAL OF THE MERGER.

Election by Lincoln Bankshares, Inc. Stockholders under the 1987 Act

     Simmons has requested LBI to elect to be governed by the Arkansas Business Corporation Act of 1987 (the "1987 Act") in order to more efficiently implement the Merger. However, the election is effective only if the Merger is approved.

     LBI is an Arkansas corporation organized under the Arkansas Business Corporation Act of 1965, (the "1965 Act"). The 1987 Act is applicable to corporations that were incorporated on or after January 1, 1988 and those other corporations that elect to be governed by the 1987 Act by amending their Articles of Incorporation to adopt the 1987 Act. The stockholders of Simmons elected to be governed by the 1987 Act by amending its Articles of Incorporation during 1994.

     Both the 1965 Act and the 1987 Act contain merger procedures. Although both Acts contain similar provisions, Simmons has requested LBI to elect to be governed by the 1987 Act in order to more efficiently complete the merger. The election to be governed by the 1987 Act is not a requirement for the Merger to be completed.


The Lincoln Bankshares, Inc. Special Meeting

     The Board of Directors of LBI has called a Special Stockholders Meeting to consider and vote on the proposed merger. This meeting will be held at the offices of LBI, 101 Boyer Street, West side of Square, Lincoln, Arkansas on December 15, 1998, at 11:30 a.m. Central Standard Time.

     The holders of a majority of the outstanding shares of LBI common stock must vote "yes" to approve the Merger. Directors, executive officers and certain related persons and trusts hold a total of 57.14% of the outstanding stock of LBI. Management of LBI expects that the directors, executive officers, and those related persons and trusts will vote in favor of the Merger. Stockholders of LBI are entitled to assert dissenters' rights. See "The Merger - Right to Dissent under 1965 Act" and "The Merger - Right to Dissent under 1987 Act"

Certain Federal Income Tax Consequences

     Simmons and LBI intend for the Merger to be treated as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, neither Simmons nor LBI will recognize any gain or loss as a result of the Merger. LBI's stockholders will not recognize gain or loss upon the receipt of solely Simmons Common Stock in exchange for LBI common stock. LBI will receive an opinion from Simmons' counsel, that shareholders who exchange their LBI common stock for shares of Simmons Common Stock will not recognize a gain or loss in the Merger. The parties to this transaction will not request a ruling from the Internal Revenue Service concerning this transaction. See "The Merger - Certain Federal Income Tax Consequences."

Dissenters' Rights

     LBI shareholders are entitled to assert dissenter's rights due to the Merger. LBI Shareholders may exercise their right of dissent under either the 1965 Act or the 1987 Act. Each act has a separate procedure as described in the "The Merger - Right to Dissent under the 1965 Act " and "The Merger - Right to Dissent under the 1987 Act". The applicable part of each statute is set forth as an Annex, The provisions of the 1965 Act relating to dissenter's rights appear in Annex II and the provisions of the 1987 Act relating to dissenter's rights appear in Annex III.

Regulatory Approvals

     At this time, Simmons is preparing applications for approval by the Board of Governors of the Federal Reserve and the Arkansas State Bank Department to merge LBI into Simmons. These applications are expected to be filed with the regulatory agencies within ten days. The consummation of the Merger is dependent upon the receipt of approvals from the foregoing regulatory agencies. See "The Merger - Regulatory Approvals."

Accounting Treatment

     Simmons intends to treat the Merger as a pooling of interests for accounting purposes, except for the acquisition of the minority shares (17.9%)of the Bank of Lincoln, which will be accounted for on a purchase accounting basis. See "The Merger - Accounting Treatment."

Market Prices

     Simmons Common Stock is traded over-the-counter in the NASDAQ National Market System. LBI common stock is not traded publicly and there is no quoted market for the stock. The table below shows the high and low closing sales prices for Simmons Common Stock.


                             Simmons Common Stock(1)
                                  Price Per Share
                        ---------------------------------


                                 High            Low
                           -----------       -----------
1995                        $ 20.667          $  15.000
1996                        $ 27.250          $  20.500
1997                        $ 42.000          $  25.500
01/01/98 - 06/30/98         $ 53.250          $  42.000

(1) All share prices have been adjusted for a 50% stock dividend which was paid December 6, 1996.

     On August 25, 1998, immediately prior to the public announcement of the definitive agreement between Simmons and LBI as to the proposed merger transaction, the closing sales price for Simmons Common Stock was $42.000. On _________________, 1998, the closing sales price for Simmons Common Stock was $-------.

Pro Forma and Selected Financial Data

     The  table  on the  following  page  shows  selected  historical  financial information of Simmons and LBI and certain unaudited pro forma financial information after giving effect to the Merger. The Merger is treated as a pooling of interest for accounting purposes, except for the acquisition of the minority shares (17.9%) of the Bank of Lincoln, which will be accounted for on a purchase accounting basis. The table also shows certain historical per share information about Simmons and LBI and pro forma equivalent per share amounts giving effect to the proposed Merger. The Simmons historical information for each of the years in the five-year period ended December 31, 1997 are based on the historical financial statements of Simmons as audited by Baird, Kurtz and Dobson, independent public accountants. The Simmons and LBI historical information for the six months ended June 30, 1998 and 1997 are based on unaudited historical records. The LBI historical information for 1997 and the operating and per share data for 1997 are based on the historical financial statements of LBI, as audited by Baird, Kurtz & Dobson, independent accountants. The selected LBI balance sheet items for December 31,1996, 1995, 1994 and 1993, and the historical information for the years then ended are based on unaudited company records. The pro forma information shown is a combination of prior fiscal periods of Simmons and LBI. This information should be read together with the historical and pro forma financial statements and related notes. The assumptions used in the preparation of this table are stated elsewhere in the "Financial Information" section of this Proxy Statement. This information does not show or project future operations of Simmons after the Merger or actual results of operations if the Merger had been completed prior to the periods indicated. Pro forma consolidated per share data of Simmons and LBI is prepared using the exchange ratio of 30.41445 shares of Simmons Common Stock for each share of LBI common stock.

     This information should be read together with the consolidated financial statements of each of Simmons and LBI, and the related notes, which are incorporated into this Proxy Statement by reference and together with the unaudited pro forma financial information, including the notes, appearing in this Proxy Statement. See "Incorporation of Certain Documents by Reference" and "Financial Information."


                      Pro Forma and Selected Financial Data
                    (Amounts in thousands, except per share)
                                   (unaudited)

       The following table presents for Simmons First National Corporation and Lincoln Bankshares, Inc. on a historical basis, selected consolidated financial data and unaudited pro forma combined amounts reflecting the merger. The pro forma amounts assume the merger had been effective during the periods presented.
In addition to the proposed Merger with Lincoln Bankshares, Inc., Simmons has a pending merger with American Bancshares of Arkansas, Inc. This pending merger is not included in the pro forma data presented below.


                                         Six Months Ended
                                       --------------------            For the Year Ended December 31,
                                       June 30,   June 30,    -----------------------------------------------
                                         1998       1997       1997       1996      1995        1994      1993
-----------------------------------------------------------------------------------------------------------------

Net interest income and other income

  Simmons First National Corp.       $  41,544  $  30,628  $  67,960  $  58,921  $  56,129  $  54,106  $ 54,579
  Lincoln Bankshares, Inc.               1,800      1,701      3,537      3,161      2,738      2,621     2,587
  Pro Forma                             43,344        (a)     71,497     62,082     58,867        (a)       (a)

Net income
  Simmons First National Corp.           6,270      5,402     11,989     10,301     10,019      9,860     9,396
  Lincoln Bankshares, Inc.                 310        263        472        636        399        530       531
  Pro Forma                              6,608        (a)     12,499     10,998     10,429        (a)       (a)

Basic net income per common share
  Simmons First National Corp.            1.09       0.94       2.10       1.81       1.77       1.79      1.85
  Lincoln Bankshares, Inc.        .      38.51      32.67      58.63      79.01      49.57      65.84     65.96
  Pro Forma                               1.10        (a)       2.08       1.83       1.74        (a)       (a)

Historical dividends per common share
  Simmons First National Corp.            0.31       0.27       0.56       0.48       0.40       0.31      0.27
  Lincoln Bankshares, Inc.                  --         --       4.00       3.00         --         --        --
  Pro Forma                               0.29        (a)       0.54       0.46       0.37        (a)       (a)

Total Assets (end of period)
  Simmons First National Corp.       1,338,934    930,752  1,326,145    881,332    839,884    713,262   738,760
  Lincoln Bankshares, Inc.              75,300     69,779     72,833     66,326     60,574     52,904    50,833
  Pro Forma                          1,415,275        (a)        (a)        (a)        (a)        (a)       (a)

Long-term borrowings (end of period)
  Simmons First National Corp.          49,582     18,294     50,281     1,067      4,757      12,144    12,178
  Lincoln Bankshares, Inc.                 --          --         --        --         --          --        --
  Pro Forma                             49,582        (a)        (a)       (a)        (a)         (a)        (a)

Total stockholders' equity (end of period)
  Simmons First National Corp.         116,850    106,696    112,082    102,825    96,797      83,700     75,335
  Lincoln Bankshares, Inc.               4,689      4,201      4,379      3,938     3,326       2,816      2,798
  Pro Forma                            123,701        (a)        (a)        (a)       (a)         (a)        (a)
Book value per common share (end of period)
Simmons First National Corp.             20.35      18.64      19.57      18.02      16.91      15.17     13.66
Lincoln Bankshares, Inc.                586.13     525.13     547.38     492.25     415.75     352.00    349.75
Pro Forma                                20.47        (a)        (a)        (a)        (a)        (a)       (a)

(a)  Proforma information not presented.

                  THE LINCOLN BANKSHARES, INC. SPECIAL MEETING

DATE, TIME AND PLACE

     The LBI Special Shareholders Meeting will be held on December 15, 1998, commencing at 11:30 a.m. Central Standard Time, at the offices of LBI, 101
Boyer Street, West side of Square, Lincoln, Arkansas.

PURPOSE OF MEETING

     The purpose of the LBI Special Shareholders Meeting is to consider and vote upon the adoption of the Agreement and Plan of Merger ("Agreement"), by and between LBI and Simmons, dated August 25, 1998 and to consider and vote upon the election of LBI to be governed by the Arkansas Business Corporation Act of 1987 (the "Election").

SHARES OUTSTANDING AND ENTITLED TO VOTE; RECORD DATE

     The close of business on October 29, 1998, has been fixed by the Board of Directors of LBI as the record date for the determination of holders of LBI common stock entitled to notice of and to vote at the LBI Special Shareholders Meeting. At the close of business on October 29, 1998, there were 8,050 shares of LBI common stock issued and outstanding held by 15 shareholders of record. Additionally, 1,874 shares of LBI common stock has been set aside in an escrow for exchange with the holders of 1,432 shares of BOL common stock. This exchange by the minority shareholders of the BOL for LBI common stock is expected to occur immediately prior to the completion of the Merger. Holders of record of LBI common stock on the record date are entitled to one vote per share and are entitled to dissenters' rights. See "The Merger - Right to Dissent under the 1965 Act " and "The Merger - Right to Dissent under the 1987 Act."

VOTE REQUIRED

     The affirmative vote of the holders of 66 2/3% of all the shares of LBI common stock outstanding on the record date is required to adopt the Agreement and the Election.

     As of June 30, 1998, directors, executive officers and their affiliates own 57.14% of the outstanding stock of LBI. Management anticipates that the directors, executive officers, and their affiliates will vote in favor of the Merger. The directors, executive officers and their affiliates do not hold sufficient shares of LBI common stock to approve the Merger without affirmative votes of other shareholders of LBI.

VOTING; SOLICITATION OF PROXIES

     Proxies for use at the LBI Special Meeting accompany copies of this Proxy Statement delivered to record holders of LBI common stock and such proxies are solicited on behalf of the Board of Directors of LBI. A holder of LBI common stock may use his proxy if he is unable to attend the LBI Special Meeting in person or wishes to have his shares voted by proxy even if he does attend the meeting. The proxy may be revoked in writing by the person giving it at any time before it is exercised, by notice of such revocation to the secretary of LBI, or by submitting a proxy having a later date, or by such person appearing at the LBI meeting and electing to vote in person. All proxies validly submitted and not revoked will be voted in the manner specified therein. If no specification is made, the proxies will be voted in favor of the Merger and the Election.

     LBI will bear the cost of solicitation of proxies from its stockholders. In addition to using the mail, proxies may be solicited by personal interview. Officers and other employees of LBI acting on LBI's behalf, may solicit proxies personally.








                                                    THE MERGER

BACKGROUND OF THE MERGER

     In October, 1997, the President and Chief Executive Officer of Directors of LBI, Loyd R. Swope contacted Stephens Inc., to discuss possible strategic alliances in light of three factors: (1) the desire on the part of the Board of Directors and Management to affiliate with a larger banking organization which could provide additional financial services to its customers
(2) the desire of certain shareholders to examine the conversion of their holdings in LBI on a tax-free basis into publicly traded securities, and (2) the large number of bank merger and acquisition transactions that had been occurring over the past 24 to 36 months in the Arkansas and Southwest area at attractive purchase premiums.

   Following that contact, Mr. Swope met with Mr. Robert Ulrey, of Stephens Inc. and discussed these matters on several occasions. In December, 1997, Mr.
Ulrey met with the Board of Directors of LBI and presented several alternative courses of action available to LBI. The Board of Directors determined that it would be in the best interest of the stockholders of LBI for LBI to actively solicit offers for acquisition by outside parties. The Board retained Stephens Inc. and counsel to assist it with soliciting outside acquisition offers.

     Over the next several weeks, informal discussions occurred with a number of institutions that determined level of interest in possibly acquiring LBI. At a meeting of the Board of Directors in July, 1998, the Board of Directors was presented a written offer from Simmons First National Corporation to acquire LBI. After discussion, the Board of Directors authorized senior management and counsel to pursue additional negotiations with Simmons. Those negotiations ensued, and on July 24, 1998, a letter of intent was reached between LBI and Simmons regarding an acquisition. At the time the letter of intent was reached, LBI and Simmons exchanged certain information for review by each party's respective management, counsel and advisors. Further negotiations commenced regarding the negotiation of the Merger Agreement. On August 25, 1998, LBI's Board of Directors met for purposes of considering and acting upon the proposed Agreement between LBI and Simmons.Based upon the terms of the Agreement, the LBI Board of Directors unanimously approved the Agreement.

     At a meeting of the Board of Directors of Simmons held on August 19, 1998, the Simmons Board unanimously approved the Agreement. The agreement was signed on August 25, 1998.

REASONS FOR THE MERGER

     In reaching its determination that the Merger and the Agreement are fair to, and in the best interest of, LBI and its shareholders, LBI's Board of Directors consulted with its consultants and counsel, as well as with LBI's management, and considered a number of factors, including, without limitation, the following:

     a. The familiarity of the LBI Board of Directors with and review of Simmons' business, operations, earnings and financial condition;

     b. The terms and general level of interest of Simmons and other interested potential acquirer for LBI, including the amount and type of consideration proposed;

     c. The belief of the LBI Board of Directors that the terms of the Agreement are attractive in that LBI's shareholders will become shareholders in Simmons, a company whose stock is traded over NASDAQ's National Market System;

     d. The market performance of Simmons Common Stock and , as well as the recent earnings performance and dividend payment history of Simmons;

     e. The wide range of banking products and services Simmons offers to its customers;

     f. The current business climate and competitive factors facing the banking industry and financial institutions in LBI's market area;

     g. The belief of the LBI Board of  Directors,  based upon  analysis  of the anticipated  financial  effects of the  Merger,  that upon  consummation  of the
Merger, Simmons and its banking subsidiaries would be well-capitalized institutions, the financial positions of which would be in excess of all applicable regulatory capital requirements;

     h. The recent business combinations involving financial institutions, either announced or completed, during the past 24 to 36 months in the United States, the State of Arkansas and contiguous states and the effect of such combinations on the banking environment in LBI's market area;

     h. The belief of the LBI Board of Directors that, in light of the reasons discussed above, Simmons was an attractive choice as a long-term affiliation partner of LBI; and

     i. The expectation that the Merger will generally be a tax-free transaction to LBI shareholders who receive Simmons Common Stock by virtue of the Merger (see "Certain Federal Income Tax Consequences").

LBI's Board did not assign any specific or relative weight to the foregoing factors in their considerations.


THE BOARD OF DIRECTORS OF LBI BELIEVES THAT THE PROPOSED ACQUISITION IS IN THE BEST INTEREST OF THE STOCKHOLDERS OF LBI AND RECOMMENDS A VOTE IN FAVOR OF THE ADOPTION OF THE AGREEMENT.

THE AGREEMENT

     The following description of certain features of the Agreement is qualified in its entirety by the full text of the Agreement, which is incorporated herein by reference and attached to this document as Annex I.

     Under the terms of the Agreement, LBI will be merged with and into Simmons in exchange for the issuance by the Company of a maximum of 301,833 newly issued shares of Simmons Common Stock to the holders of the common stock of LBI. The consummation of the Merger is conditioned on it being a tax-free reorganization. Fractional shares of Simmons Common Stock will not be issued in connection with the Merger. A holder of LBI common stock otherwise entitled to a fractional share will be paid cash in lieu of such fractional shares.

     Upon consummation of the Merger, LBI will merge with and into Simmons, and Simmons will be the surviving corporation in the Merger. As a result of the Merger, each share of LBI common stock outstanding immediately prior to the effective time (the "Effective Time") of the Merger (other than shares as to which dissenter's rights have been perfected ("Dissenters' Shares") under either the Arkansas Business Corporation Act of 1965 or the Arkansas Business Corporation Act of 1987) will be converted into the right to receive 30.41445 shares of Simmons Common Stock (the "Exchange Ratio"). The payment of cash for fractional shares will be computed by valuing Simmons Common Stock at the average closing price per share of Simmons Common Stock during the period of ten
(10) trading days on which one or more trades actually takes place ending immediately prior to the fifth trading day preceding the Effective Time.

     Simmons and LBI have agreed, for the period prior to the consummation of the merger, to operate their respective businesses only in the usual, regular and ordinary course. In addition, Simmons and LBI will use reasonable efforts to maintain and keep their respective properties in as good repair and condition as at present, except for ordinary wear and tear and to perform all obligations required under all material contracts, leases, and documents relating to or affecting their respective assets prior to the consummation of the Merger. Simmons and LBI have further agreed that, prior to consummation of the Merger, they will not incur any material liabilities or obligations, except in the ordinary course of business, or take any action which would or is reasonably likely to adversely affect the ability of either Simmons or LBI to obtain any necessary approvals, adversely affect the ability of Simmons or LBI to perform their covenants and agreements under the Agreement, or result in any of the conditions to the Merger not being satisfied. LBI has further agreed that, unless otherwise required by applicable law, it shall not initiate, solicit or encourage any inquiry or proposal which constitutes a competing transaction.

     The Agreement requires that certain conditions occur or be waived prior to the closing date ("Conditions Precedent"), including (a) approval by LBI stockholders by a 66 2/3% majority of all outstanding shares; (b) eligibility of the transaction to be accounted for under the pooling of interest method of accounting, (c) approval by the appropriate bank regulatory authorities; and (d) satisfaction of other customary conditions normally associated with closing a merger transaction. It is also a condition to the Merger that Simmons have an effective registration statement on file with the Securities and Exchange Commission covering the issuance of shares to be exchanged pursuant to the Merger. Prior to the effective date of the Merger, any condition of the Agreement, except those required by law, may be waived by the party benefited by the condition.

     The effective date of the Merger will be the date the Articles of Merger are filed with the Arkansas Secretary of State, or the date so stated in the Articles of Merger. The Agreement provides that a closing date will be set by mutual agreement to occur within a reasonable time following the date on which the last of all regulatory and other approvals necessary to consummate the Merger have been received and all necessary time periods imposed by regulatory authorities have elapsed. The parties may, however, amend the Agreement to provide a later closing date.

     All shares of LBI common stock converted into the right to receive the merger consideration in the Merger shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive a certificate representing shares of Simmons Common Stock into which such shares of LBI common stock are convertible. Certificates previously representing shares of LBI common stock shall be exchanged for certificates representing whole shares of Simmons Common Stock issued in consideration therefor upon the surrender of such certificates as provided below.

     The Agreement provides that Simmons and LBI will cause the Effective Time to occur as promptly as practicable after the approval by the stockholders of LBI of the Agreement and the satisfaction (or waiver, if permissible) of the other conditions set forth in the Agreement. As soon as the date on which the Effective Time is anticipated to occur is determined, Simmons and LBI will publicly announce such date, although no assurance can be given that the Effective Time will occur on such date.

BANK MERGER

     Incidental to the consummation of the Merger, it is anticipated that BOL, the only banking subsidiary of LBI will merge with and into Simmons First Bank of Northwest Arkansas during early 1999 ("Bank Merger"). Simmons First Bank of Northwest Arkansas will be the surviving entity and expects to continue to operate all of the banking offices of BOL as branches. The Bank Merger is conditioned upon the prior completion of the Merger.

REGULATORY APPROVALS

     The Merger is subject to prior approval by the appropriate banking regulatory authorities. Simmons is preparing applications for approval of the Merger with the Board of Governors of the Federal Reserve System
("Federal Reserve") and the Arkansas State Bank Department ("Department")for Simmons to acquire LBI. These applications are expected to be filed with the regulatory agencies within ten days. Upon approval of the Federal Reserve application, the Merger is also subject to review by the Department of Justice as to its competitive effects. Additionally, it is expected that an application will be filed shortly with the Arkansas State Bank Department and the Federal Deposit Insurance Corporation for approval of the Bank Merger. Even though no applications have been filed nor any approvals received, Simmons and LBI expect all applications to be approved in due course after filing.

ANTITRUST MATTERS

     After approval by the Federal Reserve, the Department of Justice has fifteen (15) calendar days in which to challenge the proposed Merger on anti-trust considerations. It is expected that any approval letter from the Federal Reserve will provide that the Merger may not be consummated until fifteen (15) calendar days after the effective date of such letter.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following summary discusses the principal federal income tax consequences of the Merger. The summary is based upon the Code, applicable Treasury Regulations thereunder and administrative rulings and judicial authority as of the date hereof. All of the foregoing are subject to change, and any such change could affect the continuing validity of the discussion. The discussion assumes that holders of shares of LBI common stock hold such shares as a capital asset, and does not address the tax consequences that may be relevant to a particular stockholder subject to special treatment under certain federal income tax laws, such as dealers in securities, banks, insurance companies, tax-exempt organizations, non-United States persons, nor any consequences arising under the laws of any state, locality or foreign jurisdiction.

     Williams & Anderson LLP, counsel to Simmons is of the opinion, subject to the assumptions set forth below, that the Merger will constitute a tax-free reorganization pursuant to Sections 368(a)(1)(A) of the Code and that, accordingly, neither Simmons nor LBI will recognize gain or loss as a result of the Merger, and (ii) holders of LBI common stock who receive shares of Simmons Common Stock for their shares of LBI Stock will not recognize gain or loss in the Merger, except to the extent of cash received in lieu of fractional shares of Simmons Common Stock.

     The foregoing opinion is based upon (i) certain representations of Simmons and LBI, (ii) the assumption that the Merger will be consummated in accordance with its terms, and (iii) the assumption that the "continuity of interest" requirement for tax-free reorganization treatment will be satisfied. The consummation of the Merger is conditioned on the receipt by Simmons and LBI of an opinion of Williams & Anderson LLP confirming that the requirements for tax-free reorganization treatment, including the continuity of interest requirement, have been met and that accordingly, the Merger qualifies as a tax-free reorganization. The discussion below summarizes certain federal income tax consequences of the Merger to a LBI stockholder, assuming that the Merger will qualify as a tax-free reorganization. This discussion does not address nor does the opinion of Williams & Anderson LLP address the tax consequences to the minority shareholders of BOL relating to their exchange of BOL common stock for LBI common stock immediately prior to the consummation of the Merger.

     GENERAL. Except as discussed below with respect to cash received in lieu of a fractional share of Simmons Common Stock, the receipt of Simmons Common Stock by a stockholder of LBI in exchange for such stockholder's shares of LBI common stock will not cause the shareholder to recognize gain or loss. The tax basis of the shares of Simmons Common Stock received will be the same as the tax basis of the shares of LBI common stock exchanged, decreased by the basis of any fractional share interest for which cash is received in the Merger. The holding period of the shares of Simmons Common Stock received will include the holding period of the shares of LBI common stock exchanged therefor.

     FRACTIONAL SHARES. If a holder of shares of LBI common stock receives cash in lieu of a fractional share of Simmons Common Stock in the Merger, such cash amount will be treated as received in exchange for the fractional share of Simmons Common Stock. Gain or loss recognized as a result of that exchange will be equal to the cash amount received for the fractional share of Simmons Common Stock reduced by the proportion of the holder's tax basis in shares of LBI common stock exchanged and allocable to the fractional share of Simmons Common Stock.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. THUS, LBI STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

     The tax opinion of Williams & Anderson LLP described in the first sentence under "Tax Opinion" has been filed as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus is a part.

ACCOUNTING TREATMENT

    Simmons intends to treat the merger as a pooling of interests for accounting purposes. However, the acquisition of the minority interest (1,432 shares or 17.9%) in BOL by LBI immediately prior to the consummation of the Merger will be accounted on a purchase accounting basis. Consequently, in accordance with generally accepted accounting principles, Simmons anticipates that certain adjustments will be made to the asset and liability accounts of LBI related to the purchase accounting for the acquisition of the minority interest in the BOL. No adjustments to the asset and liability accounts of LBI will be made related to the Merger, but such accounts will be combined with the corresponding accounts of the Company.

RIGHT OF DISSENT UNDER THE 1965 ACT

     HOLDERS OF LBI COMMON STOCK WILL BE ENTITLED TO EXERCISE DISSENTER'S RIGHTS EITHER UNDER THE 1965 ACT OR THE 1987 ACT. IF APPROVED, THE ELECTION TO BE GOVERNED BY THE 1987 ACT BY THE STOCKHOLDERS OF LBI, AS DISCUSSED BELOW, WILL BE MADE PRIOR TO CONSUMMATION OF THE MERGER BUT SUBSEQUENT TO A VOTE ON SUCH MERGER. THEREFORE, SIMMONS WILL RECOGNIZE COMPLIANCE WITH EITHER THE 1965 ACT OR THE 1987 ACT AS A VALID EXERCISE OF DISSENTER'S RIGHTS WITH RESPECT TO SUCH MERGER. FOR A DISCUSSION OF THE PROCEDURE TO BE FOLLOWED UNDER THE 1987 ACT, SEE "THE MERGER - RIGHT OF DISSENT UNDER THE 1987 ACT."

             Under Arkansas law, holders of LBI common stock are entitled to dissenters' rights pursuant to Ark. Code Ann. Section 4-26-1007 of the 1965 Act. However, if a holder of shares of LBI common stock chooses to follow the procedure under the 1965 Act, he shall only be entitled to such rights if he complies with that statute. The following summary does not purport to be a complete statement of the method of compliance with Section 4-26-1007 and is qualified by reference to those statutory sections which are attached, hereto in Annex II.

     A holder of LBI stock who wishes to perfect his dissenter's rights in the event that the Merger is approved must:

     (a) File with the corporation, prior to or at the meeting of stockholders at which the vote on the Agreement is to be made, written objection to the Agreement; and

     (b)      Not have voted in favor of the Agreement.

     Any written notice of objection to the Agreement pursuant to clause (a) of the immediately proceeding paragraph should be mailed or delivered to Lincoln Bankshares, Inc., West side of Square, P. O. Box 98, Lincoln, Arkansas 72744,
Attention: Loyd R. Swope, President and Chief Executive Officer. Because the written objection must be delivered prior to or at the stockholder vote on the Agreement, it is recommended, although not required, that a stockholder using the mail should use certified or registered mail, return receipt requested, to confirm that he has made timely delivery.

     Within ten (10) days after the consummation of the Merger, any stockholder objecting to the Merger must make a written demand on Simmons for payment of the fair value of his shares as of the day before the vote on the Agreement was taken. This second notice should be mailed to Simmons First National
Corporation,  501 Main  Street  P. O. Box  7009,  Pine  Bluff,  Arkansas  71611,
Attention: Barry L. Crow, Executive Vice President and Chief Financial Officer. The demand must state the number and class of shares owned. If a demand is not made within the 10-day period, the stockholder is bound by the Agreement.

     Within ten (10) days after the Merger is effected, Simmons shall give notice to each dissenting stockholder who made demand as provided above for the payment of the value of his shares. If the dissenting stockholder and Simmons agree upon the value of the shares within thirty (30) days after the date of the Merger, then payment shall be made within ninety (90) days of the Merger. Simultaneously with the payment, the dissenting stockholder shall surrender the certificates representing his shares.

     If within the thirty-day period no agreement is reached as to the value of the dissenting stockholder's shares, the dissenting stockholder must file a petition in Jefferson County Circuit Court within 60 days after the expiration of the 30-day period asking for a determination of the fair value of his shares. The judgment will be final and is payable only upon and simultaneously with the surrender of the certificates representing the shares to Simmons. If a dissenting stockholder fails to file a petition within the 60-day period, he and all persons claiming under him shall be bound by the terms of the Agreement.

RIGHT TO DISSENT UNDER THE 1987 ACT

HOLDERS OF LBI COMMON STOCK SHALL BE ENTITLED TO DISSENTER'S RIGHTS PURSUANT TO ARK. CODE ANN. SECTION 4-27-1301 ET. SEQ. WITH RESPECT TO THE MERGER.

     The following summary does not purport to be a complete statement of the method of compliance with the applicable statute and is qualified by reference to those statutory sections which are attached to this document in Annex III.

     A holder of LBI Common Stock who wishes to perfect his dissenter's rights in the event that the Merger is adopted must:

             (a) File with the corporation, prior to or at the meeting of stockholders at which the vote on the Agreement is to be made, written objection to the Agreement; and

             (b) Not have voted in favor of the Agreement.

     Any written notice of objection to the Agreement pursuant to clause (a) of the immediately preceding paragraph should be mailed or delivered to Lincoln Bankshares, Inc., P. O. Box 98, West side of Square, Lincoln, Arkansas 72744,
Attention: Mr. Loyd R. Swope, President. Because the written objection must be delivered prior to or at the stockholder vote on the Merger, it is recommended, although not required, that a stockholder using the mail should use certified or registered mail, return receipt requested, to confirm that he has made timely delivery.

     If the Merger is adopted at the stockholders meeting, the corporation must send to the dissenting stockholder, no later than ten (10) days after the corporate action was taken, a dissenter's notice which will inform the stockholder where a demand for payment must be sent, where the stockholder's share certificates must be deposited and provide a form for demanding payment. The dissenter's notice will also notify the stockholder of a time period within not less than thirty (30) nor more than sixty (60) days within which the stockholder must deliver the payment demand form and stock certificates to the corporation.

     As soon as the Merger is consummated, or upon receipt of a payment demand by the dissenting stockholder, Simmons must pay the dissenting stockholder the amount Simmons estimates to be the fair value of the shares, plus accrued interest and deliver to the dissenting stockholder the corporation's balance sheet as of the most recent fiscal year, an income statement for that year, a statement of changes in stockholder equity for that year, and the latest available interim financial statement. At this time, Simmons shall also deliver to the dissenting stockholder a statement of the corporation's estimate of fair value of the shares, an explanation of how interest was calculated, a statement of the dissenter's right to demand a higher value for his shares and a copy of the appropriate statutory provisions governing the dissenters rights procedure.

     Within thirty (30) days after the dissenting stockholder has received payment in the amount the corporation estimates to be the fair value of the shares, the dissenting stockholder must notify the corporation, in writing, of his own estimate of fair value. If the dissenting stockholder does not notify the corporation within this thirty (30) day period, he waives his right to demand a higher payment.

     If the demand for payment remains unsettled for sixty (60) days from the date the corporation receives the dissenting stockholders demand for payment, the corporation must commence a proceeding and file a petition in Jefferson County Circuit Court to determine the fair value of the shares and the amount of accrued interest to be paid.

EXCHANGE RATIO FOR THE MERGER

     Simmons has agreed to issue 301,833 shares of its Class A common stock for all of the shares of LBI outstanding upon the date of the Consummation of the Merger. Currently, LBI has 8,050 shares of common stock outstanding and has committed to issue an additional 1,874 shares of LBI common stock immediately prior to the consummation of the Merger to the minority shareholders of BOL in exchange for 1,432 shares of BOL common stock. Upon the completion of the exchange of LBI stock for the minority shares in the BOL, LBI will have 9,924 shares outstanding. The computed exchange ratio for the Merger based upon 9,924 shares of LBI outstanding is 30.41445 shares of Simmons Common Stock for each share of LBI stock.

EXPENSES OF THE MERGER

     Simmons and LBI will bear their own expenses incident to preparing for, entering into and carrying out the Agreement and the consummation of the Merger, except that Simmons will pay all expenses incident to the preparation of this Proxy Statement and its printing and distribution and for the filing of necessary applications for approval of the Merger with the Federal Reserve and the Department.


PRO FORMA UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

     The following unaudited pro forma combined financial statements assume a business combination between Simmons and Lincoln Bankshares, Inc., (in the form of a merger) accounted for on a pooling of interests basis, except for the acquisition of the minority shares (17.9%) of the Bank of Lincoln, which will be accounted for on a purchase accounting basis. The pro forma combined balance sheets combine the Simmons' June 30, 1998, consolidated balance sheet with
Lincoln  Bankshares,   Inc.'s,  June  30,  1998  consolidated   balance  sheet,
respectively, giving effect to the merger as if such transaction had occurred as of such dates. The pro forma combined statements of income combine Simmons' historical consolidated statements of income for the unaudited six month period ended June 30, 1998 and the three fiscal years ended December 31, 1997, 1996 and 1995, with the corresponding historical consolidated statements of income of Lincoln Bankshares, Inc. for such periods, giving effect to the merger as if such transaction had happened at the beginning of the respective periods.

     The unaudited historical consolidated financial statement data of Simmons as of June 30, 1998, and for the six month periods ended June 30, 1998 and 1997, and the unaudited historical consolidated financial statement data of Lincoln Bankshares, Inc. as of June 30, 1998, and the six month periods ended June 30, 1998 and 1997 and years ended December 31, 1996 and 1995, have been prepared on the same basis as the historical information derived from audited financial statements, and, in the opinion of their respective managements, reflect all adjustments, consisting only of normal occurring accruals, necessary for a fair presentation of the financial position and results of operations for such periods.

     The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the actual operating results or financial position of the combined entity that would have been achieved had the merger been consummated at the dates presented, nor is it necessarily indicative of the combined entity's future operating results or financial position. The unaudited pro forma combined financial statements do not incorporate any benefits from costs savings or synergies of operations of the combined entity that may occur. Simmons and Lincoln Bankshares, Inc. anticipate incurring direct transaction costs and integration costs related to the merger. Such anticipated costs are not reflected in the pro forma information.

     The pro forma combined financial statements are based on the historical consolidated financial statements of Simmons and Lincoln Bankshares, Inc. and the notes thereto, and should be read in conjunction with the financial statements of Simmons and Lincoln Bankshares, Inc. included elsewhere in this document and incorporated by reference herein.



                                                 SIMMONS FIRST NATIONAL CORPORATION
                                            PRO FORMA COMBINED BALANCE SHEET (Unaudited)
                                                           June 30, 1998
                                                           (In Thousands)


                                                                                                    Simmons First
                                             Simmons First                                            National
                                               National             Lincoln                          Corporation
                                              Corporation      Bankshares, Inc.    Adjustments        Pro Forma
                                             -------------     ----------------    -----------       ------------

Assets
     Cash and cash equivalents              $       96,890    $         8,100                --    $       104,990
     Investment securities                         323,202             12,236                --            335,438
     Net loans                                     820,736             52,183                --            872,919
     Other earning assets                            7,298                 --                --              7,298
     Other assets                                   90,808              2,781             1,041 (a)         94,630
                                            --------------    ---------------     -------------    ---------------
     Total assets                           $    1,338,934    $        75,300     $       1,041    $     1,415,275
                                             =============     ==============      ============     ==============

Liabilities
     Deposits                               $    1,104,448    $        68,016                --    $     1,172,464
     Other liabilities                             117,636              2,595            (1,121)(a)        119,110
                                            --------------    ---------------     --------------          --------
     Total liabilities                           1,222,084             70,611            (1,121)         1,291,574
                                            --------------    ---------------     --------------   ---------------

Equity Capital
     Common stock                                    5,741                 10                57 (a)          6,043
                                                                                            235 (b)
     Surplus                                        45,287                518             2,105 (a)         46,907
                                                                                         (1,003)(c)
     Undivided profits                              64,383              4,929                               69,312
     Treasury stock                                     --               (768)              768 (d)              --
     Unrealized appreciation
        on available-for-sale securities             1,439                 --                --              1,439
                                            --------------    ---------------     -------------    ---------------
     Total stockholders' equity                    116,850              4,689             2,162            123,701
                                            --------------    ---------------     -------------    ---------------
     Total liabilities & stockholders'      $    1,338,934     $       75,300      $      1,041    $     1,415,275
     equity                                  =============      =============       ===========    ===============




(a) To record the purchase of the minority interest in the Bank of Lincoln Allocation of the purchase price to fair value of other assets and liabilities is not expected to be material.
(b) Adjustment to common stock to account for the merger.
(c) Adjustment to surplus to account for the merger (d) Adjustment to eliminate Lincoln Bankshares treasury stock.


                                                  SIMMONS FIRST NATIONAL CORPORATION
                                            PRO FORMA COMBINED INCOME STATEMENTS (Unaudited)
                                               For the Six Months Ended June 30, 1998
                                               (In Thousands, Except Per Share Data)


                                                                                                    Simmons First
                                             Simmons First                                            National
                                               National             Lincoln                          Corporation
                                              Corporation      Bankshares, Inc.    Adjustments        Pro Forma
                                             -------------     ----------------    -----------       ------------
Interest income
     Loans                                  $       36,495    $       ,553        $         --     $        39,048
     Investment securities                           9,828             383                  --              10,211
     Other interest income                           2,349             114                  --               2,463
                                            --------------    -------------        -----------     ---------------

          Total interest income                     48,672           3,050                  --              51,722
                                            --------------    ------------        ------------     ---------------

Interest expense
     Deposits                                       21,759           1,484                  --              23,243
     Other interest expense                          3,328              49                  --               3,377
                                            --------------    ------------        ------------     ---------------

          Total interest expense                    25,087           1,533                  --              26,620
                                            --------------    ------------        ------------     ---------------

Net interest income                                 23,585           1,517                  --              25,102
     Provision for loan losses                       4,849             135                  --               4,984
                                            --------------    ------------        ------------     ---------------

Net interest income after provision
     for loan losses                                18,736           1,382                  --              20,118
                                            --------------    ------------        ------------     ---------------

Non-interest income
     Trust                                           1,561              --                  --               1,561
     Service charges on deposit accounts             2,675             178                  --               2,853
     Other service charges and fees                    699              76                  --                 775
     Credit card fees                                4,518              --                  --               4,518
     Mortgage servicing and fees                     3,667              --                  --               3,667
     All other non-interest income                   4,839              29                  --               4,868
                                            --------------    ------------        ------------     ---------------

          Total non-interest income                 17,959             283                  --              18,242
                                            --------------    ------------        ------------     ---------------

Non-interest expense
     Salaries and employee benefits                 13,979             608                  --              14,587
     Occupancy expense, net                          1,659              55                  --               1,714
     Furniture and equipment expense                 1,830              80                  --               1,910
     Other non-interest expense                     10,370             354                  44(a)           10,768
                                            --------------    ------------        ------------     ---------------

          Total non-interest expense                27,838           1,097                  44              28,979
                                            --------------    ------------        ------------     ---------------

Income before income taxes                           8,857             568                 (44)              9,381
     Provision for income taxes                      2,587             186                  --               2,773
                                            --------------    ------------        ------------     ---------------
Net income before minority interest                  6,270             382                 (44)              6,608
     Minority interest                                  --              72                 (72)(b)              --
                                            --------------    ------------        ------------     ---------------
Net income                                  $        6,270    $        310        $         28     $         6,608
                                             =============     ===========         ===========      ==============

Basic earnings per share                    $         1.09    $      38.51        $       0.01     $         1.10
                                             =============     ===========         ===========      =============

Diluted earnings per share                  $         1.07    $      38.51        $       0.01     $          1.08
                                             =============     ===========         ===========      ==============



(a) Amortization of goodwill related to the purchase of minority interest in the Bank of Lincoln.
(b)   Elimination of minority interest.


                                                 SIMMONS FIRST NATIONAL CORPORATION
                                                PRO FORMA COMBINED INCOME STATEMENTS
                                                For the Year Ended December 31, 1997
                                               (In Thousands, Except Per Share Data)



                                                                                                    Simmons First
                                              Simmons First                                           National
                                                National          Lincoln                            Corporation
                                               Corporation   Bankshares, Inc.    Adjustments          Pro Forma
                                              ------------  -----------------    -----------         ------------
Interest income
     Loans                                 $        58,544    $       4,868     $          --    $      63,412
     Investment securities                          16,490              841                --           17,331
     Other interest income                           3,372              131                --            3,503
                                            --------------    -------------     -------------    -------------

          Total interest income                     78,406            5,840                --           84,246
                                            --------------    -------------     -------------    -------------

Interest expense
     Deposits                                       33,869            2,761                --           36,630
     Other interest expense                          4,122              123                --            4,245
                                            --------------    -------------     -------------    -------------

          Total interest expense                    37,991            2,884                --           40,875
                                            --------------    -------------     -------------    -------------

Net interest income                                 40,415            2,956                --           43,371
     Provision for loan losses                       4,013              523                --            4,536
                                            --------------    -------------     -------------    -------------

Net interest income after provision
       for loan losses                              36,402            2,433                --           38,835
                                            --------------    -------------     -------------    -------------

Non-interest income
     Trust                                           2,536               --                --            2,536
     Service charges on deposit accounts             4,146              395                --            4,541
     Other service charges and fees                  1,296              113                --            1,409
     Credit card fees                                9,433               --                --            9,433
     Mortgage servicing and fees                     7,766               --                --            7,766
     All other non-interest income                   2,368               73                --            2,441
                                            --------------    -------------     -------------    -------------

          Total non-interest income                 27,545              581                --           28,126
                                            --------------    -------------     -------------    -------------

Non-interest expense
     Salaries and employee benefits                 23,793            1,174                --           24,967
     Occupancy expense, net                          2,857              108                --            2,965
     Furniture and equipment expense                 3,219              160                --            3,379
     Other non-interest expense                     17,065              551                88(a)        17,704
                                            --------------    -------------     -------------    -------------

          Total non-interest expense                46,934            1,993                88           49,015
                                            --------------    -------------     -------------    -------------

Income before income taxes                          17,013            1,021               (88)          17,946
     Provision for income taxes                      5,024              423                --            5,447
                                            --------------    -------------     -------------    -------------
Net income before minority interest                 11,989              598               (88)          12,499
     Minority interest                                  --              126              (126)(b)           --
                                            --------------    -------------     -------------          -------
Net income                                  $       11,989    $         472     $          38    $      12,499
                                             =============     ============      ============     ============

Basic earnings per share                    $         2.10    $       58.63     $        0.01    $        2.08
                                             =============     ============      ============     ============

Diluted earnings per share                  $         2.07    $       58.63     $        0.01    $        2.05
                                             =============     ============      ============     ============

(a) Amortization of goodwill related to the purchase of minority interest in the Bank of Lincoln.
(b)   Elimination of minority interest.






                                                 SIMMONS FIRST NATIONAL CORPORATION
                                          PRO FORMA COMBINED INCOME STATEMENTS (Unaudited)
                                                For the Year Ended December 31, 1996
                                               (In Thousands, Except Per Share Data)




                                                                                                   Simmons First
                                              Simmons First                                           National
                                                National        Lincoln                             Corporation
                                               Corporation   Bankshares, Inc.     Adjustments        Pro Forma
                                              -------------  ----------------     -----------      -------------
Interest income
     Loans                                  $       44,333    $       4,237     $          --    $      48,570
     Investment securities                          13,664              842                --           14,506
     Other interest income                           3,370              143                --            3,513
                                            --------------    -------------     -------------    -------------

          Total interest income                     61,367            5,222                --           66,589
                                            --------------    -------------     -------------    -------------

Interest Expense
     Deposits                                       25,769            2,471                --           28,240
     Other interest expense                          1,793              139                --            1,932
                                            --------------    -------------     -------------    -------------

          Total interest expense                    27,562            2,610                --           30,172
                                            --------------    -------------     -------------    -------------

Net interest income                                 33,805            2,612                --           36,417
     Provision for loan losses                       2,341              166                --            2,507
                                            --------------    -------------     -------------    -------------

Net interest income after provision                 31,464            2,446                --           33,910
                                            --------------    -------------     -------------    -------------
     for loan losses
Non-interest income
     Trust                                           2,166               --                --            2,166
     Service charges on deposit accounts             3,222              353                --            3,575
     Other service charges and fees                  1,069              116                --            1,185
     Credit card fees                                9,601               --                --            9,601
     Mortgage servicing and mortgage-related fees    7,095               --                --            7,095
     All other non-interest income                   1,963               80                --            2,043
                                            --------------    -------------     -------------    -------------

          Total non-interest income                 25,116              549                --           25,665
                                            --------------    -------------     -------------    -------------

Non-interest expense
     Salaries and employee benefits                 21,774            1,031                --           22,805
     Occupancy expense, net                          2,310              105                --            2,415
     Furniture and equipment expense                 2,416              158                --            2,574
     Other non-interest expense                     15,456              483                88(a)        16,027
                                            --------------    -------------     -------------    -------------

          Total non-interest expense                41,956            1,777                88           43,821
                                            --------------    -------------     -------------    -------------

Income before income taxes                          14,624            1,218               (88)          15,754
     Provision for income taxes                      4,323              433                --            4,756
                                            --------------    -------------     -------------    -------------
Net income before minority interest                 10,301              785               (88)          10,998
     Minority interest                                  --              149              (149)(b)           --
                                            --------------    -------------     --------------         -------
Net income                                  $       10,301    $         636     $          61    $      10,998
                                             =============     ============      ============     ============

Basic earnings per share                    $        1.81     $       79.01     $       0.01     $        1.83
                                             ============      ============      ===========      ============

Diluted earnings per share                  $        1.79     $       79.01     $       0.01     $        1.81
                                             ============      ============      ===========      ============



(a) Amortization of goodwill related to the purchase of minority interest in the Bank of Lincoln.
(b)   Elimination of minority interest.


                                                 SIMMONS FIRST NATIONAL CORPORATION
                                          PRO FORMA COMBINED INCOME STATEMENTS (Unaudited)
                                                For the Year Ended December 31, 1995
                                               (In Thousands, Except Per Share Data)



                                                                                                   Simmons First
                                             Simmons First                                            National
                                               National            Lincoln                          Corporation
                                              Corporation     Bankshares, Inc.    Adjustments         Pro Forma
                                             -------------    ----------------    -----------       -------------
Interest income
     Loans                                  $       39,917    $       3,781     $          --    $      43,698
     Investment securities                          12,996              651                --           13,647
     Other interest income                           3,316              130                --            3,446
                                            --------------    -------------     -------------    -------------

          Total interest income                     56,229            4,562                --           60,791
                                            --------------    -------------     -------------    -------------

Interest expense
     Deposits                                       22,264            2,155                --           24,419
     Other interest expense                          2,201              153                --            2,354
                                            --------------    -------------     -------------    -------------

          Total interest expense                    24,465            2,308                --           26,773
                                            --------------    -------------     -------------    -------------

Net interest income                                 31,764            2,254                --           34,018
     Provision for loan losses                       2,092               96                --            2,188
                                            --------------    -------------     -------------    -------------

Net interest income after provision                 29,672            2,158                --           31,830
                                            --------------    -------------     -------------    -------------
     for loan losses
Non-interest income
     Trust                                           1,790               --                --            1,790
     Service charges on deposit accounts             2,768              326                --            3,094
     Other service charges and fees                    825               87                --              912
     Credit card fees                               10,114               --                --           10,114
     Mortgage servicing and mortgage-related fees    6,092               --                --            6,092
     All other non-interest income                   2,776               71                --            2,847
                                            --------------    -------------     -------------    -------------

          Total non-interest income                 24,365              484                --           24,849
                                            --------------    -------------     -------------    -------------

Non-interest expense
     Salaries and employee benefits                 21,192              983                --           22,175
     Occupancy expense, net                          2,512               93                --            2,605
     Furniture and equipment expense                 2,167              148                --            2,315
     Other non-interest expense                     13,949              513                88(a)        14,550
                                            --------------    -------------     -------------    -------------

          Total non-interest expense                39,820            1,737                88           41,645
                                            --------------    -------------     -------------    -------------

Income before income taxes                          14,217              905               (88)          15,034
     Provision for income taxes                      4,198              407                --            4,605
                                            --------------    -------------     -------------    -------------
Net income before minority interest                 10,019              498               (88)          10,429
     Minority interest                                  --               99               (99)(b)           99
                                            --------------    -------------     --------------   -------------
Net income                                  $       10,019    $         399     $          11    $      10,429
                                             =============     ============      ============    =============

Basic earnings per share                    $        1.77     $       49.57     $       0.00     $        1.74
                                             ============      ============      ===========      ============

Diluted earnings per share                  $        1.75     $       49.57     $       0.00     $        1.73
                                             ============      ============      ===========      ============


(a) Amortization of goodwill related to the purchase of minority interest in the Bank of Lincoln.
(b)   Elimination of minority interest.

       ELECTION BY LINCOLN BANKSHARES, INC. STOCKHOLDERS UNDER THE 1987 ACT

ELECTION INCIDENTAL TO THE MERGER

     THE ELECTION BY THE STOCKHOLDERS OF LBI TO BE GOVERNED BY THE ARKANSAS BUSINESS CORPORATION ACT OF 1987 IS INCIDENTAL TO THE MERGER PROPOSAL AND
APPROVAL OF SUCH ELECTION WILL HAVE NO FORCE OR EFFECT UNLESS THE MERGER IS LIKEWISE APPROVED.

REASON FOR THE ELECTION

     LBI is an Arkansas corporation organized under the Arkansas Business Corporation Act of 1965, codified at Ark. Code Ann. Section 4-26-101 et. seq. The 1987 Act is applicable to corporations that were incorporated on or after January 1, 1988 or those "1965 Act" corporations that elect to be governed by the 1987 Act by amending their Articles of Incorporation to adopt the 1987 Act. The stockholders of Simmons elected to be governed by the 1987 Act by amending its Articles of Incorporation during 1994.

             The 1965 Act and 1987 Act have statutory merger procedures that must be followed in order to legally consummate a merger. Although both acts contain similar provisions, it is advisable for LBI to elect to be governed by the 1987 Act in order to facilitate compliance with the applicable statutory requirements.

RESULT OF THE ELECTION

     The affirmative vote of two-thirds of all outstanding shares of LBI common stock will authorize LBI to amend its Articles of Incorporation and thereby elect to be governed by the 1987 Act. Simmons is governed by the 1987 Act and shares of Simmons Common Stock received by LBI stockholders upon consummation of the Merger will entitle such stockholders to rights under the 1987 Act. The following discussion is a summary analysis of the material differences between the 1965 and 1987 Act with respect to Stockholders' rights.

     Powers of Directors in Setting Preferences, Rights and Limitation of Classes and Series of Stocks. The 1965 Act states that the preferences, rights and limitations of classes of stock must be specified in the Articles, and that the power to establish certain limited rights and preferences for a series may be delegated to the Board. The 1987 Act, authorizes the inclusion of a provision in the Articles granting the Board the power to set the preferences, rights and limitations of any class or series of stock before issuance of any shares of the class or series. The power so granted is exercised by the adoption by the Board and the filing with the Secretary of State of Articles of Amendment, specifying the terms of such class or series of stock.

     Preemptive Rights. The 1987 Act denies stockholders preemptive rights (i.e., the right of existing stockholders to acquire newly-issued shares of stock on a pro rata basis of current ownership interest) unless the Articles specifically authorize preemptive rights. In contrast, the 1965 Act grants certain preemptive rights unless denied by the Articles.

     Restrictions On Distributions. The 1987 Act allows a corporation to elect in its Articles to restrict its ability to make distributions. The 1965 Act has no such provision.

     Quorum. The 1987 Act, like the 1965 Act, provides that a quorum, for purposes of a stockholders meeting, will be a majority of the shares entitled to vote unless the Articles provide otherwise. The 1965 Act provides that a quorum may not be less that one-third of the shares entitled to vote, but the 1987 Act does not provide a minimum size for the quorum.

     Cumulative Voting. Cumulative voting is a method of voting for directors in which each share entitled to vote is granted as many votes as there are board positions being voted on. The shareholder may "cumulate" his votes by casting all such votes for a one or more directors, rather than spreading his votes among all available directors. The 1987 Act does not allow cumulative voting for directors unless the Articles of Incorporation so provide. However, the 1965 Act grants stockholders absolute cumulative voting rights.

     Removal of Directors. The 1987 Act allows the Articles to provide that directors may be removed only for cause. The 1965 Act provides generally that directors may be removed with or without cause by a majority of the shares entitled to vote.

     Vacancy on Board of Directors. Unless the Articles provide otherwise, the 1987 Act grants authority to either the stockholders or the directors to fill any vacancy on the Board, the 1965 Act only authorizes the Board to fill any such vacancy.

     Amendment of By-Laws. The 1987 Act provides that the Articles may reserve to the stockholders the power to amend a corporation's by-laws. If the power is not so reserved, both the board and the stockholders are authorized to amend the by-laws. The 1965 Act grants the sole power to amend the by-laws to the board of directors unless the Articles specifically reserve this power to the stockholders.

     By-Law Increasing Quorum or Voting Requirements for Stockholders. The 1987 Act allows the adoption of a by-law by the shareholders that fixes a greater quorum or voting requirement for stockholder action than the statutory requirement if such by-law is authorized by the Articles of Incorporation. The 1965 Act does not contain any such provision.

     Voting to Adopt Merger. The 1987 Act sets the voting requirement for approval of mergers at a majority of the shares entitled to vote, and further provides that the Articles may establish a greater voting requirement for mergers than the statutory minimum requirement. The 1965 Act requires two-thirds of the votes entitled to be cast to approve a merger.

     Notice of Stockholder Meetings. Both the 1987 Act and the 1965 Act requires notice of the date, time, and place of each annual or special meeting of the stockholders. The Arkansas Constitution requires that corporations give notice to shareholders of a meeting, no less than 60 days nor more than 75 days, if a proposal to increase the authorized capital stock or bonded indebtedness of the corporation, is to be considered at the meeting. Under the 1987 Act, in all other cases the notice must be given no fewer than 10 and no more than 60 days before the meeting date. Under the 1965 Act in all other cases, notice cannot be given fewer than 10 nor more than 50 days prior to the meeting.

     Proxies. Both the 1965 Act and the 1987 Act allows a stockholder to vote by proxy under the same procedures.

     Voting. The 1987 Act, unlike the 1965 Act, does not count abstaining votes in determining whether there are sufficient affirmative votes to approve a measure. The 1965 Act states that (unless a greater number is required by statute or by the Articles) approval by stockholders takes the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the subject matter. The 1987 Act, however, provides that the action is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action.

     Dissenting Stockholders. Those transactions giving rise to dissenters' rights under the 1965 Act are as follows:

     1. Consummation of a sale of all, or substantially all, of the assets of a corporation, other than in the usual or ordinary course of its business.

     2. Consummation of a merger or consolidation to which the corporation is a party unless on the date the Articles of Merger are filed the surviving corporation wholly owns the other corporations that are parties to the Merger.

     Under the 1987 Act, a stockholder is entitled to dissent from the following corporate actions:

     1. Consummation of a plan of merger to which the corporation is a party if stockholder approval is required or if the corporation is a subsidiary that is merged with its parent;

     2. Consummation of a plan of share exchange to which the corporation is a party and which requires stockholder approval;

     3. Consummation of a sale or exchange of all, or substantially all, of the property of the corporation, other than in the usual and regular course of business, if stockholder approval is required;

     4. An amendment of the Articles of Incorporation that materially and adversely affects the rights of dissenters' shares; or

     5. Any other corporate action taken pursuant to a stockholder vote to the extend the Articles of Incorporation, the By-Laws, or a resolution of the board of directors provides that stockholders are entitled to dissent.

     For a summary of the procedure that would be followed in order to exercise dissenters' rights under the 1965 Act, See "The Merger - Right of Dissent under the 1965 Act." For a summary of the procedure that would be followed in order to exercise dissenters' rights under the 1987 Act, See "The Merger - Right of Dissent under the 1987 Act."

                         SIMMONS FIRST NATIONAL CORPORATION
GENERAL

     Simmons is a multi-bank holding company incorporated in 1968 for the purpose of holding all of the outstanding stock of Simmons First National Bank. Subsequently, Simmons acquired six additional banks as summarized below

              Bank                           Location          Acquisition  Date
Simmons First Bank of Jonesboro          Jonesboro, Arkansas           1984
Simmons First Bank of South Arkansas     Lake Village, Arkansas        1984
Simmons First Bank of Dumas              Dumas, Arkansas               1995
Simmons First Bank of Northwest Arkansas Rogers, Arkansas              1995
Simmons First Bank of Russellville       Russellville, Arkansas        1997
Simmons First Bank of Searcy             Searcy, Arkansas              1997

Each of the banks are wholly-owned by Simmons.

     Simmons is an Arkansas corporation which has registered with the Federal Reserve as a bank holding company pursuant to the Bank Holding Company Act of 1956, as amended, and is regulated by the Federal Reserve. Simmons First National Bank is organized under the laws of the United States and is regulated by the Office of the Comptroller of the Currency. Simmons First Bank of Jonesboro, Simmons First Bank of South Arkansas, Simmons First Bank of Dumas and Simmons First Bank of Northwest Arkansas are organized under the laws of the State of Arkansas and are regulated by the Arkansas Bank Department and the Federal Deposit Insurance Corporation. Simmons First Bank of Russellville and Simmons First Bank of Searcy Arkansas are organized under the laws of the State of Arkansas and are regulated by the Arkansas Bank Department and as Federal Reserve member banks are regulated by the Board of Governors of the Federal Reserve System.

     Below are the assets, deposits and stockholders' equity as of June 30, 1998 for Simmons on a consolidated basis and separately for its seven bank subsidiaries (collectively "subsidiary banks"):

                                               Assets       Deposits     Stockholders' Equity
Simmons                                     $1,338,934    $1,104,448        $  116,850
SFNB (Pine Bluff)                              687,251       559,975            60,154
SFB Jonesboro                                  131,059       115,404             9,651
SFB South Arkansas                              54,346        49,163             4,775
SFB Dumas                                       32,553        28,788             3,297
SFB Northwest Arkansas                          79,660        73,074             6,153
SFB Russellville                               246,097       193,886            42,557
SFB Searcy                                     109,736        88,224            12,447



     The banks offer customary services of banks of similar size and similar markets, including interest bearing and non-interest bearing deposit accounts; credit card, commercial, real estate and personal loans; trust services; mortgage banking; securities brokerage; correspondent banking services and safe deposit box activities.

     The financial services and banking industry is highly competitive. The subsidiary banks of Simmons actively compete with national and state banks, savings and loan associations, credit unions, securities dealers, mortgage bankers, finance companies and insurance companies.

REGULATION

     Simmons is a registered bank holding company pursuant to the Bank Holding Company Act of 1956, as amended (the "Act"), and as such, is subject to regulation and examination by the Federal Reserve and is required to file with the Federal Reserve annual reports and other information regarding its business operations and those of its subsidiaries. The Act provides that a bank holding company may be required to obtain Federal Reserve Board approval for the acquisition of more than 5% of the voting securities of, or substantially all of the assets of, any bank or bank holding company, unless it already owns a majority of the voting securities of such bank or bank holding company. The Act prohibits Simmons and its subsidiaries from engaging in any business other than banking or activities closely related to banking specifically allowed by the Federal Reserve. The Act also prohibits Simmons and its subsidiaries from engaging in certain tie-in arrangements in connection with the extension of credit, the lease or sale of property or the provision of any services.

     As a registered bank holding company, Simmons is subject to the Federal Reserve's position that a bank holding company should serve as a "source of strength" for its bank subsidiaries. In an early application of the doctrine the Federal Reserve Board announced that failure to assist a troubled bank subsidiary when its holding company was in a position to do so was an unsafe and unsound practice and the Federal Reserve Board claimed the authority to order a bank holding company to capitalize its subsidiary banks.

     In 1991 Congress modified the source of strength doctrine by creating a system of prompt corrective actions under which the federal banking agencies are required to take certain actions to resolve the problems of depository institutions based on their level of capitalization. In a bank holding company organization, an undercapitalized insured depository institution must submit a capital restoration plan to the appropriate agency which may not accept the plan unless the company controlling the institution has guaranteed that the institution will comply with the plan until the institution has been adequately capitalized on average during each of four consecutive calendar quarters. The aggregate liability to the guaranteeing companies is the lesser of an amount equal to 5 percent of the institution's total assets at the time the institution became undercapitalized, or the amount which is necessary to bring the institution into compliance with applicable capital standards.

     For a significantly undercapitalized institution, the appropriate agency must prohibit a bank holding company from making any capital distribution without prior Federal Reserve approval. The agency also may require a bank holding company to divest or liquidate the institution.

     Simmons and its subsidiaries are also subject to various federal banking laws including the Financial Institutions, Reform, Recovery and Enforcement Act of 1989 ("FIRREA") which, among other things, made substantive changes to the deposit insurance system. As a part of the reorganization of the deposit insurance funds, the deposit premiums for insurance of Bank Insurance Fund members were significantly increased. FIRREA also authorized bank holding companies to acquire savings and thrift institutions without tandem operation restrictions. Furthermore, FIRREA expanded the authority of regulatory agencies to assess severe penalties ranging from $5,000 per day to $1,000,000 per day, on persons or institutions that the agency finds in violation of a broad range of activities.

     Simmons and its subsidiaries are also subject to the provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991, which provided for industry-wide standards in such areas as real estate lending, further restrictions on brokered deposits and insider lending, establishment of a risk-based deposit insurance system, enhanced examinations and audits of banking institutions, the adoption of a Truth-in-Savings Act, various merger-and-acquisitions related provisions, and the implementation of legislation on foreign bank operations in the United States.

     The provisions of the Community Reinvestment Act of 1977, as amended, are applicable to the subsidiaries of Simmons. Federal regulators are required to consider performance under the Community Reinvestment Act before approving an application to establish a branch or acquire another financial institution. The Federal Reserve has promulgated regulations governing compliance with the Community Reinvestment Act in Regulation BB. Recent regulatory and statutory developments show that compliance with the Community Reinvestment Act is subject to strict scrutiny and is often grounds for denial of an application to federal regulators. Simmons' subsidiary banks are all rated "satisfactory" for CRA purposes.

     On January 19, 1989, the Federal Reserve issued final guidelines to implement risk-based capital requirements for bank holding companies. The guidelines establish a framework that makes regulatory capital requirements more sensitive to differences in risk profiles among banking organizations, incorporates off-balance sheet exposures into the assessment of capital adequacy, and minimizes disincentives to holding liquid, low-risk assets. The guidelines provided for phasing in risk-based capital standards through the end of 1992, at which time the standards became fully effective. Simmons' June 30, 1998 Tier I capital ratio of 11.67% and Total risk-based capital ratio of 12.92% exceed the current minimum regulatory requirements of 6.00% and 10.00%, respectively, for classification as a well-capitalized institution.

The table below illustrates all of the capital requirements applicable to Simmons and its subsidiaries.

                   REGULATORY COMPARISON OF CAPITAL RATIOS
                     SIMMONS FIRST NATIONAL CORPORATION



                                             June 30,            Regulatory
                                               1998                Minimum
                                        -----------------    ------------------
Total Risk-Based Capital                     12.92%                8.00%
Tier 1 Capital                               11.67%                4.00%
Leverage Ratio                                7.78%                4.00%



     Simmons and its subsidiary banks are subject to a variety of regulations concerning the maintenance of reserves against deposits, limitations on the rates that can be charged on loans or paid on deposits, branching, restrictions on the nature and amounts of loans and investments that can be made and limits on daylight overdrafts.

     The subsidiary banks are limited in the amount of dividends they may declare. Prior approval must be obtained from the appropriate regulatory authorities before dividends can be paid by the Banks to Simmons if the amount of adjusted capital, surplus and retained earnings is below defined regulatory limits. Simmons and the subsidiary banks had available for payment of dividends without regulatory approval, approximately $4 million of undistributed earnings as of June 30, 1998. The subsidiary banks are also restricted from extending credit or making loans to or investments in Simmons and certain other affiliates as defined in the Act. Furthermore, loans and extensions of credit are subject to certain other collateral requirements.

OFFICES

     Simmons' executive offices are located in the offices of Simmons First National Bank, 501 Main Street, Pine Bluff, Arkansas 71601.

EMPLOYEES

     As of June 30, 1998, Simmons and the subsidiary banks had approximately 742
full-time  equivalent   employees,   which  are  employed  as set forth below:


                           Entity                                  Employees
                       -------------------                      ---------------
                       Simmons                                          36
                       SFNB (Pine Bluff)                               470
                       SFB Jonesboro                                    52
                       SFB South Arkansas                               17
                       SFB Dumas                                        11
                       SFB Northwest Arkansas                           28
                       SFB Russellville                                 86
                       SFB Searcy                                       42



DESCRIPTION OF SIMMONS COMMON STOCK

             The following summary of the terms of Simmons Common Stock does not purport to be complete and is qualified in its entirety by reference to the Arkansas Business Corporation Act of 1987 and Simmons's Amended and Restated Articles of Incorporation. Simmons' Amended and Restated Articles of
Incorporation authorize the issuance of 30,000,000 shares of Common Stock, $1.00 par value. As of September 28, 1998, there are 5,742,818 fully paid and non-assessable shares of Simmons Common Stock issued and outstanding.

             Each share of Simmons Common Stock is entitled to one vote on all matters to be voted on by stockholders, and to dividends when and if declared from time to time by the Board of Directors. There are no rights of preemption or cumulative voting associated with the Simmons Common Stock. Upon liquidation, each share would be entitled to share pro rata in all of the assets of Simmons available for distribution to the holders of Common Stock. The transfer agent for Simmons Common Stock is Simmons First National Bank. Simmons Common Stock is traded on NASDAQ-National Market System over-the-counter under the symbol of "SFNCA."

RESALE OF SIMMONS COMMON STOCK

     The shares of Simmons Common Stock to be issued to LBI stockholders in the Merger will be registered under the Securities Act of 1933, as amended (the "Securities Act"), thereby allowing such shares to be freely traded without restriction by persons who will not be "affiliates" of Simmons and who were not affiliates of LBI, as that term is defined in the Securities Act.

      Directors and certain officers and stockholders of LBI may be deemed to be "affiliates" of LBI within the meaning of the Securities Act. Accordingly, resales by such persons of any shares of Simmons Common Stock received by them in the Merger are restricted and may be made only if such stock is registered under the Securities Act or an exemption from the registration requirements of the Securities Act is available.

     All such persons should carefully consider the limitations imposed by Rules 144 and 145 promulgated under the Securities Act ("Rule 144" and "Rule 145") prior to effecting any resales of such Simmons Common Stock. Pursuant to Rule 145, the sale of Simmons Common Stock held by those persons who are affiliates of LBI will be subject to certain restrictions. For one year following the Effective Date, such persons may sell the Simmons First Stock only if (i) Simmons has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), during the preceding twelve months, (ii) such Simmons Common Stock is sold in "brokers' transactions" as that term is defined in Section 4(4) of the Securities Act,
(iii) the person selling such Simmons Common Stock does not solicit or arrange for the solicitation of orders to buy such Simmons Common Stock in anticipation of or in connection with such transaction nor make any payment in connection with the offer or sale of such Simmons Common Stock to any person other than the broker who executes the order to sell, and (iv) sales made by such person within the preceding three months do not exceed 1% of the outstanding shares of that class. Shares of the Simmons Common Stock held for more than one year but less than two years after the Effective Date of the Merger may be sold freely if Simmons is in compliance with the above discussed Exchange Act reporting requirements. Once the shares of Simmons Common Stock have been held for two years after the Effective Date, they may be sold free from the restrictions of Rules 144 and 145.

     It is a condition of Simmons' obligation to consummate the Merger that Simmons shall have received an agreement in form and substance satisfactory to it, executed and delivered by each holder of LBI Stock who is determined to be an affiliate of LBI, providing, among other things, that such holder (i) will not sell, transfer or in any way reduce his risk with respect to his shares of Simmons Common Stock until such time as Simmons shall have published financial results covering at least 30 days of post-Merger combined operations, and (ii) has no present intent to sell, transfer or otherwise dispose of any of his shares of Simmons Common Stock.

NO SHAREHOLDER APPROVAL REQUIRED

     The Board of Directors of Simmons approved the Merger on August 19, 1998. The shareholders of Simmons are not required to approve the merger. Consequently, no proxies will be solicited from shareholders of Simmons for approval of this transaction. No dissenter's rights with respect to holders of shares of Simmons Common Stock will arise due to the Merger.

OTHER PENDING TRANSACTIONS

     Simmons First National Corporation entered into a definitive Agreement and Plan of Merger with American Bancshares of Arkansas, Inc. on July 24, 1998. The Agreement and merger has been approved by the Board of Directors, but has not yet been submitted to its shareholders for approval. American Bancshares of Arkansas, Inc. had consolidated assets of $87 million and consolidated net worth of $9.4 million, as of June 30, 1998. If the American Bancshares merger is approved by the shareholders, the Company will issue an aggregate of 464,894 shares of its Class A common stock to the shareholders of American Bancshares in consummating the transaction. A Registration Statement concerning the American Bancshares transaction was filed on October 28, 1998, but has not yet become effective. It is expected that an effective Registration for the American Bancshares transaction will be available for review prior to the date of the LBI special shareholders meeting.

                          LINCOLN BANKSHARES, INC.

DESCRIPTION OF BUSINESS

     Lincoln Bankshares, Inc. is a one-bank holding company which currently owns 82.1% of the outstanding stock of Bank of Lincoln ("BOL"). LBI has entered into agreements with the other stockholders of BOL to exchange LBI common stock for the remaining BOL stock. The exchange is expected to be completed immediately prior to the completion of the Merger.Pursuant to these agreements, LBI will issue 1,874 shares of LBI common stock in exchange for 1,432 shares of BOL stock. After the completion of these exchanges, LBI will own 100% of the common stock of Bank of Lincoln, Lincoln, Arkansas ("BOL"). LBI may engage, directly or through subsidiaries, in those activities closely related to banking which are specifically permitted under the Bank Holding Company Act of 1956, as amended.

     LBI was organized as an Arkansas bank holding company in 1983. The sole assets (other than cash and temporary investments) of Lincoln Bankshares, Inc. are the stock it holds in BOL and Lincoln Land Company, a subsidiary which owns certain real property. The subsidiary bank grants commercial, installment, real estate and personal loans to customers principally in Washington County, Arkansas. As of June 30, 1998, BOL had a total of $52.9 million of loans outstanding and a loan loss reserve of $765,000.


 MANAGEMENT'S  DISCUSSION  AND  ANALYSIS OF FINANCIAL  CONDITION  AND RESULTS OF
         OPERATIONS OF LINCOLN BANKSHARES, INC.

         The  following   discussion  of  financial  condition  and  results  of
operations should be read in conjunction with the consolidated financial statements of Lincoln Bankshares, Inc. and the related notes.

General

       LBI's net earnings for 1997 decreased $164,000, or 25.8%, as compared to 1996. The changes from 1996 to 1997 were a $344,000 increase in net interest income, an increase in the provision for loan losses for $357,000, an increase in non-interest income of $32,000, a $193,000 increase in non-interest expense (including minority interest) and a decrease in provision for income taxes for $10,000. LBI's net earnings for 1996 increased $237,000, or 59.4%, as compared to 1995. The changes from 1995 to 1996 were a $358,000 increase in net interest income, a $70,000 increase in the provision for loan losses, an increase in non-interest income of $65,000, an increase in non-interest expense (including minority interest) of $90,000 and an increase in provision for income taxes for $26,000. Net earnings for the six months ended June 30, 1998 increased $47,000, or 17.9%, as compared to the same period in 1997. The changes in income and expenses for the periods indicated above are discussed in more detail in the following paragraphs.

Ratios

         Following are key financial and operating ratios for LBI:



                                                      Six Months Ended       Year Ended
                                                           June 30,          December 31,
                                                         1998    1997       1997     1996
                                                      ----------------      -------------

                  Return on average assets               0.84%    0.78%      0.66%   0.97%
                  Return on average equity              13.68%   12.92%     11.35%  17.51%
                  Average equity to assets               6.02%    5.83%      5.78%   5.55%
                  Dividend payout ratio                     --       --      6.57%   3.77%


Net Interest Income

         Net interest income, LBI's principal source of earnings, is the difference between the interest income generated by earning assets and the total interest cost of the deposits and borrowings obtained to fund those assets. Factors that determine the level of net interest income include the volume of earning assets and interest bearing liabilities, yields earned and rates paid, the level of non-performing loans and the amount of non-interest bearing liabilities supporting earning assets.

         The following table shows, for each major category of earning assets and interest bearing liabilities, the average amount outstanding, the interest earned or expensed on such amount and the average rate earned or expensed for each of the years in the three-year period ended December 31, 1997. The table also shows the average rate earned on all earning assets, the average rate expensed on all interest bearing liabilities, the net interest spread and the net interest margin for the same periods. Non-accrual loans were included in average loans for the purpose of calculating the rate earned on total loans.


         AVERAGE BALANCE SHEETS AND NET INTEREST INCOME ANALYSIS

                                                                 Years Ended December 31
                                 ---------------------------------------------------------------------------------
                                               1997                       1996                     1995
                                 ---------------------------  -------------------------  -------------------------
                                    Average   Income/ Yield/    Average   Income/ Yield/    Average  Income/ Yield/
(In thousands)                      Balance   Expense Rate(%)   Balance   Expense Rate(%)   Balance  Expense Rate(%)
------------------                  -------   ------- ------   -------   ------- -------   -------- ------- ------
ASSETS

Earning Assets
Federal funds sold               $   1,589  $     86    5.41%  $ 1,978   $    95   4.80     $  1,905  $   95   4.99%
Balances due from banks                734        45    6.13       908        48   5.29          690      35   5.07
Investment securities - taxable     12,863       801    6.23    13,373       809   6.05       11,844     650   5.49
Investment securities - non-taxable    853        40    4.69       842        33   3.92           --       1     --
Loans                               50,516     4,868    9.64    44,132     4,237   9.60       42,352   3,781   8.93
                                 ---------  --------         ---------   -------              ------   -----
   Total interest earning assets    66,555     5,840    8.77    61,233    5,222    8.53       56,791   4,562   8.03
                                            --------                             -------              ------
Non-earning assets                   5,343                       4,212                         3,261
                                 ---------                     -------                         ------
   Total assets                  $  71,898                     $65,445                       $ 60,052
                                  ========                      ======                       ========


LIABILITIES AND
STOCKHOLDERS' EQUITY

Liabilities
Interest bearing liabilities
   Interest bearing transaction
     and savings accounts        $  12,863  $    400   3.11    $11,374    $  303   2.66   $10,489  $  294   2.80
   Time deposits                    43,517     2,361   5.43     38,904     2,168   5.57    36,161   1,861   5.15
                                 ---------  --------           -------    ------          -------   -----
 Total interest bearing deposits    56,380     2,761   4.90     50,278     2,471   4.91    46,650   2,155   4.62
   Short-term debt                   1,221       123  10.07      1,340       139  10.37     1,507     153  10.15
                                 ---------  --------           -------    ------          -------  ------
 Total interest bearing liabilities 57,601     2,884   5.01     51,618    2,610    5.06    48,157   2,308   4.79
                                  --------  --------            ------    -----           --------  -----
Non-interest bearing liabilities
   Non-interest bearing deposits     8,335                       7,878                      7,290
Other liabilities                    1,804                       2,317                      1,534
                                 ---------                     -------                    -------
   Total liabilities                67,740                      61,813                     56,981
                                 ---------                     -------                    -------
Stockholders' equity                 4,158                       3,632                      3,071
                                  --------                     -------                    -------
   Total liabilities and
   stockholders' equity          $  71,898                     $65,445                    $60,052
                                  ========                      ======                     ======
Net interest margin                         $  2,956   4.44%              $2,612   4.27%           $2,254   3.97%
                                             =======                       =====                    =====

     The following table shows changes in interest income and interest expense, resulting from changes in volume and changes in interest rates for each of the years ended December 31, 1997 and 1996 as compared to prior years. The changes in interest rate and volume have been allocated to changes in average volume and changes in average rates, in proportion to the relationship of absolute dollar amounts of the changes in rates and volume.



VOLUME/RATE ANALYSIS

                                                              Years Ended December 31
                                                    1997 over 1996              1996 over 1995
                                                       Yield/                          Yield/
(In thousands)                              Volume      Rate       Total     Volume     Rate       Total
--------------------------------------------------------------------------------------------------------
Increase (decrease) in

Interest income
   Federal funds sold                      $    (19)  $     10   $     (9)  $      4   $     (4)  $     --
   Balances due from banks                       (9)         6         (3)        11          2         13
   Investment securities - taxable              (31)        23         (8)        84         75        159
   Investment securities - non-taxable            0          7          7          0         32         32
   Loans                                        613         18        631        159        297        456
                                            -------    -------   --------   --------    -------    -------

   Total                                        554         64        618        258        402        660
                                           --------    -------   --------   --------    -------    -------

Interest expense
   Interest bearing transaction and
     savings accounts                            40         57         97         25        (16)         9
   Time deposits                                257        (64)       193        141        166        307
   Short-term debt                              (12)        (4)       (16)       (17)         3        (14)
                                           ---------   --------  ---------  ---------  --------   ---------

   Total                                        285        (11)       274        149        153        302
                                           --------    --------  --------   --------    -------    -------

Increase in net interest income            $    269    $    75   $    344   $    109   $    249   $    358
                                            =======     ======    =======    =======    =======    =======



           PROVISION FOR LOAN LOSSES

   The provision for loan losses represents management's determination of the amount necessary to be charged against the current period's earnings, in order to maintain the allowance for loan losses at a level which is considered adequate, in relation to the estimated risk inherent in the loan portfolio. The provision for the six months ended June 30, 1998 and 1997 and years ended December 31,1997, 1996 and 1995 was $135,000, $129,000, $523,000, $166,000 and
$96,000, respectively. The increase for each period was the result of the growth in loans and cautions by management regarding reserve levels.

                    NON-INTEREST INCOME
         Total non-interest income for 1997 was $581,000, compared to $549,000 in 1996 and $484,000 in 1995. Non-interest income is principally derived from three sources: service charges on deposit accounts, service charges and fees on other accounts and various miscellaneous fees.

         Non-interest income decreased $4,000, or 1.4%, for the first six months of 1998, compared to the same period of 1997.

           The table below shows non-interest income for the years ended December 31, 1997, 1996 and 1995, respectively, as well as changes in 1997 from
1996 and in 1996 from 1995.

NON-INTEREST INCOME



                                                                            1997               1996
                                         Years Ended December 31        Change from         Change from
(In thousands)                          1997       1996      1995           1996                1995
---------------------------------------------------------------------------------------------------------

Service charges on deposit accounts $    395  $     353  $    326     $   42      11.9%   $    27     8.3%
Other service charges and fees           113        116        87         (3)    (2.6)%        29     3.3%
Other income                              73         80        71         (7)    (8.8)%         9    12.7%
                                    --------  ---------  --------     -------             -------

       Total non-interest income    $    581  $     549  $    484     $   32       5.8%   $    65    13.4%
                                     =======   ========   =======      =====               ======



NON-INTEREST EXPENSE
       Non-interest   expense  consists  of  salaries  and  employee   benefits,
occupancy, equipment and other expenses necessary for the operation of LBI.

       Non-interest expense for 1997 was $1,993,000, an increase of $216,000, or 12.2%, from 1996. Non-interest expense for 1996 was $1,777,000, an increase of $40,000, or 2.3%, from 1996. The increase from 1996 to 1997 is attributable to additional employees and a normal increase in the costs of doing business.

       Non-interest expense for the first six months of 1998 was $1,097,000, an increase of $166,000, or 17.9%, compared to the same period for 1997. The increase attributable to additional employees and a normal increase in the costs of doing business.

       The table below shows non-interest expense for the years ended December 31, 1997, 1996 and 1995, respectively, as well as changes from 1997 to 1996 and 1996 to 1995, respectively.


NON-INTEREST EXPENSE
                                                                            1997                1996
                                         Years Ended December 31        Change from         Change from
(In thousands)                          1997       1996      1995           1996                1995
-----------------------------------------------------------------------------------------------------------

Salaries and employee benefits      $  1,174  $   1,031  $    983    $   143     13.9%   $     48       4.9%
Occupancy expense, net                   108        105        93          3      2.9          12      12.9
Furniture and equipment expense          160        158       148          2      1.3          10       6.8
Loss on foreclosed assets                  1          6        --         (5)   (83.3)          6     100.0

Other operating expenses
   Professional services                  38         36        40          2      5.6          (4)    (10.0)
   Postage                                42         38        40          4     10.5          (2)     (5.0)
   Telephone                              24         21        20          3     14.3           1       5.0
   Operating supplies                     63         60        63          3      5.0          (3)     (4.8)
   FDIC insurance                         28         25        20          3     12.0           5      25.0
   Miscellaneous expenses                355        297       330         58     19.5         (33)    (10.0)
                                    --------  ---------   -------    -------             ---------
       Total non-interest expense   $  1,993  $   1,777  $  1,737    $   216     12.2%   $     40       2.3
                                     =======   ========   =======     ======             =========


INCOME TAXES

       The provision for income taxes was $186,000, $295,000, $423,000, $433,000 and $407,000 for the first six months ended June 30, 1998 and 1997 and years ended December 31, 1997, 1996 and 1995, respectively. The effective income tax rates for these periods were 32.7%, 46.0%, 41.4%, 35.6% and 44.9%, respectively.

LOAN PORTFOLIO
         LBI's loan portfolio averaged $50.5 million during 1997 and $44.1 million during 1996. As of December 31, 1997, total loans were $51.0 million, compared to $44.9 million on December 31, 1996. The most significant components of the loan portfolio were commercial and residential real estate loans. The loan portfolio had virtually no variable rate loans at December 31, 1997.

         The amounts of loans outstanding at the indicated dates are reflected in the following table, according to type of loan.


LOAN PORTFOLIO


                                                               Years Ended December 31
(In thousands)                                 1997        1996         1995         1994        1993
--------------------------------------------------------------------------------------------------------

Consumer                                  $   11,393   $   9,976     $  8,062     $  7,353     $  6,922
Real Estate
   Construction                                6,421       6,085        4,919        1,731        1,654
   Single family residential                  13,543      12,632       13,010       12,099       11,527
   Other commercial                            7,816       5,779        6,918        6,755        5,156
Commercial
   Commercial                                  5,837       5,150        4,546        4,477        3,853
   Agricultural                                5,307       4,890        4,781        4,269        4,538
Other                                            649         423          523          485          965
                                          ----------   ---------      -------     --------      -------
Total loans                               $   50,966   $  44,935     $ 42,759     $ 37,169     $ 34,615
                                           =========    ========      =======      =======      =======



The following table reflects the remaining maturities of certain loan categories at December 31, 1997.



MATURITY OF LOANS

                                                 One         One to           Over
(In thousands)                                   Year      Five Years      Five Years      Total
-------------------------------------------------------------------------------------------------
Single family residential                   $     4,673    $    8,680     $     190    $   13,543
Commercial and other                             20,772        15,746           905        37,423
                                            -----------    ----------     ---------    ----------
      Total                                 $    25,445    $   24,426     $   1,095    $   50,966
                                             ==========    ==========      ========     =========



ASSET QUALITY

      A loan is considered impaired when it is probable that LBI will not receive all amounts due according to the contracted terms of the loans. This includes nonaccrual loans and certain loans identified by management.

         Non-performing loans are comprised of (a) nonaccrual loans, (b) loans that are contractually past due 90 days and (c) other loans for which terms have been restructured, to provide a reduction or deferral of interest or principal, because of deterioration in the financial position of the borrower. LBI recognizes income principally on the accrual basis of accounting. When loans are classified as nonaccrual, the accrued interest is charged off and no further interest is accrued. Loans are placed on a nonaccrual basis either: (1) when there are serious doubts regarding the collectability of principal or interest, or (2) when payment of interest or principal is 90 days or more past due and either (i) not fully secured or (ii) in the process of collection. If a loan is determined by management to be uncollectible, the portion of the loan determined to be uncollectible is then charged to the allowance for loan losses. Litigation accounts are placed on nonaccrual until such time as deemed uncollectible.

         At June 30, 1998 and  December 31, 1997 and 1996,  impaired  loans were
$1,316,000,   $1,073,000   and  $759,000,   respectively.   At  June  30,  1998,
non-performing loans were $373,000 compared to $260,000 and $248,000 at December 31, 1997 and 1996, respectively.

         The following tables present information concerning non-performing assets, including nonaccrual and restructured loans and other real estate owned.



NON-PERFORMING ASSETS


                                                     June 30                 Years Ended December 31
                                                   -----------   -------------------------------------------------
(In thousands)                                        1998       1997       1996        1995       1994     1993
------------------------------------------------------------------------------------------------------------------

Nonaccrual loans                                   $     344  $     226  $     229  $     177  $      45  $     65
Loans past due 90 days or more
  (principal or interest payments)                        29         34         19         66         --        76
                                                   ---------  ---------  ---------   --------   --------   -------
Total non-performing loans                               373        260        248        243         45       141
  Foreclosed assets held for sale                        297        631        164        100         70       124
                                                   ---------  ---------  ---------   --------   --------   -------
        Total non-performing assets                $     670  $     891  $     412  $     343  $     115  $    265
                                                    ========   ========   ========   ========   ========   =======

Net charge-offs to average loans                        0.27%     0.43 %      0.24%      0.23%      0.19%     0.13%
Allowance for loan losses to total loans                1.44%     1.51%       1.03%      0.94%      1.08%     1.19%
Allowance for loan losses to
  non-performing loans                                205.09%    295.77%    187.10%    165.43%    895.56%   290.78%
Non-performing loans to total loans                     0.70%      0.51%      0.55%      0.57%      0.12%     0.41%
Non-performing assets to total assets                   0.89%      1.22%      0.62%      0.57%      0.22%     0.52%



         No significant amount of interest income would have been recorded for the periods ended June 30, 1998, and December 31, 1997 and 1996, respectively, if the nonaccrual loans had been accruing interest in accordance with their original terms. There was no interest income on the nonaccrual loans recorded for the periods ended June 30, 1998, and December 31, 1997 and 1996.

ALLOWANCE FOR LOAN LOSSES
         An analysis of the allowance for loan losses for June 30, 1998, and for the last five years is shown in the table below:


                                                     June 30                 Years Ended December 31
                                                   -----------   --------------------------------------------------
(In thousands)                                        1998       1997       1996       1995       1994      1993
-------------------------------------------------------------------------------------------------------------------

Balance, beginning of period                       $     769  $     464  $     402  $     403  $     410  $     384
                                                    --------   --------   --------   --------   --------   --------

Loans charged off
   Consumer                                              161        220        127         83        104         53
   Real estate                                            --         16         --          1         --         14
   Commercial                                              7         17         13         33         12         63
                                                   ---------  ---------   --------   --------  ---------   --------
       Total loans charged off                           168        253        140        117        116        130
                                                   ---------  ---------  ---------   --------   --------   --------

Recoveries of loans previously charged off
   Consumer                                               26         29         34         18         39         49
   Real estate                                            --          2         --         --          3          5
   Commercial                                              3          4          2          2          6         30
                                                   ---------  ---------  ---------   --------   --------   --------
       Total recoveries                                   29         35         36         20         48         84
                                                   ---------  ---------  ---------   --------   --------   --------
   Net loans charged off                                 139        218        104         97         68         46
Additions to reserve charged to
   operating expense                                     135        523        166         96         61         72
                                                   ---------  ---------  ---------   --------   --------   --------
Balance, end of period                             $     765  $     769  $     464  $     402  $     403  $     410
                                                    ========   ========   ========  =========  =========  =========



         The amounts of additions to the allowance during the year 1997 were based on management's judgment, with consideration given to the composition of the portfolio, historical loan loss experience, assessment of current economic conditions, past due loans, loans which could be future problems and net losses from loans charged off for the last five years. It is management's practice to review the allowance on an annual basis to determine whether additional provisions should be made to the allowance after considering the factors noted above.

         LBI allocates the allowance for loan losses according to the amount deemed to be reasonably necessary to provide for the possibility of losses being incurred within the categories of loans set forth in the table below:


ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

                                                              December 31
                               1997             1996               1995            1994              1993
                        Allowance  % of  Allowance  % of   Allowance  % of   Allowance % of   Allowance  % of
(In thousands)           Amount   Loans*  Amount   Loans*   Amount   Loans*   Amount  Loans*   Amount   Loans*
--------------------------------------------------------------------------------------------------------------
Consumer                $   154      22%  $    93      22%  $   68      19%  $    72      20%  $   74      20%
Real Estate Residential     184      27%      111      27%     101      28%       83      23%      73      20%
Real Estate Commercial      193      28%      117      28%     110      30%      118      32%     123      33%
Commercial                  152      22%       93      22%      78      22%       86      24%      89      24%
Other                         9       1%        4       1%       5       1%        4       1%      10       3%
Unallocated                  77                46               40                40               41
                          -----     ----   ------   ------   -----    -----   ------     ----   -----

     Total              $   769     100%  $   464   100%    $  402     100%  $   403     100%  $  410     100%
                         ======     ====   ======   ====     =====     ====   ======     ====   =====     ====



*Percentage of loans in each category to total loans




INVESTMENTS AND SECURITIES

         LBI's securities portfolio is the second largest component of earning assets and provides a significant source of revenue. Securities within the portfolio are classified as either held-to-maturity, available-for-sale or trading.

         Held-to-maturity securities, which include any security for which management has the positive intent and ability to hold until maturity, are carried at historical cost, adjusted for amortization of premiums and accretion of discounts. Premiums and discounts are amortized and accreted, respectively, to interest income using the constant yield method over the period to maturity. LBI has classified its entire portfolio as held-to-maturity at December 31, 1997 and 1996.

         Held-to-maturity investment securities were $13.5 million at December 31, 1997, compared to the held-to-maturity amount of $15.0 million at December 31, 1996. LBI's philosophy regarding investments is conservative, based on investment type and maturity. Investments in the held-to-maturity portfolio include U.S. Treasury securities, mortgage-backed securities and municipal securities. As of December 31, 1997, $12.0 million, or 88.6%, of the held-to-maturity securities were invested in U.S. Treasury securities, of which approximately $5.0 million, or 41.6%, was invested in securities with maturities of one year or less, and $7.0 million, or 58.4%, was invested in securities with maturities of one to five years. In order to reduce LBI's income tax burden, $932,000 of the held-to-maturity securities portfolio, was invested in tax-exempt obligations of state and political subdivisions. There are no securities of any one issuer exceeding ten percent of LBI's stockholders' equity at December 31, 1997. LBI's general policy is not to invest in derivative type investments, except for collateralized mortgage-backed securities for which collection of principal and interest is not subordinated to significant superior rights held by others.

         As of December 31, 1997, the held-to-maturity investment portfolio had gross unrealized gains of $67,000 and gross unrealized losses of $26,000.

         Interest and dividends on investments in debt and equity securities are included in income when earned.

         The table below presents the carrying value and fair value of investment securities for each of the years indicated.


INVESTMENT SECURITIES

                                                         Years Ended December 31
                        ---------------------------------------------------------------------------------------
                                             1997                                       1996
                        --------------------------------------------- -----------------------------------------
                                      Gross       Gross    Estimated               Gross      Gross   Estimated
                         Amortized Unrealized  Unrealized    Fair     Amortized Unrealized Unrealized   Fair
(In thousands)             Cost       Gains     (Losses)     Value      Cost       Gains    (Losses)    Value
---------------------------------------------------------------------------------------------------------------

Held-to-Maturity

U.S. Treasury           $   12,004   $    61   $  (19) $   12,046  $   13,503    $    49  $   (76)  $   13,476
State and political
   subdivisions                932         3       (4)        931         841          1      (11)         831
Mortgage-backed                106         3       (3)        106         124          5       (5)         124
Corporate bond                 500        --       --         500         503         --       (1)         502
                         ---------    ------    -----   ---------   ---------     ------   -------   ---------
                        $   13,542   $    67   $  (26) $   13,583  $   14,971    $    55  $   (93)  $   14,933
                         =========    ======    ======  =========   =========     ======   =======   =========


     The following table reflects the amortized cost and estimated fair value of debt securities at December 31, 1997, by contractual maturity, the weighted average yields (for tax-exempt obligations on a fully taxable basis, assuming a 34% tax rate) of such securities and the taxable equivalent adjustment used in calculating yields. Expected maturities will differ from contractual maturities, because borrowers may have the right to call or prepay obligations, with or without call or prepayment penalties.


MATURITY DISTRIBUTION OF INVESTMENT SECURITIES

                                                          December 31, 1997
                                       Over       Over
                                      1 Year     5 Years
                             1        Through    Through  10 Years  No Fixed                Par       Fair
(In thousands)              Year      5 Years   10 Years  and Over  Maturity     Total     Value      Value
-----------------------------------------------------------------------------------------------------------

Held-to-Maturity

U.S. Treasury            $   5,001  $  7,003  $      --  $     --  $      --  $  12,004 $  12,000  $  12,046
State and political
   subdivisions                 15        61        365       491         --        932       935        931
Mortgage-backed                 --        --         --        --        106        106       106        106
Corporate bonds                500        --         --        --         --        500       500        500
                         ---------   -------   --------   -------   --------   --------  --------   --------
     Total               $   5,516  $  7,064  $     365  $    491  $     106  $  13,542 $  13,541  $  13,583
                          ========   =======   ========   =======   ========   ========  ========   ========

Percentage of total            41%       52%         3%        3%         1%       100%        --         --
                          ========    ======    =======    ======    =======    =======  ========   ========

Weighted average yield       5.88%     5.88%      4.49%     4.88%      6.17%      5.81%        --         --
                          ========    ======    =======    ======    =======    =======  ========   ========

DEPOSITS

         Total average deposits for 1997 were $64.7 million, compared to $58.2 million in 1996. The period-end balances of time deposits over $100,000 were $13.3 million, $13.4 million and $10.8 million at June 30, 1998 and December 31, 1997 and 1996, respectively.

         The following table reflects the classification of the average deposits and the average rate paid on each deposit category for the three years ended December 31, 1997.


AVERAGE DEPOSITS BALANCES AND RATES

                                                                   December 31
                                              1997                    1996                    1995
                                     ---------------------- ----------------------- ------------------------
                                       Average    Average      Average    Average      Average      Average
(In thousands)                         Amount    Rate Paid     Amount    Rate Paid     Amount      Rate Paid
------------------------------------------------------------------------------------------------------------
Non-interest bearing demand
   deposits                         $    8,335              $     7,878              $    7,290
Interest bearing transaction and
   savings deposits                     12,863      3.11%        11,374     2.66%        10,489    2.80%
Time deposits
   $100,000 or more                     12,115      5.43%         9,793     5.57%         7,092    5.15%
   Other time deposits                  31,402      5.43%        29,111     5.57%        29,069    5.15%
                                    ----------              -----------               ---------

      Total                         $   64,715              $    58,156              $   53,940
                                     =========               ==========               =========




MATURITIES OF LARGE DENOMINATION TIME DEPOSITS

                                                          Time Certificates of Deposit
                                                               ($100,000 or more)
                                                                   December 31
                                            -----------------------------------------------------
                                                        1997                        1996
                                            ---------------------------  ------------------------
(In thousands)                                  Balance      Percent         Balance      Percent
-------------------------------------------------------------------------------------------------
Maturing
   Three months or less                     $     4,926         36.7%   $     2,987         27.7%
   Over 3 months to 12 months                     6,471         48.2%         5,818         53.9%
   Over 12 months                                 2,037         15.1%         1,991         18.4%
                                             ----------       -------    ----------      --------
         Total                              $    13,434        100.0%   $    10,796        100.0%

                                             ==========        ======    ==========        ======

SHORT-TERM BORROWINGS
         Short-term borrowings of LBI consists of bank notes payable and treasury, tax and loan balances with aggregate balances of $1,192,000 and $1,250,000 for 1997 and 1996 respectively.

         LBI has historically funded its growth in earning assets through the use of core deposits, large certificates of deposits from local markets and federal funds purchased. Management anticipates that these sources will provide necessary funding in the foreseeable future. LBI's general policy is to avoid the use of brokered deposits.

CAPITAL

         At December 31, 1997, the total capital reached $4.4 million. At year-end 1997, the Bank of Lincoln's, ("BOL"), equity to asset ratio was 6.01% compared to 5.94% at year-end 1996.

         The Federal Reserve Board's risk-based guidelines established a risk-adjusted ratio, relating capital to different categories of assets and off-balance sheet exposures, such as loan commitments and standby letters of credit. These guidelines place a strong emphasis on tangible stockholders' equity as the core element of the capital base, with appropriate recognition of other components of capital. At December 31, 1997, the Tier 1 capital ratio was 12.2%, while the BOL's total risk-based ratio for total capital, as of December 31, 1997, was 13.7%, both of which exceed the capital minimums established in the risk-based capital requirements.

         BOL's risk-based capital ratios at December 31, 1997 and 1996 are presented below.


RISK-BASED CAPITAL
                                                                                    December 31
(In thousands)                                                                 1997            1996
--------------------------------------------------------------------------------------------------------
Tier 1 capital
   Stockholder's equity                                                   $     5,860       $    5,581
                                                                           ----------        ---------

              Total Tier 1 capital                                              5,860            5,581
                                                                           ----------        ---------

Tier 2 capital
   Qualifying allowance for loan losses                                           769              464
                                                                           -----------       ---------

              Total Tier 2 capital                                                769              464
                                                                           -----------       ---------

              Total risk-based capital                                    $     6,629       $    6,045
                                                                           ==========        =========

Risk weighted assets                                                      $    48,233       $   42,009
                                                                           ==========        =========

Ratios at end of year
     Leverage ratio                                                              8.1%             8.4%
     Tier 1 capital                                                             12.2%            13.3%
     Total risk-based capital                                                   13.7%            14.4%
   Minimum guidelines
     Leverage ratio                                                              4.0%             4.0%
     Tier 1 capital                                                              4.0%             4.0%
     Total risk-based capital                                                    8.0%             8.0%



LIQUIDITY AND MARKET RISK MANAGEMENT
PARENT COMPANY

         LBI depends upon the dividends paid to it, as the majority shareholder of BOL, as a principal source of funds. At December 31, 1997, undivided profits of BOL was approximately $5,460,000, of which approximately $303,000 was available for the payment of dividends to the parent company and minority shareholders without regulatory approval.

BANKING SUBSIDIARY

         Generally speaking, BOL relies upon net inflows of cash from financing activities, supplemented by net inflows of cash from operating activities, to provide cash used in investing activities. Typical of most banking companies, significant financing activities include: deposit gathering; use of short-term borrowing facilities, such as federal funds purchased and repurchase agreements; and the issuance of long-term debt. BOL's primary investing activities include loan originations and purchases of investment securities, offset by loan payoffs and investment maturities.

         Liquidity represents an institution's ability to provide funds to satisfy demands from depositors and borrowers, by either converting assets into cash or accessing new or existing sources of incremental funds. A major responsibility of management is to maximize net interest income within prudent liquidity constraints. At June 30, 1998, cash and cash equivalents were 10.8% of total assets, as compared to 8.3% and 6.6% at December 31, 1997 and 1996, respectively.

MARKET RISK MANAGEMENT

         Market risk arises from changes in interest rates. LBI has risk management policies to monitor and limit exposure to market risk. In asset and liability management activities, policies are in place that are designed to minimize structural interest rate risk. The measurement of market risk associated with financial instruments is meaningful only when all related and offsetting on- and off-balance-sheet transactions are aggregated, and the resulting net positions are identified.

INTEREST RATE SENSITIVITY

         Management continually reviews LBI's exposure to changes in interest rates. Among the factors considered during its evaluations are changes in the mix of earning assets, growth of earning assets, interest rate spreads and repricing periods. Management primarily utilizes an income statement GAP model developed by the Arkansas State Bank Department. This model assigns an earnings change ratio to each rate sensitive asset and liability based on how volatile the rate is for each account. The income statement GAP ratio is rate sensitive assets times the assigned earnings change ratio minus rate sensitive liabilities times the assigned earnings change ratio over twelve months expressed as a percent of total assets. An alternative model measures the interest rate sensitivity GAP, which presents, at a particular point in time, the matching of interest rate sensitive assets with interest rate sensitive liabilities. The following schedule presents the ratios of cumulative rate sensitive assets to rate sensitive liabilities at December 31, 1997.



INTEREST RATE SENSITIVITY


                        Interest Rate Sensitivity Period
                    Over three Over One Over Three Over Five
                                 Three     Months      Year       Years      Years
                               Months or Through 12   Through    Through   Through 15  Over 15    No Fixed
(In thousands, except ratios)    Less      Months   Three Years Five Years    Years     Years     Maturity    Total
----------------------------------------------------------------------------------------------------------------------
Earning assets
   Short-term investments    $   4,350  $      --  $      --  $      --  $      --  $      --  $      --  $     4,350
   Investment securities         2,516      3,000      4,029      3,035        660        196        106       13,542
   Loans                         9,929     15,516     11,954     12,472        910        185         --       50,966
                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  -----------
     Total earning assets       16,795     18,516     15,983     15,507      1,570        381        106       68,858
                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  -----------

Interest bearing liabilities
   Interest bearing transaction
     and savings accounts       13,060         --         --         --         --         --         --       13,060
   Time deposits                14,987     22,290      6,308        926         --         --         --       44,511
   Short-term borrowings            --      1,192         --         --         --         --         --        1,192
                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  -----------
     Total interest bearing
     liabilities                28,047     23,482      6,308        926         --         --         --       58,763
                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  -----------

Interest rate sensitivity GAP$ (11,252) $ (4,966)  $   9,675   $ 14,581  $   1,570   $    381  $     106  $    10,095
                             =========  =========    =======    =======    =======    =======   ========   ==========
Cumulative interest rate
   sensitivity GAP           $ (11,252) $(16,218) $   (6,543) $   8,038  $   9,608  $   9,989  $  10,095
Cumulative rate sensitive assets
   to rate sensitive liabilities  59.9%     68.5%       88.7%     113.7%     116.4%     117.0%     117.2%
Cumulative GAP as a % of
   earning assets                (16.3)%   (23.6)%      (9.5)%     11.7%      14.0%      14.5%      14.7%



IMPACT OF THE YEAR 2000 ISSUE
         The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. LBI has now completed the Year 2000 identification of mission critical systems, vendors, large borrowers and large depositors requiring assessment and testing. During the six months ended June 30, 1998, LBI upgraded its general ledger, investment, and application software to address the Year 2000 issue. LBI is scheduled to upgrade its operating system in the fourth quarter of 1998. LBI is expected to complete the testing of its mission critical system by December 31, 1998. The results of operations for the six months ended June 30, 1998 and the year ended December 31, 1997 include no significant expenses associated with Year 2000. The testing with vendors, large borrowers and large depositors has been started and will be completed by June 30, 1999.

         LBI is expected to convert to Simmons' system and this conversion is scheduled for the second quarter of 1999.

         Management believes completion of the Year 2000 modifications will not have a material effect on the LBI's future consolidated results of operations or financial position.

REGULATORY ISSUES

             Pursuant to the Interest Rate Control Amendment to the Constitution of the State of Arkansas, "consumer loans and credit sales" have a maximum limitation of 17% per annum and all "general loans" have a maximum limitation of 5% over the Federal Reserve Discount Rate in effect at the time the loans are made. The Arkansas Supreme Court has determined that "consumer loans and credit sales" are "general loans" and are subject to the limitation of 5% over the Federal Reserve Discount Rate as well as a maximum limitation of 17% per annum. As a general rule, LBI is required to comply with the Arkansas usury laws on loans made within the State of Arkansas.

DIRECTORS AND EXECUTIVE OFFICERS

THE BOARD OF DIRECTORS OF LBI WILL BE DISSOLVED AND POSITIONS HELD BY EXECUTIVE OFFICERS OF LBI WILL NO LONGER EXIST UPON THE CONSUMMATION OF THE MERGER. THE BOARD OF DIRECTORS OF BOL WILL BE DISSOLVED AND POSITIONS HELD BY EXECUTIVE OFFICERS OF BOL WILL NO LONGER EXIST UPON THE CONSUMMATION OF THE BANK MERGER. AT THIS TIME NONE OF THE DIRECTORS OR EXECUTIVE OFFICERS OF LBI ARE EXPECTED TO BE ON THE BOARD OF DIRECTORS OR AN EXECUTIVE OFFICER OF SIMMONS AFTER CONSUMMATION OF THE MERGER. IT IS ANTICIPATED THAT LOYD R. SWOPE, CURRENTLY A DIRECTOR OF LBI AND BOL, AND HERBERT A. LEWIS, JR., CURRENTLY A DIRECTOR OF BOL, WILL BECOME A DIRECTOR OF SIMMONS FIRST BANK OF NORTHWEST ARKANSAS UPON THE COMPLETION OF THE BANK MERGER. THE DIRECTORS OF LINCOLN BANKSHARES, INC. ARE SET FORTH BELOW:


 DIRECTORS AND EXECUTIVE OFFICERS OF LINCOLN BANKSHARES, INC.



                                                                                        LBI Common Stock
                                                                                      Owned Beneficially as
                               Director(1)   Principal Occupation                      of June 30, 1998 (2)
     Name              Age     Since         and Directorship            Shares         Percent  of Class
------------------------------------------------------------------------------------------------------------------------------------
Loyd R. Swope     57       1983     Chairman of the Board,                 2,000              24.84%
                                    President and Director, Lincoln
                                    Bankshares, Inc. and Bank
                                    of Lincoln

Kenneth D. Cox    54       1983     Executive Vice President and             600               7.45%
                                    Director, Lincoln Bankshares, Inc.
                                    and Bank of Lincoln

Wanda K. Irwin    68       1987     Retired, Investments                   2,000(3)           24.84%



 (1) This column represents the year in which the directorship commenced. If a person serves as director for both Lincoln Bankshares, Inc. and its subsidiary, the year disclosed reflects the date the directorship in Lincoln Bankshares, Inc. commenced.

(2) The beneficial ownership is based upon 8,050 shares outstanding and does not include the 1,874 additional shares of LBI which are expected to be issued to the minority shareholders of BOL immediately prior to the consummation of the Merger.

(3) The beneficial ownership of Ms. Irwin shown above includes 1,000 shares owned outright and 1,000 owned by the James C. Irwin Trust, a trust created by and for the benefit of her spouse, James C. Irwin.

     LBI has designated Loyd R. Swope, Chairman and President, and Kenneth D. Cox, Executive Vice President, as its executive officers.

     During 1998, the Board of Directors of LBI held 10 meetings and all the incumbent directors then in office were in attendance at more than seventy-five percent of the meetings. The Board of Directors does not have a nominating, compensation or audit committee.

TRANSACTIONS WITH MANAGEMENT

     Directors and executive officers of LBI and its subsidiary, their associates and members of their immediate families were customers of and had transactions including loans and commitments to lend with subsidiaries of LBI in the ordinary course of business during 1998. All such loans and commitments were made by the subsidiary on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectability or present other unfavorable features. Similar transactions may be expected to take place in the ordinary course of business in the future. On June 30, 1998, the aggregate of these related party loans was approximately $632,000, or approximately 1.19% of total loans outstanding of LBI and 13.48% of LBI's capital accounts.

PRINCIPAL STOCKHOLDERS OF LINCOLN BANKSHARES, INC.

     The following table sets forth, as of June 30, 1998, the only persons who were known by LBI to own of record or beneficially more than five (5%) of
Lincoln Bankshares, Inc. Common Stock and the number of shares owned beneficially by each of them. The beneficial ownership is based upon 8,050 shares outstanding and does not include the 1,874 additional shares of LBI which are expected to be issued to the minority shareholders of BOL immediately prior to the consummation of the Merger.



                                    Shares Owned               Aggregate
     Name                      Directly      Indirectly       Pct of Class
 -----------                -----------------------------      ---------------
Loyd R. Swope                  2,000            0                  24.84%
Clark C. McClinton (1)           500          900                  17.39%
Wanda K. Irwin (2)             1,000        1,000                  24.84%
James C. Irwin Trust           1,000            0                  12.42%
Herbert A. Lewis (3)             688            0                   8.55%
Kenneth D. Cox                   600            0                   7.45%
Ellen M. Lewis                   550            0                   6.83%
Margaret A. Lewis                550            0                   6.83%



(1) The indirect ownership includes shares owned by the Clark C. McClinton and Marie H. McClinton Trust.
(2) The indirect ownership includes shares owned by the James C. Irwin Trust of which James C. Irwin, spouse of Wanda K. Irwin is the trustee, beneficiary, and settler.
(3) The beneficial ownership includes 550 shares owned outright and 138 owned in a self directed IRA account.

     All directors and executive officers of LBI as a group (3 persons) as of June 30, 1998 owned directly or indirectly 4,600 shares or 57.14% of the outstanding shares of LBI Common Stock. No director or executive officer of LBI owns any shares of Simmons Common Stock. Neither Simmons nor any of its subsidiaries nor any director or executive officer of Simmons owns any shares of LBI Common Stock.

COMPETITION

     The banking subsidiary of LBI competes actively with national and state banks, savings and loan associations, credit unions, securities dealers, mortgage bankers, finance companies and insurance companies.

LITIGATION

     There is no material pending litigation in which LBI or its subsidiaries is a party.

OFFICES

     LBI's executive offices are located in the offices of Bank of Lincoln, 101 Boyer Street, Lincoln, Arkansas 72744.

EMPLOYEES

     As of June 30, 1998, LBI and its subsidiaries has 35 employees, 30 of whom are located in Lincoln and 5 at Prairie Grove.

DESCRIPTION OF LINCOLN BANKSHARES, INC. STOCK

     LBI has one class of common stock issued and outstanding. As of June 30, 1998, LBI had 8,050 shares of common stock outstanding, held by 15 stockholders. LBI has agreed to issue an additional 1,874 shares of LBI common stock to two minority shareholders of BOL immediately prior to the consummation of the Merger. After such exchange transaction, LBI will have 9,924 shares of its common stock outstanding.

                                        Dividends Paid Per Share


                                           For the periods ended
                                    June 30,              December 31,
                                      1998           1997          1996
                         -------------------------------------------------------

     Common Stock                   $0.00            $4.00          $3.00


COMPARISON OF RIGHTS OF HOLDERS OF LINCOLN BANKSHARES, INC.

                  COMMON STOCK AND SIMMONS COMMON STOCK

             LBI is a corporation organized and existing under the laws of the State of Arkansas, i.e., the Arkansas Business Corporation Act of 1965. Simmons is a corporation organized and existing under the laws of the State of Arkansas, i.e., the Arkansas Business Corporation Act of 1987. Holders of LBI common stock have the rights, privileges and duties provided by the 1965 Act, while the holders of Simmons Common Stock have the rights, privileges and duties provided by the 1987 Act. For a detailed discussion of all material differences between the rights of security holders of LBI, and the rights of security holders of Simmons, see "Election by Lincoln Bankshares, Inc. Stockholders under the 1987 Act - Result of Election".

             The holders of LBI common stock are entitled to cumulative voting for directors. The holders of Simmons Common Stock are not entitled to cumulative voting for directors. Pursuant to Simmons' By-Laws, the number of directors of the corporation may not be less than five nor more than twenty-five. The LBI Articles sets that the number of directors at three.
Furthermore, neither holders of LBI common stock nor holders of Simmons Common Stock have preemptive rights with respect to issuance of additional securities.

     Both LBI and Simmons have corporate power to indemnify their officers and directors with respect to certain liabilities. Under the 1987 Act, the ability to indemnify officers and directors with respect to liabilities incurred by them in their conduct and good faith of the business of the corporation is broader than under the 1965 Act. Such power is limited, however, by applicable federal laws and regulations including federal banking laws and regulations and the applicable state law. Further, pursuant to the 1987 Act Simmons has adopted a provision in its Articles of Incorporation which limits the liability of its directors for certain breaches of their fiduciary duties. LBI has not adopted such a liability limitation provision since such provisions are not authorized by the 1965 Act under which the corporate activities of LBI are governed.

     Simmons' Articles of Incorporation contain several paragraphs that may have the effect of operating as anti-takeover provisions. Article ELEVENTH contains a restriction upon the ability of a stockholder owning more than 10% of Simmons Common Stock to acquire any additional shares except through a cash tender offer at a price not less than the highest closing price of Simmons Common Stock during the most recent 24 months, unless such shareholder is excepted from the application of the Article by the board of directors prior to becoming a 10% shareholder. Further, Article ELEVENTH requires the approval of 80% of the shareholders of Simmons for any acquisition of Simmons by merger or consolidation or by asset acquisition unless approved by the affirmative vote of 80% of the directors who were in office prior to the proponent of the acquisition acquiring 10% or more of Simmons Common Stock. Article THIRTEENTH of the Articles of Incorporation of Simmons requires the Board to consider the following matters in addition to any other matters required to be considered prior to making any recommendation concerning a proposed business combination in which Simmons will not be the surviving corporation: 1) the impact on the corporation, its subsidiaries, shareholders and employees and the communities served by the corporation, 2) the timeliness of the proposed transaction considering the business climate and strategic plans of the Company, 3) the existence of any legal defects or regulatory issues involved in the proposed transaction, 4) the lack of non-consummation of the transaction due to lack of financing, regulatory issues or identified issues, 5) current market price of Simmons Common Stock and its consolidated assets, 6) book value of Simmons Common Stock, 7) the relationship of the offered price for Simmons Common Stock to the Board's opinion of the current value of Simmons in a negotiated transaction, 8) the relationship of the offered price for Simmons Common Stock to the Board's opinion of the future value of Simmons as an independent entity, and 9) such other criteria as the Board may determine are appropriate. Article FOURTEENTH, requires the affirmative vote of 80% of the shareholders to amend, repeal or modify any provision of the Articles of Incorporation unless such revision is approved by 80% of the directors who were in office prior to the proponent of any business combination acquiring 10% or more of Simmons Common Stock. The Lincoln Bankshares, Inc. Articles of Incorporation do not contain a similar provisions. However, under the 1965 Act, LBI must have a two-thirds (2/3) majority vote of all votes entitled to be cast to adopt a merger or business combination.

LEGAL MATTERS AND EXPERTS

LEGAL OPINIONS

     The legality of the Simmons Common Stock to be issued after the Merger has been consummated by and between Simmons and Lincoln Bankshares, Inc. and certain tax matters relating to the Merger will be passed upon by Williams & Anderson LLP, 111 Center St., 22nd Floor, Little Rock, Arkansas 72201.

EXPERTS

     The consolidated financial statements of Simmons First National Corporation as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997 are incorporated by reference in this Proxy Statement and have been audited by Baird, Kurtz and Dobson, independent public accountants, as indicated in their reports with respect thereto, and such consolidated financial statements of Simmons have been incorporated by reference herein in reliance upon the report of said firm given upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Lincoln Bankshares, Inc. as of December 31, 1997 and for the year ended December 31, 1997, have been audited by Baird, Kurtz & Dobson, whose report thereon appears elsewhere herein and in the Registration Statement and have been so included in reliance upon the report of Baird, Kurtz & Dobson given upon the authority of said firm as experts in accounting and auditing.

GENERAL

     As of the date of this Proxy Statement, the board of directors of LBI does not intend to present, and has not been informed that another person intends to present, any matter for action at the meeting of stockholders other than as discussed in this Proxy Statement. If any other matters properly come before the meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

                                          INDEPENDENT ACCOUNTANTS' REPORT



Board of Directors
Lincoln Bankshares, Inc.
Lincoln, Arkansas

         We have audited the accompanying consolidated balance sheet of LINCOLN BANKSHARES, INC. as of December 31, 1997, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of LINCOLN BANKSHARES, INC. as of December 31, 1997 and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.



                                             /s/ Baird, Kurtz & Dobson

                                             BAIRD, KURTZ & DOBSON


Pine Bluff, Arkansas
September 18, 1998


















                                             LINCOLN BANKSHARES, INC.
                                            CONSOLIDATED BALANCE SHEETS

                                   June 30, 1998 and December 31, 1997 and 1996



                                                                                       December 31,

(In thousands)                                          June 30, 1998             1997              1996
-----------------------------------------------------  ------------------     ------------      -------------
                                                         (Unaudited)                              (Unaudited)
ASSETS

Cash & non-interest bearing balances due from banks  $            2,473  $           1,664   $           2,099
Interest bearing balances due from banks                            952                500                 950
Federal funds sold and securities purchased
    under agreements to resell                                    4,675              3,850               1,325
                                                     ------------------  -----------------   -----------------
     Cash and cash equivalents                                    8,100              6,014               4,374
Investment securities                                            12,236             13,542              14,971
Loans                                                            52,948             50,966              44,935
     Allowance for loan losses                                     (765)              (769)               (464)
                                                     ------------------- ------------------  ------------------
        Net loans                                                52,183             50,197              44,471
Premises and equipment                                            1,006                998               1,044
Foreclosed assets held for sale, net                                297                631                 164
Interest receivable                                               1,063              1,041                 946
Other assets                                                        415                410                 356
                                                     ------------------     --------------     ---------------
     TOTAL ASSETS                                    $           75,300  $          72,833   $          66,326
                                                      =================   ================    ================

LIABILITIES
Non-interest bearing transaction accounts            $            9,252  $           8,239   $           8,430
Interest bearing transaction accounts
   and savings deposits                                          13,741             13,060              11,761
Time deposits                                                    45,023             44,511              39,366
                                                     ------------------  -----------------   -----------------
     Total deposits                                              68,016             65,810              59,557
Short-term debt                                                   1,120              1,192               1,250
Minority interest                                                 1,121              1,049                 999
Accrued interest and other liabilities                              354                403                 582
                                                     ------------------  -----------------   -----------------
Total Liabilities                                                70,611             68,454              62,388
                                                     ------------------  -----------------   -----------------

STOCKHOLDERS' EQUITY
Common stock, par value $1 a share,
     50,000 shares authorized,
     10,000 issued                                                   10                 10                  10
Surplus                                                             518                518                 518
Treasury stock, at cost - 1,950  shares                            (768)              (768)               (768)
Undivided profits                                                 4,929              4,619               4,178
                                                     ------------------  -----------------   -----------------
Total stockholders' equity                                        4,689              4,379               3,938
                                                     ------------------  -----------------   -----------------
     TOTAL LIABILITIES AND
     STOCKHOLDERS' EQUITY                            $           75,300  $          72,833   $          66,326
                                                      =================   ================    ================







                                  See Notes to Consolidated Financial Statements



                                             LINCOLN BANKSHARES, INC.
                                         CONSOLIDATED STATEMENTS OF INCOME

                               Three and Six Months Ended June 30, 1998 and 1997
                                and Years Ended  December 31, 1997,  1996 and 1995



                                    Three Months Ended        Six Months Ended
                                         June 30,                 June 30,                 December 31,
(In thousands, except per share data)    1998       1997        1998     1997         1997       1996     1995
-------------------------------------- --------   --------    -------  ---------    --------    ------  -------
                                   (Unaudited) (Unaudited)(Unaudited) (Unaudited)           (Unaudited)(Unaudited)
INTEREST INCOME
   Loans                            $  1,439    $ 1,029    $ 2,553    $ 2,301     $4,868     $4,237     $3,781
   Federal funds sold                     64                    87         29         86         95         95
   Investment securities                 167        239        383        432        841        842        651
   Interest bearing balances              13         14         27         27         45         48         35
    due from banks                    ------     ------     ------     -------    -------    -------    ------
TOTAL INTEREST INCOME                  1,683      1,282      3,050      2,789      5,840      5,222      4,562
                                    --------    -------    -------    -------     ------     ------     ------

INTEREST EXPENSE
   Deposits                              840        577      1,484      1,314      2,761      2,471      2,155
   Federal funds purchased                            1         --          1          2          1          1
   Short-term debt                        26         30         49         60        121        138        152
                                    --------    -------    -------    -------     ------     ------     ------
TOTAL INTEREST EXPENSE                   866        608      1,533      1,375      2,884      2,610      2,308
                                    --------    -------    -------    -------     ------     ------     ------

NET INTEREST INCOME                      817        674      1,517      1,414      2,956      2,612      2,254
   Provision for loan losses              87         54        135        129        523        166         96
                                    --------    -------    -------    -------     ------      -----     ------

NET INTEREST INCOME
   AFTER PROVISION
   FOR LOAN LOSSES                       730        620      1,382      1,285      2,433      2,446      2,158
                                    --------    -------    -------    -------     ------     ------     ------

NON-INTEREST INCOME
   Service charges on deposit accounts    84        103        178        192        395        353        326
   Other service charges and fees         34         27         76         65        113        116         87
   Other income                           13         17         29         30         73         80         71
                                    --------    -------    -------    -------     ------     ------     ------
TOTAL NON-INTEREST INCOME                131        147        283        287        581        549        484
                                    --------    -------    -------    -------     ------     ------     ------

NON-INTEREST EXPENSE
   Salaries and employee benefits        334        255        608        556      1,174      1,031        983
   Occupancy expense, net                 31         24         55         48        108        105         93
   Furniture and equipment expense        45         39         80         77        160        158        148
   Loss on foreclosed assets              --          1         --          1          1          6         --
   Other operating expenses              227        105        354        249        550        477        513
                                    --------    -------    -------    -------     ------      -----     ------
TOTAL NON-INTEREST EXPENSE               637        424      1,097        931      1,993      1,777      1,737
                                    --------    -------    -------    -------     ------      -----     ------

INCOME BEFORE INCOME TAXES               224        343        568        641      1,021      1,218        905
   Provision for income taxes             76        148        186        295        423        433        407
                                    --------    -------    -------    -------     ------     ------     ------

NET INCOME BEFORE
   MINORITY INTEREST                     148        195        382        346        598        785        498
   Minority interest                      28         46         72         83        126        149         99
                                    --------    -------    -------    -------     ------     ------     ------


NET INCOME                          $    120    $   149    $   310    $   263     $  472     $  636     $  399
                                     =======     ======     ======     ======      =====      =====      =====
BASIC AND DILUTED
   EARNINGS PER SHARE               $  14.91    $ 18.51    $ 38.51    $ 32.67     $58.63     $79.01     $49.57
                                     =======     ======     ======     ======      =====      =====      =====










                                  See Notes to Consolidated Financial Statements



                                             LINCOLN BANKSHARES, INC.
                                       CONSOLIDATED STATEMENTS OF CASH FLOW

                                    Six Months  Ended June 30, 1998 and 1997 and
                                   Years Ended December 31, 1997, 1996 and 1995



                                                                June 30,                     December 31,
(In thousands)                                               1998       1997         1997      1996        1995
-----------------------------------------------------    -----------------------  --------------------------------
                                                      (Unaudited)(Unaudited)             (Unaudited)  (Unaudited)
CASH FLOWS FROM
  OPERATING ACTIVITIES
Net income                                           $       310 $       263  $       472 $      636   $       399
Items not requiring (providing) cash
   Depreciation and amortization                              43          48           96        110            88
   Provision for loan losses                                 135         129          523        166            96
   Net amortization of investment securities                   8          25           34         21            51
   Deferred income taxes                                      --          --         (123)       (26)          181
Changes in
   Interest receivable                                       (22)        (27)         (95)       (78)         (188)
   Other assets                                               (5)        141           69       (119)          (98)
   Minority interest                                          72          83           50         79            75
   Accrued interest and other liabilities                    311         (91)        (266)       (68)          385
   Income taxes payable                                     (360)       (164)          87        233          (165)
                                                     ----------- -----------   ----------  ----------   ----------
         Net cash provided by operating activities           492         407          847        954           824
                                                     ----------- -----------  ----------- ----------    ----------

CASH FLOWS FROM INVESTING ACTIVITIES
   Net origination of loans                               (2,121)     (6,078)     (6,888)     (2,422)       (5,717)
   Purchase of premises and equipment                        (51)        (35)        (50)        (53)         (411)
   Proceeds from sale of foreclosed assets                   334          41         172          78            --
   Purchases of available-for-sale securities               (218)         --          --          --            --
   Proceeds from maturities of held-to-maturity securities 4,515       2,500       3,500        5,450        2,596
   Purchases of held-to-maturity securities               (2,999)     (2,000)     (2,105)      (8,789)      (2,898)
                                                     ------------  ---------    --------   ----------   ----------
         Net cash used in investing activities              (540)     (5,572)     (5,371)      (5,736)      (6,430)
                                                    ------------  ---------    --------   ----------   ----------
CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase  in deposits                               2,206       2,831        6,253      5,076         7,019
   Net advances (repayment) of short-tem debt                (72)        131         (58)       (180)         (154)
   Dividends paid                                             --          --         (31)        (24)           --
   Net increase  in federal funds purchased                   --         400           --         --            --
                                                     ----------- -----------  ----------- ----------   -----------
         Net cash provided by financing activities         2,134       3,362        6,164      4,872         6,865
                                                     ----------- -----------  ----------- ----------   -----------
INCREASE (DECREASE) IN CASH AND
   CASH EQUIVALENTS                                        2,086      (1,803)       1,640         90         1,259
CASH AND CASH EQUIVALENTS,
   BEGINNING OF PERIOD                                     6,014       4,374        4,374      4,284         3,025
                                                     ----------- -----------  ----------- ----------   -----------
CASH AND CASH EQUIVALENTS,
   END OF PERIOD                                     $     8,100 $     2,571  $     6,014 $    4,374   $     4,284
                                                      ==========  ==========   ==========  =========    ==========










                                  See Notes to Consolidated Financial Statements



                                              LINCOLN BANKSHARES, INC.
                            CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                        Six Months Ended June 30, 1998 and Years
                                   Ended December 31, 1997, 1996, and 1995



                                                                  Unrealized
                                                                 Depreciation
                                                                 On Available-
                                         Common                    For-Sale      Undivided   Treasury
(In thousands)                            Stock        Surplus  Securities, Net   Profits      Stock      Total
------------------------------------------------------------------------------------------------------------------
Balance,
         December 31, 1994 (unaudited)  $     10     $    518     $   (111)     $ 3,167      $  (768)     $  2,816

Comprehensive income
   Net income (unaudited)                                                           399                        399
   Change in unrealized depreciation on
   available-for-sale securities, net of
   income taxes of $57 (unaudited)                                     111                                     111
                                                                                                          --------
Comprehensive income (unaudited)                                                                               510

Balance, December 31, 1995 (unaudited)        10          518           --        3,566         (768)        3,326

Net income (unaudited)                                                              636                        636

Cash dividends declared
     --$3.00 per share (unaudited)                                                  (24)                       (24)
                                         -------      -------      -------       -------      ------      ---------
Balance, December 31, 1996 (unaudited)        10          518           --        4,178         (768)        3,938

Net income                                                                          472                        472

Cash dividends declared
      --$4.00 per share                                                             (31)                       (31)
                                         -------      -------     --------      --------     -------      ---------
Balance, December 31, 1997                    10          518           --        4,619         (768)        4,379

Net income (unaudited)                                                              310                        310
                                         -------      -------     --------      --------      -------      --------

Balance, June 30, 1998 (unaudited)      $     10     $    518     $     --      $ 4,929      $  (768)     $  4,689
                                         =======     ========      =======       =======      =======      ========


















                                  See Notes to Consolidated Financial Statements

 .......
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES

Nature of Operations

         Lincoln Bankshares, Inc., ("LBI" ) operates as a one-bank holding company. LBI's business primarily consists of the business of the Bank of Lincoln ( "BOL"), which is primarily engaged in providing a full range of banking services to individual and corporate customers through its facilities in Lincoln, Arkansas. LBI is subject to competition from other financial institutions. The Company also is subject to the regulation of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

         LBI owned 82.1% of the BOL's outstanding capital stock at June 30, 1998, and December 31, 1997 and 1996.

         The consolidated financial statements as of June 30, 1998 and December 31, 1996 and for the periods ended June 30, 1998 and 1997 and December 31, 1996 and 1995 are unaudited, but in the opinion of management, include all adjustments, consisting only of normal, recurring items, necessary for fair presentation.

Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, the valuation of foreclosed assets and the allowance for foreclosure expenses. In connection with the determination of the allowance for loan losses and the valuation of foreclosed assets, management obtains independent appraisals for significant properties.

         Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, changes in economic conditions, particularly in Arkansas, may necessitate revision of these estimates in future years. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additional losses, based on their judgment of information available to them at the time of their examination.

Principles of Consolidation

         The consolidated financial statements include the accounts of LBI and its subsidiary. Significant intercompany accounts and transactions have been eliminated in consolidation.

Cash Equivalents

         For purposes of the statement of cash flows, the Company considers due from banks and federal funds sold as cash equivalents.

Investments in Debt Securities

         Held-to-maturity securities, which include any security for which the banking subsidiary has the positive intent and ability to hold until maturity, are carried at historical cost adjusted for amortization of premiums and accretion of discounts. Premiums and discounts are amortized and accreted, respectively, to interest income using the constant yield method over the period to maturity.

         Interest on debt securities is included in income when earned.

Loans

         Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-offs are reported at their outstanding principal adjusted for any loans charged off and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

Allowance for Loan Losses

         The allowance for loan losses is increased by provisions charged to expense and reduced by loans charged off, net of recoveries. The allowance is maintained at a level considered adequate to provide for potential loan losses, based on management's evaluation of the loan portfolio, as well as on prevailing and anticipated economic conditions and historical losses by loan category. General reserves have been established, based upon the aforementioned factors and allocated to the individual loan categories. Allowances are accrued on specific loans evaluated for impairment for which the basis of each loan, including accrued interest, exceeds the discounted amount of expected future collections of interest and principal or, alternatively, the fair value of loan collateral.

         A loan is considered impaired when it is probable that the Company will not receive all amounts due according to the contractual terms of the loan. This includes loans that are delinquent 90 days or more (nonaccrual loans) and certain other loans identified by management. Accrual of interest is discontinued and interest accrued and unpaid is removed at the time such amounts are delinquent 90 days. Interest is recognized for nonaccrual loans only upon receipt and only after all principal amounts are current according to the terms of the contract.

Premises and Equipment

         Depreciable assets are stated at cost, less accumulated depreciation. Depreciation is charged to expense, using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized by the straight-line method over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter.

Foreclosed Assets Held For Sale

         Assets acquired by foreclosure or in settlement of debt and held for sale are valued at estimated fair value, as of the date of foreclosure. Management evaluates the value of foreclosed assets held for sale periodically. All costs to sell the foreclosed asset are charged to expense.

Fee Income

         Loan fees, net of direct origination costs, are recognized as revenue on a yield basis over the term of the loans.



Income Taxes

         Deferred tax liabilities and assets are recognized for the tax effects of differences between the financial statement and tax bases of assets and liabilities. A valuation allowance is established to reduce deferred tax assets, if it is more likely than not that a deferred tax asset will not be realized.

Earnings Per Share

         LBI adopted the provisions of SFAS No. 128, Earnings Per Share (EPS), in the year ended December 31, 1997, by reclassifying earnings per share for all periods presented. This Statement replaces the presentation of primary earnings per share with a presentation of basic earnings per share.

         Earnings per share are based on the weighted average number of shares outstanding during each period less the weighted number of shares of treasury stock. There were no common stock equivalents during any of the periods. Weighted average shares outstanding were 8,050 for the period ended June 30, 1998, and 8,050 for the years ended December 31, 1997, 1996 and 1995, respectively.

Impact of Recent Accounting Pronouncements

         The FASB recently adopted SFAS 130, Reporting Comprehensive Income. This Statement establishes standards for reporting and display of comprehensive income and its components in a full set of financial statements. It does not address issues of recognition or measurement. During the period ended June 30, 1998, LBI adopted the provisions of SFAS 130, by reclassification adjustments of prior periods presented.

       The FASB recently adopted SFAS 131, Disclosures about Segments of an Enterprise and Related Information. This Statement establishes standards for the way that public business enterprises report information about operating segments. The Statement also establishes standards for related disclosures about products and services, geographic area and major customers. SFAS 131 is effective for years beginning after December 15, 1997. SFAS 131, which LBI will initially adopt for calendar year 1998, is not expected to have a material impact on the Company's financial statements.

       The FASB recently adopted SFAS 133, Accounting for Derivative Financial Instruments and Hedging Activities. This Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999, may be adopted early for periods beginning after issuance of the Statement and may not be applied retroactively. LBI does not expect to adopt SFAS 133 early. Management believes that SFAS 133 does not have a material impact on the LBI's financial statements.

NOTE 2:  INVESTMENT SECURITIES

           The  amortized  cost  and   approximate   fair  value  of  investment
securities that are classified as held-to-maturity and available-for-sale are as follows:


                                                                    June 30, 1998
                                                               Gross             Gross
                                            Amortized       Unrealized        Unrealized       Approximate
In thousands                                  Cost             Gains           (Losses)         Fair Value
------------------------------------------------------------------------------------------------------------
Available-for-sale
Other securities                        $           218   $            --  $            --   $           218
                                         --------------    --------------   --------------    --------------
                                        $           218   $            --  $            --   $           218
                                         ==============    ==============   ==============    ==============
Held-to-maturity
U. S. Treasury                          $        11,003   $            63  $          (12)   $        11,054
State and political subdivision                     916                12              (1)               927
Mortgage-backed securities                           99                 4              (4)                99
                                        ---------------   ---------------  ---------------   ---------------
                                        $        12,018   $            79  $          (17)   $        12,080
                                         ==============    ==============   ==============    ==============



                                                                  December 31, 1997
                                                               Gross             Gross
                                            Amortized       Unrealized        Unrealized       Approximate
In thousands                                  Cost             Gains           (Losses)        Fair Value
-----------------------------------------------------------------------------------------------------------
Held-to-maturity
U. S. Treasury                          $        12,004   $            61  $          (19)   $        12,046
State and political subdivision                     932                 3              (4)               931
Mortgage-backed securities                          106                 3              (3)               106
Corporate bond                                      500                --               --               500
                                        ---------------   ---------------  ---------------   ---------------
                                        $        13,542   $            67  $          (26)   $        13,583
                                         ==============    ==============   ==============    ==============

                                                                  December 31, 1996
                                                               Gross             Gross
                                            Amortized       Unrealized        Unrealized       Approximate
In thousands                                  Cost             Gains           (Losses)        Fair Value
------------------------------------------------------------------------------------------------------------
Held-to-maturity
U. S. Treasury                          $        13,503   $            49  $          (76)   $        13,476
State and political subdivision                     841                 1             (11)               831
Mortgage-backed securities                          124                 5              (5)               124
Corporate bond                                      503                --              (1)               502
                                        ---------------   ---------------  ---------------   ---------------
                                        $        14,971   $            55  $          (93)   $        14,933
                                         ==============    ==============   ==============    ==============

Maturities of investment securities at June 30, 1998, and December 31, 1997, are as follows:

                                                  June 30, 1998                     December 31, 1997
                                        ---------------------------------  --------------------------

                                            Amortized       Approximate        Amortized       Approximate
In thousands                                  Cost          Fair Value           Cost          Fair Value
-----------------------------           ---------------   ---------------  ---------------   ---------------
Held-to-maturity
One year or less                        $         2,999   $         3,000  $         5,516   $         5,521
After one through five years                      8,079             8,129            7,064             7,100
After five years through ten years                  540               544              365               363
After ten years                                     301               308              491               493
Mortgage-backed securities
     not due on a single date                        99                99              106               106
                                        ---------------   ---------------  ---------------   ---------------
                                        $        12,018   $        12,080  $        13,542   $        13,583
                                         ==============    ==============   ==============    ==============

Available-for-Sale
Other securities not
   due on a single date                 $           218   $           218  $            --   $            --
                                         --------------    --------------   --------------    --------------
                                        $           218   $           218  $            --   $            --
                                         ==============    ==============   ==============    ==============



         Income earned on the above securities for June 30, 1998, June 30, 1997 and the years ended December 31, 1997, 1996 and 1995 is as follows:

                                         June 30                                   December 31
                                 -------------------------           -----------------------------------------
(In thousands)                     1998              1997              1997             1996              1995
--------------------------------------------------------------------------------------------------------------

Taxable
 Held-to-maturity                $   361           $   412           $  801           $   809           $  650

Non-taxable
  Held-to-maturity                    22                20               40                33                1
                                 -------           -------           ------           -------           ------

         Total                   $   383           $   432           $  841           $   842           $  651
                                  ======            ======            =====            ======            =====

         The carrying value, which approximates the market value, of securities pledged as collateral, to secure public deposits and for other purposes, amounted to $7,750,000 at June 30, 1998 and $7,300,000 and $6,752,000 at
December 31, 1997 and 1996, respectively.

         Most of the state and political subdivision debt obligations are non-rated bonds and represent small issues, which are evaluated on an ongoing basis.

NOTE 3:  LOANS AND ALLOWANCE FOR LOAN LOSSES

       The various categories of loans are summarized as follows:



                                                              June 30                     December 31
                                                          -----------------     ---------------------
(In thousands)                                                 1998                 1997           1996
------------------------------------------------------------------------------------------------------------

Consumer                                                  $        11,692  $        11,393   $         9,976
Real estate
   Construction                                                     7,069            6,421             6,085
   Single family residential                                       12,211           13,543            12,632
   Other commercial                                                 9,327            7,816             5,779
Commercial
   Commercial                                                       6,347            5,837             5,150
   Agricultural                                                     5,315            5,307             4,890
Other                                                                 987              649               423
                                                          ---------------  ---------------   ---------------
Total loans before allowance for loan losses              $        52,948  $        50,966   $        44,935
                                                          ===============   ==============    ==============



         At June 30, 1998 and December 31, 1997 and 1996, impaired loans totaled $1,316,000 $1,073,000 and $759,000, respectively. All impaired loans had designated reserves for possible loan losses. Reserves relative to impaired loans at June 30, 1998 and December 31, 1997 and 1996 were $240,000, $140,000 and $161,000, respectively.

         Interest  of  approximately  $49,000,  $47,000,  $81,000,  $76,000  and
$32,000 was recognized on average impaired loans of $1,344,000, $1,127,000, $1,174,000, $982,000 and $791,000 for the six months ended June 30, 1998 and
1997 and the years ended December 31, 1997, 1996 and 1995, respectively. Interest recognized on impaired loans on a cash basis during these period was immaterial.

         At June 30, 1998, single family residential loans comprised 23.1% of the portfolio compared to 26.6% and 28.1% at December 31, 1997 and 1996.

         Transactions in the allowance for loan losses are as follows:

                                                        Six Months Ended             Year Ended
                                                             June 30                 December 31
                                                       ------------------  ---------------------
(In thousands)                                           1998       1997       1997       1996     1995
-----------------------------------------------------------------------------------------------------------
Balance, beginning of period                         $      769 $      464 $      464 $      402 $      403

   Provision charged to expense                             135        129        523        166         96
   Losses charged to allowance                            (168)      (169)      (253)      (140)      (117)
   Recovery of losses charged to allowance                   29         11         35         36         20
                                                      --------- ----------  --------- ---------- ----------

Balance, end of period                               $      765 $      435 $      769 $      464 $      402
                                                      =========  =========  =========  =========  =========




NOTE 4:  TIME DEPOSITS

         Time deposits included approximately $13,328,000, $13,434,000 and $10,796,000 of certificates of deposit of $100,000 or more, at June 30, 1998 and December 31, 1997 and 1996, respectively.

         Deposits are LBI's primary funding source for loans and investment securities. The mix and repricing alternatives can significantly affect the cost of this source of funds and, therefore, impact the margin.


NOTE 5:  INCOME TAXES

         The   provision   for  income  taxes  is  comprised  of  the  following
components:



                                               Six Months Ended               Year Ended
                                                   June 30                      December 31
                                        ------------------------  -------------------------
(In thousands)                             1998          1997         1997         1996         1995
--------------------------------------------------------------------------------------------------------

Income taxes currently payable          $       186    $     295  $       546   $      459   $       226
Deferred income taxes                            --           --        (123)         (26)           181
                                         ----------- -----------   ----------    ---------    ----------
Provision for income taxes              $       186 $        295  $       423   $      433   $       407
                                         ==========  ===========   ==========    =========    ==========


         The tax effects of temporary differences related to deferred taxes shown on the balance sheet were:


                                                               June 30                    December 31
                                                       -------------------  -------------------------
(In thousands)                                                  1998              1997               1996
------------------------------------------------------------------------------------------------------------
Deferred tax assets
   Allowance for loan losses                           $          217      $         217       $         113
   Accrued vacation                                                16                 16                  --
                                                       --------------      -------------       -------------
                                                                  233                233                 113
                                                       --------------      -------------       -------------

Deferred tax liabilities
   Discount accretion on bonds                                     (3)                (3)                 (6)
                                                        --------------     --------------      --------------

Net deferred tax assets included in other assets
   on balance sheets                                   $          230      $         230       $         107
                                                        =============       ============        ============


   A reconciliation of income tax expense at the statutory rate to the LBI's actual income tax expense is shown below.



                                                        Six Months Ended                  Year Ended
                                                              June 30                     December 31
                                                       --------------------     ---------------------

(In thousands)                                             1998       1997       1997       1996       1995
-------------------------------------------------------------------------------------------------------------

Computed at the statutory rate (34%)                   $      193 $      218 $      347 $      414 $      308

Increase (decrease) resulting from
   Tax exempt income                                           (8)        (7)       (14)       (11)        --
   State income taxes - net of federal tax benefit             --         19         38         31         13
   Other differences, net                                       1         65         52         (1)        86
                                                        --------- ----------  --------- -----------    ------

   Actual tax provision                                $      186 $      295 $      423 $      433 $      407
                                                        =========  =========  =========  =========  =========

NOTE 6:  OTHER EXPENSE

    Other operating expenses consists of the following:



                                                 Six Months Ended                        Year Ended
                                                    June 30                                December 31
                                            ---------------------         ----------------------------
(In thousands)                                1998           1997               1997           1996         1995
---------------------------------------------------------------------------------------------------------------------

Professional services                     $          16   $          19  $          38  $          36   $          40
Postage                                              21              21             42             38              40
Telephone                                            14              12             24             21              20
Operating supplies                                   38              31             63             60              63
FDIC insurance                                       14              15             28             25              20
Miscellaneous expense                               251             151            355            297             330
                                           ------------   -------------  -------------  -------------   -------------
         Total                            $         354   $         249  $         550  $         477   $         513
                                           ============    ============   ============   ============    ============

NOTE 7:  TRANSACTIONS WITH RELATED PARTIES

         At June 30, 1998 and December 31, 1997 and 1996, LBI had loans outstanding to executive officers, directors and to companies in which the bank's executive officers or directors were principal owners, in the amount of $632,000, $523,000 and $391,000, respectively.





                                                 June 30                     December 31
                                            ----------------    ------------------------

(In thousands)                                    1998                 1997               1996
---------------------------------------------------------------------------------------------------

Balance, beginning of period                $            523    $            391    $           449
New loans                                                269                 374                308
Repayments                                              (160)               (242)              (366)
                                             ----------------   -----------------   ----------------
Balance, end of period                      $            632    $            523    $           391
                                             ===============     ===============     ==============



         In management's opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management's opinion, these loans did not involve more than the normal risk of collectability or present other unfavorable features.

NOTE 8:  ADDITIONAL CASH FLOW INFORMATION


                                               Six Months Ended                              Year Ended
                                                    June 30                                 December 31
                                          -----------------------------  ------------------------------------------
(In thousands)                                    1998        1997              1997          1996           1995
-------------------------------------------------------------------------------------------------------------------

   Interest paid                          $     1,547     $   1,367      $     2,859    $     2,622     $     2,238
   Income taxes paid                              240           510              581            322             310



NOTE 9:  PENSION PLAN

       LBI's contribution to the plan are determined annually by the Board of Directors. Substantially all full-time employees of LBI are covered by a defined contribution pension plan. Amounts charged to expense were $42,600, $48,300, $98,503, $75,327 and $72,050 for the six months ended June 30, 1998 and 1997, and the years ended December 31, 1997, 1996 and 1995, respectively.

NOTE 10:  SIGNIFICANT ESTIMATES AND CONCENTRATIONS

         Generally accepted accounting principles require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Estimates related to the allowance for loan losses and certain concentrations of credit risk are reflected in Note 3.

         Like all entities, LBI is exposed to risks associated with the Year 2000 Issue, which affects computer software and hardware; transactions with customers, vendors and other entities; and equipment dependent on microchips. LBI has begun but not yet completed the process of identifying and remediation potential Year 2000 problems. It is not possible for any entity to guarantee the results of its own remediation efforts or to accurately predict the impact of the Year 2000 Issue on third parties with which LBI does business. If remediation efforts of LBI or third parties with which it does business are not successful, the Year 2000 problem could have negative effects on the LBI's financial condition and results of operations in the near term.

NOTE 11:  COMMITMENTS AND CREDIT RISK

         LBI grants agri-business, commercial and residential loans to customers in Northwestern Arkansas. Commitments to extend credit are agreements to lend to a customer, as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer's creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management's credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate.

         At June 30, 1998 and December 31, 1997 and 1996, LBI had outstanding commitments to extend credit aggregating approximately $2,340,000, $1,681,000 and $1,409,000 for loan commitments, respectively.

NOTE 12:  REGULATORY MATTERS

       BOL is subject to a legal limitation on dividends that can be paid to the parent company and minority shareholders interest without prior approval of the applicable regulatory agencies. Arkansas bank regulators have specified that the maximum dividend limit state banks may pay to the parent company and minority interest shareholders without prior approval is 75% of the current year earnings plus 75% of the retained net earnings of the preceding year. At June 30, 1998 and December 31, 1997, BOL had approximately $339,000 and $303,000 respectively, in undivided profits available for payment of dividends to the parent company and minority interest shareholders, without prior regulatory approval.

       BOL is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the BOL's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the BOL must meet specific capital guidelines that involve quantitative measures of BOL's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. BOL's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

       Quantitative measures established by regulation to ensure capital adequacy requires BOL to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes that, as of June 30, 1998 and December 31, 1997, BOL meets all capital adequacy requirements to which it is subject.

       As of June 30, 1998 and December 31, 1997, BOL was well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, BOL must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institutions' categories.

       BOL's actual capital amounts and ratios are presented in the following table.



                                                                                                         To Be
                                                                                                Capitalized Under
                                                                             For Capital        Prompt Corrective
                                                        Actual            Adequacy Purposes     Action Provision
(In thousands)                                     Amount    Ratio-%      Amount    Ratio-%     Amount    Ratio-%
-----------------------------------------------------------------------------------------------------------------
As of  June 30, 1998
   Total Risk-Based Capital Ratio                $     7,026    13.8%  $     4,062    8.0%   $     5,077   10.0%
   Tier 1 Capital Ratio                                6,261    12.3%        2,031    4.0%         3,046    6.0%
   Leverage Ratio                                      6,261     8.3%         3,09    4.0%         3,761    5.0%

As of December 31, 1997
   Total Risk-Based Capital Ratio                $     6,629    13.7%  $     3,859    8.0%   $     4,823   10.0%
   Tier 1 Capital Ratio                                5,860    12.2%        1,929    4.0%         2,894    6.0%
   Leverage Ratio                                      5,860     8.1%        2,909    4.0%         3,637    5.0%

As of December 31, 1996
   Total Risk-Based Capital Ratio                $     6,045    14.4%  $     3,361    8.0%   $     4,201   10.0%
   Tier 1 Capital Ratio                                5,581    13.3%        1,680    4.0%         2,521    6.0%
   Leverage Ratio                                      5,581     8.4%        2,644    4.0%         3,304    5.0%



NOTE 13:  PARENT COMPANY ONLY INFORMATION

       The financial statements of Lincoln Bankshares, Inc. (Parent) reflect its investment in the Bank of Lincoln and its equity in BOL's distributed and undistributed net assets. The Parent has no other significant assets, liabilities or operating activities. At June 30, 1998 and December 31, 1997 and 1996, LBI's equity in undistributed earnings (excluding minority interest) of BOL was $328,000, $229,000 and $362,000, respectively. BOL distributed dividends to the Parent of $0, $349,000 and $320,000 for the six months ended June 30, 1998, and for the years ended December 31, 1997 and 1996, respectively. BOL may distribute dividends without regulatory approval from undistributed earnings, subject to maintenance of minimum capital requirements.

NOTE 14:  MERGER AGREEMENT

       On August 25, 1998 management of LBI, as authorized by the Board of Directors, signed a merger agreement with Simmons First National Corporation, a Arkansas based multi-bank holding company with approximately $1.3 billion in total assets. The agreement formulates a transaction whereby all of the outstanding stock of Lincoln Bankshares, Inc would be exchanged for 301,833 shares of Simmons First National Corporation. The merger is subject to regulatory approval.


                                ANNEX I

                    AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER ("Agreement"), is made as of the 25th day of August, 1998, by and among SIMMONS FIRST NATIONAL CORPORATION, an
Arkansas  corporation  ("SFNC")  and  Lincoln  Bancshares,   Inc.,  an  Arkansas
corporation ("LBI").

                             ARTICLE I
                             RECITALS

     Section 1.01 SFNC. SFNC has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of Arkansas, with its principal executive offices located in Pine Bluff, Arkansas. SFNC is registered as a bank holding company with the Board of Governors of the Federal Reserve System ("FRB") under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). As of the date hereof, SFNC has 30,000,000 authorized shares of Class A common stock, par value $1.00 per share ("SFNC Stock"), of which 5,740,624 were outstanding as of June 30, 1998. No shares of the other classes of SFNC's authorized capital stock are outstanding.

     Section 1.02 SFNB. SFNB has been duly incorporated and is a validly existing banking association in good standing under the laws of the United States of America, with its principal executive offices located in Pine Bluff, Arkansas.

     Section 1.03 SFBNA. Simmons First Bank of Northwest Arkansas ("SFBNA") has been duly incorporated and is a validly existing banking corporation in good standing under the laws of the State of Arkansas, with its principal executive offices located in Rogers, Arkansas. As of the date hereof, SFBNA has 18,000 authorized shares of common stock, par value $25.00 per share ("SFBNA Stock"), of which 18,000 shares are outstanding as of June 30, 1998, no other class of capital stock being authorized. As of June 30, 1998, all of outstanding shares of the SFBNA Stock was owned by SFNC.

     Section 1.04 LBI. LBI has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of Arkansas, with its principal executive offices located in Lincoln, Arkansas. LBI is registered as a bank holding company with the FRB under the BHC Act. As of the date hereof, LBI has 50,000 authorized shares of common stock, par value $1.00 per share ("LBI Stock"), of which 8,050 shares are outstanding as of June 30, 1998. No other class of capital stock being authorized.

     Section 1.05 BOL. Bank of Lincoln ("BOL") has been duly incorporated and is a validly existing banking corporation in good standing under the laws of the State of Arkansas, with its principal executive offices located in Lincoln, Arkansas. As of the date hereof, Bank of Lincoln has 8,000 authorized shares of common stock, par value $25.00 per share ("BOL Stock"), of which 8,000 shares are outstanding as of June 30, 1998, no other class of capital stock being authorized. As of June 30, 1998, 6,568 shares of the outstanding BOL Stock (82.1%) were owned by LBI.

     Section 1.06 Compensatory Stock Options. SFNC has reserved 297,500 shares of SFNC Stock ("Option Stock") for issuance pursuant to the terms of the stock option and bonus share grants under the Simmons First National Corporation Incentive and Non-qualified Stock Option Plan and the Simmons First National Corporation Executive Stock Incentive Plan (collectively "Option Plans"), of which options for 236,550 shares have been granted to various executive officers of SFNC and its subsidiaries and are currently outstanding.

     Section 1.07 Rights; Voting Debt. Except for (i) the Option Plans, (ii) the pending merger with American Bancshares of Arkansas, Inc. and (iii) the transactions contemplated under this Agreement, neither SFNC nor LBI has any shares of its capital stock reserved for issuance, any outstanding option, call or commitment relating to shares of its capital stock or any outstanding securities, obligations or agreements convertible into or exchangeable for, or giving any person any right (including, without limitation, preemptive rights) to subscribe for or acquire from it, any shares of its capital stock (collectively, "Rights"). Neither LBI nor SFNC nor any of their respective subsidiaries have any bonds, debentures, notes or other indebtedness issued and outstanding, having the right to vote, or convertible into securities having the right to vote, on any matters on which shareholders may vote ("Voting Debt").

     Section 1.08 Materiality. Unless the context otherwise requires, any reference in this Agreement to materiality with respect to either party shall, as to LBI, be deemed to be with respect to LBI and its wholly owned subsidiary, BOL, taken as a whole and as to SFNC shall be deemed to be with respect to SFNC and its subsidiaries, taken as a whole.

     Section 1.09 Merger. The Board of Directors of SFNC and the Board of Directors of LBI have each determined that it is desirable and in the best interests of the corporation and its shareholders that LBI merge with and into SFNC ("Merger") on the terms and subject to the conditions set forth in this Agreement.

     Section 1.10 Consolidation of BOL Ownership. As a condition to the Merger and prior to the Effective Time, LBI will acquire the remaining shares of BOL Stock in exchange for LBI shares in a transaction which will not adversely affect the eligibility of the Merger to be accounted for under the pooling of interest method of accounting. Any requirement that the transaction in which the outstanding minority shares of BOL Stock are acquired by LBI be accounted for under the purchase method of accounting, shall not be deemed to adversely affect the eligibility to account for the Merger under the pooling of interest method of accounting, so long as the balance of the Merger can be accounted for under the pooling of interest method of accounting.

     In consideration of their mutual promises and obligations hereunder, and intending to be legally bound hereby, SFNC and LBI adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

                              ARTICLE II
                                MERGER

     Section 2.01 Merger. On the Effective Date, as defined in Section 8.01, LBI will merge with and into SFNC, with SFNC being the surviving corporation ("Surviving Corporation"), pursuant to the provisions of, and with the effects provided in, the Arkansas Business Corporation Act ("ABCA"). At the Effective Time, the articles of incorporation and bylaws of SFNC, as the Surviving Corporation, shall be the articles of incorporation and bylaws of SFNC in effect immediately prior to the Effective Time; the directors and officers of SFNC shall be the directors and officers of the Surviving Corporation; SFNC shall continue to possess all of the rights, privileges and franchises possessed by it and shall become vested with and possess all rights, privileges and franchises possessed by LBI; and SFNC shall be responsible for all of the liabilities and obligations of LBI in the same manner as if SFNC had itself incurred such liabilities or obligations, and the Merger shall not affect or impair the rights of the creditors or of any persons dealing with SFNC or LBI.

     Section 2.02 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of SFNC, LBI or the holders of any of the following securities:

     (a) Each share of LBI Stock issued and outstanding immediately prior to the Effective Time (excluding any Dissenting Shares, as defined in Section 2.05) shall be converted into shares of SFNC Stock pursuant to the Exchange Ratio. The Exchange Ratio shall equal 301,833 divided by the number of shares of LBI outstanding on the Effective Date following the consummation of the transaction in which LBI acquires the remaining shares of BOL Stock not owned by LBI ; provided, however, that, in any event, if between the date of this Agreement and the Effective Time the outstanding shares of SFNC Stock shall have been changed into a different number of shares or a different class, by reason of any stock issuance, stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. No adjustment of the Exchange Ratio shall occur by reason of issuance of any Option Shares under the Option Plans or any other merger transaction. At the Effective Time, all such shares of LBI Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive the Merger Consideration (as defined in Section 2.03(b)). The holders of such certificates previously evidencing such shares of LBI Stock; outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of LBI Stock except as otherwise provided herein or by law. Such certificates previously evidencing shares of LBI Stock shall be exchanged for certificates evidencing whole shares of SFNC Stock issued in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 2.03, without interest. No fractional shares of SFNC Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 2.02(b).

     (b) (1) No certificates or scrip evidencing fractional shares of SFNC Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of SFNC. In lieu of any such fractional shares, each holder of LBI Stock upon surrender of a Certificate for exchange pursuant to
Section 2.03 shall be paid an amount in cash, without interest, rounded to the nearest cent, determined by multiplying (a) the SFNC Average Stock Price by (b) the fractional interest to which such holder would otherwise be entitled, after taking into account all shares of LBI Stock then held of record by such holder.

                  (2) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of LBI Stock with respect to any fractional share interests, the Transfer Agent shall promptly pay such amounts to such holders of LBI Stock subject to and in accordance with the terms of
Section 2.03(c).

     (c) The SFNC Average Stock Price shall be the average (arithmetic mean) of the closing price per share of SFNC Stock reported by the NASDAQ during the period of ten (10) trading days on which one or more trades actually occurs, which ends immediately prior to the fifth trading day preceding the Effective Date.

     (d) Each share of LBI Stock held in the treasury of LBI and each share of LBI Stock owned by any direct or indirect wholly owned subsidiary of LBI immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

     (e) At the Closing, LBI shall certify to SFNC the number of shares of LBI Stock then outstanding and SFNC shall compute the Exchange Ratio for the transaction.

     Section 2.03 Exchange of Certificates. (a) Promptly after consummation of the Merger, SFNC shall deposit, or shall cause to be deposited, with SFNB ("Transfer Agent"), for the benefit of the holders of shares of LBI Stock, for exchange in accordance with this Article II, through the Transfer Agent, (i) certificates evidencing such 301,833 shares of SFNC Stock and (ii) cash in the amount of $750.00 ("Fractional Share Fund"). As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of LBI Stock with respect to any fractional share interests, the Transfer Agent shall promptly pay such amounts to such holders of LBI Stock subject to and in accordance with the terms of Section 2.03(c). In the event the initial sum deposited into the fractional Share Fund is insufficient to satisfy all payments required to be paid from such fund, then SFNC shall immediately deposit funds to remedy such deficiency.

     (b) Promptly after the Effective Time, SFNC will instruct the Transfer Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of LBI Stock (other than Dissenting Shares) ("Certificates"), (1) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Transfer Agent and shall be in such form and have such other provisions as SFNC may reasonably specify) and (2) instructions for use in effecting the surrender of the Certificates in exchange for certificates evidencing shares of SFNC Stock. Upon surrender of a Certificate for cancellation to the Transfer Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) certificates evidencing that number of whole shares of SFNC Stock which such holder has the right to receive in respect of the shares of LBI Stock formerly evidenced by such Certificate in accordance with Section
2.02 and (B) cash in lieu of fractional shares of SFNC Stock to which such holder is entitled pursuant to Section 2.02(b), and (C) any dividends or other distributions to which such holder is entitled pursuant to Section 2.03(c), (the shares of SFNC Stock, dividends, distributions and cash described in clauses
(A), (B), and (C) being collectively, the "Merger Consideration") and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of LBI Stock which is not registered in the transfer records of LBI, a certificate evidencing the proper number of shares of SFNC Stock may be issued and cash paid in accordance with this Article II to a transferee if the Certificate evidencing such shares of LBI Stock is presented to the Transfer Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.03, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive upon such surrender the Merger Consideration.

     (c) No dividends or other distributions declared or made after the Effective Time with respect to SFNC Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of SFNC Stock evidenced thereby, and no other part of the Merger Consideration shall be paid to any such holder, until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates evidencing whole shares of SFNC Stock issued in exchange therefor, without interest, (1) promptly, the amount of any cash payable with respect to a fractional share of SFNC Stock to which such holder is entitled pursuant to Section 2.03(b) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of SFNC Stock, and (2) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of SFNC Stock. No interest shall be paid on the Merger Consideration.

     (d) All shares of SFNC Stock issued and cash paid in lieu of fractional shares of LBI Stock in accordance with the terms hereof shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such shares of LBI Stock.

     (e) Any portion of the Fractional Share Fund which remains undistributed to the holders of LBI Stock on the date six months following the Effective Time shall be delivered to SFNC, upon demand, and any holders of LBI Stock who have not theretofore complied with this Article II shall thereafter look directly to SFNC for the Merger Consideration to which they are entitled.

     (f) SFNC shall not be liable to any holder of shares of LBI Stock for any such shares of SFNC Stock, cash in lieu of fractional shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (g) SFNC shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of LBI Stock such amounts as SFNC is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by SFNC, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of LBI Stock in respect of which such deduction and withholding was made by SFNC.

     Section 2.04 Stock Transfer Books. At the Effective Time, the stock transfer books of LBI shall be closed and there shall be no further registration of transfers of shares of LBI Stock thereafter on the records of LBI. On or after the Effective Time, any certificates presented to the Transfer Agent or SFNC for any reason shall be converted into the Merger Consideration.

     Section 2.05 Dissenting Shares. Notwithstanding any other provisions of this Agreement to the contrary, shares of LBI Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares (collectively, the "Dissenting Shares") in accordance with Section 76 of the Arkansas Business Corporation Act of 1965 (A.C.A. ss.4-26-1007) shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such shares of LBI Stock held by them in accordance with such provisions of such statute, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of LBI Stock under such statute shall have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration, as if such shares of LBI Stock, upon surrender, in the manner provided in Section 2.03, of the certificate or certificates that formerly evidenced such shares of LBI Stock.

     Section 2.06 Lost LBI Stock Certificates. In the event any Certificate for LBI Stock shall have been lost, stolen or destroyed, upon receipt of appropriate evidence as to such loss, theft or destruction and to the ownership of such Certificate by the person claiming such Certificate to be lost, stolen or destroyed and the receipt by SFNC of appropriate and customary indemnification, SFNC will issue in exchange for such lost, stolen or destroyed Certificate, a certificate of shares of SFNC Stock and the cash payment, if any, deliverable in respect thereof as determined in accordance with this Article II.

     Section 2.07 Options and Rights. There are no options or rights granted by LBI to purchase shares of LBI Stock, which are outstanding and unexercised and there are no outstanding securities issued by LBI, or any other party, convertible into LBI Stock.

                              ARTICLE III
                       ACTIONS PENDING MERGER

     Section 3.01 Required Actions Pending Merger. LBI hereby covenants and agrees with SFNC that prior to the Effective Time, unless the prior written consent of SFNC shall have been obtained, and except as otherwise contemplated herein, LBI will and will cause each of its subsidiaries to:

     (a) give all required notices, make all necessary amendments (other than amendments terminating the accrual of benefits) and cause its Board of Directors to adopt a resolution terminating the Bank of Lincoln Profit Sharing Plan to be effective on or before the Effective Date, to pay any and all termination, early withdrawal penalties or similar fees with respect to the termination of the plan and take all reasonable steps to preclude SFNC from having any liability to the plan or to the officers, employees or directors of LBI or any of its subsidiaries under such plan;

     (b) use reasonable efforts to preserve intact their business organization and assets, maintain their rights and franchises, retain the services of their officers and key employees, except that they shall have the right to lawfully terminate the employment of any officer or key employee if such termination is in accordance with LBI's existing employment procedures;

     (c) use reasonable efforts to maintain and keep their properties in as good repair and condition as at present, except for depreciation due to ordinary wear and tear;

     (d) use reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that now maintained;

     (e) perform in all material respects all obligations required to be performed by them under all material contracts, leases, and documents relating to or affecting their assets, properties, and business;

     (f) give SFNC notice of all board of directors meetings of LBI and each of its subsidiaries, allow SFNC to have a non-voting representative at each such meeting provided however such representative shall be subject to exclusion from any portion of any such meeting during any discussion or action concerning the Merger or to the extent that LBI's legal counsel advises the directors that permitting SFNC's presence would constitute a breach of their fiduciary duties, and provide SFNC with all written materials and communications provided to the directors in connection with such meetings;

     (g) prior to the Effective Time, obtain written consents of the participants for the termination of all of the deferred compensation arrangements for the directors of LBI and its subsidiaries in exchange for the distribution to each participant of the life insurance policy funding such arrangement or the net realizable cash value of such policy, which termination shall to be effective immediately after the Effective Date; and

     (h) cooperate with SFNC in the preparation and execution of a definitive merger agreement and plan of merger for the merger of BOL with and into Simmons First Bank of Northwest Arkansas, to be effective after the Effective Time, and the filing for all regulatory approvals necessary therefor.

     Section 3.02 Prohibited Actions Pending Merger. Except as specifically contemplated by this Agreement, from the date hereof until the earlier of the termination of the Agreement or the Effective Time, LBI shall not do, and LBI will cause each of its subsidiaries not to do, without the prior written consent of SFNC, any of the following:

     (a) make, declare or pay any dividend on LBI Stock (other than dividends consistent with historic practices) or declare or make any distribution on, or directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any share of its capital stock (other than in a fiduciary capacity or in respect of a debt previously contracted in good faith) or authorize the creation or issuance of or issue or sell or permit any subsidiary to issue or sell any additional shares of LBI's capital stock (other than the issuance of LBI shares in the transaction in the remaining outstanding shares of BOL Stock are acquired by LBI) or the capital stock of any subsidiary, or any options, calls or commitments relating to its capital stock or the capital stock of any subsidiary, or any securities, obligations or agreements convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, shares of its capital stock or the capital stock of any of its subsidiaries;

     (b) hire any additional staff or replace any staff members which terminate employment or are discharged, except for personnel hired at an hourly rate to fill vacancies or for seasonal part time staff in accordance with past practices;

     (c) enter into or permit any subsidiary to enter into any employment contracts with, pay any bonus to, or increase the rate of compensation of, any of its directors, officers or employees, except in the ordinary course of business consistent with the past practice, including the (i) payment of a Christmas Bonus to employees, in an amount not to exceed the amount of such Christmas Bonus accrued by LBI and BOL in accordance with past practices for the then current year through the payment date and (ii) the payment of a year-end bonus to directors of BOL in an amount not to exceed the amount of such bonus accrued by BOL in accordance with past practices for the then current year through the payment date;

     (d) except as required by this Agreement, enter into or modify or permit any subsidiary to enter into or modify (except as may be required by applicable law and except for the renewal of any existing plan or arrangement in the ordinary course of business consistent with past practice) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees;

     (e) except as contemplated by Section 5.01(l), substantially modify the manner in which it and its subsidiaries have heretofore conducted their business, taken as a whole, or amend its articles of incorporation or by-laws;

     (f) subject to the fiduciary duties of directors and except as may be required by applicable law, initiate, solicit or encourage, including by way or furnishing information or assistance, or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Competing Transaction, as such term is defined below, or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize any of their officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by LBI or any of its subsidiaries to take any such action and, upon learning of such action by any representative, shall take appropriate steps to terminate such action, LBI shall promptly notify SFNC orally and in writing of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters; for purposes of this Agreement, "Competing Transaction" shall mean any of the following involving LBI or any of its subsidiaries; any merger, consolidation, share exchange or other business combination; a sale, lease, exchange, mortgage, pledge, transfer or other disposition of a substantial portion of assets; a sale of shares of capital stock or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock;
     (g) except in the ordinary course of business, acquire any assets or business or permit any subsidiary to acquire any assets or business that are material to such party;

     (h) acquire any investment securities other than U. S.Treasury Securities, municipal securities and U. S. Agency securities which are traditional fixed rate debt securities and shall not include any floating rate securities, multi-step rate securities, mortgage-backed securities, mutual funds or any derivative securities;

     (i) except in their fiduciary capacities, purchase any shares of SFNC
Stock;

     (j) change any method of accounting in effect at December 31, 1997, or change any method of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 1997, except as may be required by law or generally accepted accounting principles;

     (k) take action which would or is reasonably likely to (1) adversely affect the ability of either of SFNC or LBI to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby; (2) adversely affect LBI's ability to perform its covenants and agreements under this Agreement; or (3) result in any of the conditions to the Merger set forth herein not being satisfied;

     (l) unless and except in accordance with existing loan policies, make any single new loan or series of loans to one borrower or a related group of borrowers in an aggregate amount greater than $100,000.00;

     (m) sell or dispose of any real estate or other assets having a value in excess of $25,000.00, other than properties acquired in foreclosure or otherwise in the ordinary collection of indebtedness to LBI or its subsidiaries;

     (n) take any action which would in the opinion of Baird, Kurtz & Dobson, preclude the Merger from qualifying for the pooling of interest method of accounting;

     (o) take any other action or permit any subsidiary to take any action not in the ordinary course of business of it and its subsidiaries, taken as a whole; or

     (q) directly or indirectly agree to take any of the foregoing actions.

     Section 3.03 Conduct of LBI to Date. Except as contemplated by this Agreement or as disclosed on Schedule 3.03, from and after December 31, 1997 through the date of this Agreement:

     (a) LBI and BOL have carried on their respective businesses in the ordinary and usual course consistent with past practices,

     (b) neither LBI nor BOL have issued or sold any capital stock or issued or sold any corporate debt securities which would be classified as long term debt on the balance sheet of LBI or BOL,

     (c) LBI has not declared, set aside, or paid any cash or stock dividend or distribution in respect of its capital stock (other than dividends declared and paid in accordance with past practices),

     (d) neither LBI nor BOL have incurred any material obligation or liability (absolute or contingent), except normal trade or business obligations or liabilities incurred in the ordinary course of business, or in conjunction with this Agreement, or mortgaged, pledged, or subjected to lien, claim, security interest, charge, encumbrance or restriction any of its assets or properties,

     (e) neither LBI nor BOL has discharged or satisfied any material lien, mortgage, pledge, claim, security interest, charges, encumbrance, or restriction or paid any material obligation or liability (absolute or contingent), other than in the ordinary course of business,

     (f) neither LBI nor BOL has, since December 31, 1997, sold, assigned, transferred, leased, exchanged, or otherwise disposed of any of its properties or assets other than for a fair consideration in the ordinary course of business,

     (g) neither LBI nor BOL increased the rate of compensation of, or paid any bonus to, any of its directors, officers, or other employees, except merit or promotion increases, in accordance with existing policy; entered into any new, or amended or supplemented any existing, employment, management, consulting, deferred compensation, severance, or other similar contract; adopted, entered into, terminated, amended or modified any employee benefit plan in respect of any of present or former directors, officers or other employees; or agreed to do any of the foregoing,

     (h) neither LBI nor BOL has suffered any material damage, destruction, or loss, whether as the result of flood, fire, explosion, earthquake, accident, casualty, labor trouble, requisition or taking of property by any government or any agency of any government, windstorm, embargo, riot, act of God, or other similar or dissimilar casualty or event or otherwise, whether or not covered by insurance,

     (i) neither LBI nor BOL has canceled or compromised any debt to an extent exceeding $50,000.00 owed to it or any of its subsidiaries or any claim to an extent exceeding $50,000.00 asserted by LBI or any of its subsidiaries,

     (j) neither LBI nor BOL has entered into any transaction, contract, or commitment outside the ordinary course of its business,

     (k) neither LBI nor BOL has entered, or agreed to enter, into any agreement or arrangement granting any preferential right to purchase any of its material assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such material assets, properties or rights,

     (l) there has not been any change in the method of accounting or accounting practices of LBI or any of its subsidiaries, and

     (m) LBI and BOL have kept all records substantially in accordance with its record retention policy and has not received any comment, notice or criticism by any bank regulatory agency which would lead a reasonable person to believe that such policy is not substantially in compliance with regulatory and statutory requirements and customary industry standards and have retained such records for the periods required by its policy.

                            ARTICLE IV
                REPRESENTATIONS AND WARRANTIES

     Section  4.01  Representations  and  Warranties.  Except  as  disclosed  on
Schedule 4.01, SFNC and its subsidiaries, to the extent applicable to such subsidiaries, represent and warrant to LBI, and LBI and BOL, to the extent applicable to BOL, represent and warrant to SFNC, that:

     (a) The facts set forth in Article I of this Agreement with respect to it are true and correct.

     (b) All of the outstanding shares of capital stock of it and its subsidiaries are duly authorized, validly issued and outstanding, fully paid and non-assessable, and except for BOL Stock, are subject to no preemptive rights.

     (c) Each of it and its subsidiaries has the power and authority, and is duly qualified in all jurisdictions, except for such qualifications the absence of which will not have a Material Adverse Effect, as hereinafter defined, where such qualification is required, to carry on its business as it is now being conducted and to own all its material properties and assets, and it has all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except for such powers and authorizations the absence of which, either individually or in the aggregate, would not have a Material Adverse Effect.

     (d) Except as shown on Schedule 4.01, the shares of capital stock of each of its subsidiaries are owned by it free and clear of all liens, claims, encumbrances and restrictions on transfer and there are no Rights with respect to such capital stock.

     (e) The Board of Directors of each SFNC and LBI have, by all appropriate action, approved this Agreement and the Merger. Subject, in the case of LBI, to the receipt of approval of its shareholders and, subject to receipt of required regulatory approvals, this Agreement is a valid and binding agreement of it enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     (f) The execution, delivery and performance of this Agreement by it does not, and the consummation of the transactions contemplated hereby by it will not, constitute (1) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or its subsidiaries or to which it or its subsidiaries (or any of their respective properties) is subject, which breach, violation or default is reasonably likely to have a material adverse effect on the condition, financial or otherwise, properties, results of operations or business of it and its subsidiaries, taken as a whole or on its ability to perform its obligations hereunder and to consummate the transactions contemplated hereby ("Material Adverse Effect"), or enable any person to enjoin any of the transactions contemplated hereby or (2) a breach or violation of, or a default under, the articles of incorporation or by-laws of it or any of its subsidiaries; and the consummation of the transactions contemplated hereby will not require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than the required approvals of applicable regulatory authorities referred to in Section 6.01(b) and (c) and the approval of the shareholders of LBI referred to in Section 4.01(e) and any consents and approvals the absence of which will not have a Material Adverse Effect.

     (g) In the case of SFNC, as of their respective dates, neither its Annual Report on form 10-K for the fiscal year ended December 31, 1997, nor any other document filed subsequent to December 31, 1997 under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), each in the form, including exhibits, filed with the SEC, and the Statements of Condition filed on behalf of its subsidiaries with the state and federal banking agencies during 1996, 1997 and 1998, (collectively, the "SFNC Reports"), did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets in or incorporated by reference into the SFNC Reports, including the related notes and schedules, fairly presents the financial position of the entity or entities to which it relates as of its date and each of the statements of operations and retained earnings and of cash flow and changes in financial position or equivalent statements in or incorporated by reference into the SFNC Reports, including any related notes and schedules, fairly presents the results of operations, retained earnings and cash flows and changes in financial position, as the case may be, of the entity or entities to which it relates for the periods set forth therein, subject, in the case of unaudited interim statements or reports to normal year-end audit adjustments that are not material in amount or effect, in each case in accordance with generally accepted accounting principles applicable to bank holding companies consistently applied during the periods involved, except as may be noted therein. It has no material obligations or liabilities, contingent or otherwise, except as disclosed in the SFNC Reports, and its consolidated allowance for loan and lease losses, as shown on its most recent balance sheet or statement of condition contained in the SFNC Reports was adequate, as of the date thereof, within the meaning of generally accepted accounting principles and safe and sound banking practices.

     (h) In the case of LBI, its balance sheet for the fiscal year ended December 31, 1997, and the Statements of Condition filed on behalf of its subsidiaries with the state and federal banking agencies during 1997 and 1998, and in the case of BOL, its Statements of Condition filed with the state and federal bank agencies during 1997 and 1998 and its unaudited monthly financial reports prepared subsequent to March 31, 1998 (collectively, the "LBI Reports"), did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets in the LBI Reports, including the related notes and schedules, fairly presents the financial position of the entity or entities to which it relates as of its date and each of the statements of operations and retained earnings or equivalent statements in the LBI Reports, including any related notes and schedules, fairly presents the results of operations and retained earnings, as the case may be, of the entity or entities to which it relates for the periods set forth therein in each case in accordance with generally accepted accounting principles applicable to bank holding companies consistently applied during the periods involved, except as may be noted therein. It has no material obligations or liabilities, contingent or otherwise, except as disclosed in the LBI Reports, and its consolidated allowance for loan and lease losses, as shown on its most recent balance sheet or statement of condition contained in its LBI Reports was adequate, as of the date thereof, within the meaning of generally accepted accounting principles and safe and sound banking practices to absorb reasonably expected losses in the loan portfolio of BOL. In the case of LBI and its subsidiaries, the unaudited monthly financial reports prepared subsequent to March 31, 1998 fairly present the results of operations and the financial conditions of the entity or entities to which it relates, subject to normal year-end adjustments that are not material in amount or effect.

     (i) Since December 31, 1997, in the case of SFNC and LBI, there has been no material adverse change in the financial condition of either SFNC and its subsidiaries, taken as a whole, or LBI and its subsidiaries, taken as a whole.

     (j) All material federal, state, local, and foreign tax returns required to be filed by or on behalf of it or any of its subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such returns filed are complete and accurate in all material respects. All taxes shown on returns filed by it have been paid in full or adequate provision has been made for any such taxes on its balance sheet in accordance with generally accepted accounting principles. As of the date of this Agreement, there is no audit examination, deficiency, or refund litigation with respect to any taxes of it that would result in a determination that would have a Material Adverse Effect. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation relating to it have been paid in full or adequate provision has been made for any such taxes on its balance sheet in accordance with generally accepted accounting principles. It has not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect.

     (k) (1) No material litigation, proceeding or controversy before any court or governmental agency is pending, and there is no pending claim, action or proceeding against it or any of its subsidiaries, which in its reasonable judgment is likely to have a Material Adverse Effect or to prevent consummation of the transactions contemplated hereby, and, to the best of its knowledge, no such litigation, proceeding, controversy, claim or action has been threatened or is contemplated, and (2) neither it nor any of its subsidiaries is subject to cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, federal or state governmental authorities charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits ("Bank Regulators"), nor has it been advised by any Bank Regulator that it is contemplating issuing or requesting, or is considering the appropriateness of issuing or requesting, any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolution or similar understanding.

     (l) Except for this Agreement, and arrangements made in the ordinary course of business, neither LBI nor BOL is bound by any material contract, as defined in Item 601(b)(10)(i) and (ii) of Regulation S-K, to be performed after the date hereof that has not been disclosed to SFNC.

     (m) All "employee benefit plans", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), that cover any of its or its subsidiaries' employees, comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws; neither it nor any of its subsidiaries has engaged in a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any such plan which is likely to result in any material penalties or taxes under
Section 502(i) of ERISA or Section 4975 of the Code; no material liability to the Pension Benefit Guaranty Corporation has been or is expected by it or them to be incurred with respect to any such plan which is subject to Title IV of ERISA ("pension plan"), or with respect to any "single-employer plan" (as defined in Section 4001(a)(15) of ERISA) currently or formerly maintained by it, them or any entity which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Code; no pension plan had an "accumulated funding deficiency", as defined in Section 302 of ERISA (whether or not waived), as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each pension plan exceeds the present value of the "benefit liabilities", as defined in Section 4001(a)(16) of ERISA, under such pension plan as of the end of the most recent plan year with respect to the respective plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such pension plan as of the date hereof; no notice of a "reportable event", as defined in Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived has been required to be filed for any pension plan within the 12-month period ending on the date hereof; neither it nor any of its subsidiaries has provided, or is required to provide, security to any pension plan pursuant to Section 401(a)(29) of the Code; it and its subsidiaries have not contributed to a "multiemployer plan", as defined in
Section 3(37) of ERISA, on or after September 26, 1980; and it and its subsidiaries do not have any obligations for retiree health and life benefits under any benefit plan, contract or arrangement.

     (n) Each of it and its subsidiaries has good title to its properties and assets, other than property as to which it is lessee, free and clear of any liens, security interests, claims, charges, options or other encumbrances not set forth in the Reports, except such defects in title which would not, in the aggregate, have a Material Adverse Effect and in the case of LBI substantially all of the buildings and equipment in regular use by LBI and each of its subsidiaries have been reasonably maintained and are in good and serviceable condition, reasonable wear and tear excepted.

     (o) It knows of no reason why the regulatory approvals referred to in Sections 6.01(b) and (c) should not be obtained without the imposition of any condition of the type referred to in the proviso following Sections 6.01(b) and
(c).

     (p) It and each of its subsidiaries have all permits, licenses, certificates of authority, orders, and approvals of, and have made all filings, applications, and registrations with, federal, state, local, and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted and the absence of which would have a Material Adverse Effect; all such permits, licenses, certificates of authority, orders, and approvals are in full force and effect, and to the best knowledge of it no suspension or cancellation of any of them is threatened.

     (q) In the case of SFNC, the shares of SFNC Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

     (r) Neither it nor any of its subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is it or any of its subsidiaries the subject of a proceeding asserting that it or any such subsidiary has committed an unfair labor practice or seeking to compel it or such subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its subsidiaries pending or threatened.

     (s) Except for the employment of Stephens Inc., neither LBI nor any of its subsidiaries, nor any of their respective officers, directors, or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for it or any of its subsidiaries, in connection with this Agreement or the transactions contemplated hereby.

     (t) The information to be supplied by it for inclusion in (1) the Registration Statement on Form S-4 and/or such other form(s) as may be appropriate to be filed under the Securities Act of 1933, as amended ("Securities Act"), with the SEC by SFNC for the purpose of, among other things, registering or obtaining an exemption from registration for, the SFNC Stock to be issued to the shareholders of LBI in the Merger ("Registration Statement"), or (2) the proxy statement to be distributed in connection with LBI's meeting of its shareholders to vote upon this Agreement, as amended or supplemented from time to time ("Proxy Statement"), and together with the prospectus included in the Registration Statement, as amended or supplemented from time to time, ("Proxy Statement/Prospectus") will not at the time such Registration Statement becomes effective, and in the case of the Proxy Statement/Prospectus at the time it is mailed and at the time of the meeting of stockholders contemplated under this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     (u) For purposes of this section, the following terms shall have the indicated meaning:

                  "Environmental Law" means any federal, state or local laws statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term Environmental Law includes without limitation (1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. ss.9601, et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss.6901, et seq., the Clean Air Act, as amended, 42 U.S.C. ss.7401, et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. ss.1251, et seq., the Toxic Substances Control Act, as amended, 15 U.S.C. ss.9601, et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. ss.11001, et seq., the Safe Drinking Water Act, 42 U.S.C. ss.300f, et seq., all comparable state and local laws, and (2) any common law, including without limitation common law that may impose strict liability, that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

                  "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any material containing any such substance as a component. Hazardous Substances include without limitation petroleum or any derivative or by-product thereof, asbestos, radioactive material, and polychlorinated biphenyls.

                  "Loan Portfolio Properties and Other Properties Owned" means those properties owned or operated by SFNC or LBI or any of their subsidiaries.

                  (1) To the best knowledge of it and its subsidiaries, neither it nor any of its subsidiaries has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which would not reasonably be expected to singly or in the aggregate have a Material Adverse Effect;

                  (2) To the best knowledge of it and its subsidiaries, none of the Loan Portfolio Properties and Other Properties Owned by it or its subsidiaries has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which singly or in the aggregate will not have a Material Adverse Effect; and

                  (3) To the best knowledge of it and its subsidiaries, there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to the liability of the Loan Portfolio Properties and Other Properties Owned by it or its subsidiaries under any Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law, except such which will not have, result in or relate to a Material Adverse Effect.

     (v) LBI does not and is not required to file reports pursuant to the Exchange Act.

     (w) It and its subsidiaries have complied in all material respects with the provisions of the Community Reinvestment Act ("CRA") and the rules and regulations thereunder, has a CRA rating of not less than "satisfactory," and has received no material criticism from regulators with respect to discriminatory lending practices.
     (x) neither SFNC nor any of its subsidiaries know of any fact, event, circumstance or occurrence concerning SFNC or any of its subsidiaries which it reasonably believes would, in the opinion of Baird, Kurtz & Dobson, preclude the Merger from qualifying for the pooling of interest method of accounting.

     Section 4.02 Representations and Warranties of LBI. Except as disclosed in writing in the Disclosure Letter, LBI and BOL, to the extent applicable to BOL, to the best of their knowledge, represent and warrant to SFNC, that none of LBI's executive management, consisting of Loyd R. Swope, Kenneth D. Cox and Larry C. Karnes, knows of any circumstances, events, commitments, instruments or facts that are known to be misrepresented or intentionally omitted from any instrument, file, or other record of LBI or any of its subsidiaries, with respect to loans to borrowers which are payable to LBI or any of its subsidiaries either directly or as a participant and, to the best knowledge of it and its subsidiaries and except for such imperfections in documentation which when considered as a whole would not have a material adverse effect on the business, operations or financial condition of any of LBI or BOL:

     (a) All loans were made for good, valuable and adequate consideration in the normal and ordinary course of business, and the notes and other evidences of indebtedness and any loan agreements or security documents executed in connection therewith are true and genuine and constitute the valid and legally binding obligations of the borrowers to whom the loans were made and are legally enforceable against such borrowers in accordance with their terms subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar debtor relief laws from time to time in effect, as well as general principles of equity applied by a court of proper jurisdiction, regardless of whether such enforceability is considered in a proceeding in equity or at law;

     (b) The amounts represented to SFNC as the balances owing on the loans are the correct amounts actually and unconditionally owing, are undisputed, and are not subject to any offsets, credits, deductions or counterclaims;

     (c) The collateral securing each loan as referenced in a loan officer worksheet, loan summary report or similar interoffice loan documentation is in fact the collateral held by LBI or BOL to secure each loan;

     (d) LBI or its subsidiaries have possession of all loan document files and credit files for all loans held by them containing promissory notes and other relevant evidences of indebtedness with original signatures of their borrowers and guarantors;

     (e) LBI or its subsidiaries hold validly perfected liens or security interests in the collateral granted to them to secure all loans as referenced in the loan officer worksheets, loan summary reports or similar interoffice loan documentation and the loan or credit files contain the original security agreements, mortgages, or other lien creation and perfection documents unless originals of such documents are filed of public record;

     (f) Each lien or security interest of LBI or its subsidiaries in the collateral held for each loan is properly perfected in the priority described as being held by LBI or its subsidiaries in the loan officer worksheets, loan summary reports or similar interoffice loan documentation contained in the loan document or credit files;

     (g) LBI and its subsidiaries are in possession of all collateral that the loan document files or credit files indicate they have in their possession;

     (h) All guaranties granted to LBI or its subsidiaries to insure payment of loans constitute the valid and legally binding obligations of the guarantors and are enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar debtor relief laws from time to time in effect, as well as general principles of equity applied by a court of proper jurisdiction, regardless of whether in a proceeding in equity or at law;

     (i) With respect to any loans in which LBI or any of its subsidiaries have sold participation interests to another bank or financial institution, none of the buyers of such participation interests are in default under any participation agreements.

     (j) LBI and BOL have adopted and tested a compliance plan for Year 2000 computer hardware and software issues, are proceeding with implementation of such plan so as to timely comply with such plan and BOL has disclosed to SFNC the results of its most recent Year 2000 examination from its respective federal regulators.

                            ARTICLE V
                            COVENANTS

     Section 5.01 Covenants. SFNC hereby covenants with and to LBI, and LBI hereby covenants with and to SFNC, that:

     (a) It shall use its best efforts in good faith to take or cause to be taken all action necessary or desirable under this Agreement on its part as promptly as practicable so as to permit the consummation of the transactions contemplated by this Agreement at the earliest reasonable date and cooperate fully with the other party hereto to that end;

     (b) In the case of LBI, it shall (1) take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of approving this Agreement as soon as is reasonably practicable; (2) in each case subject to the fiduciary duties of its directors, recommend to its shareholders that they approve this Agreement and use its best efforts to obtain such approval; (3) distribute to its shareholders the Proxy Statement/Prospectus in accordance with applicable federal and state law (except, in the case of SFNC, for state securities laws and "Blue Sky" permits which are covered by
Section 5.01(e)); and (4) cooperate and consult with SFNC with respect to each of the foregoing matters;

     (c) SFNC will file a Registration Statement on form S-4 for the shares to be issued pursuant to the Merger and use its best efforts to have the Registration Statement declared effective. LBI and SFNC will cooperate in the preparation and filing of the Proxy Statement/Prospectus and Registration Statement in order to consummate the transactions contemplated by this Agreement as soon as is reasonably practicable;

     (d) SFNC will advise LBI, promptly after SFNC receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of SFNC Stock issuable pursuant to this Agreement for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information;

     (e) In the case of SFNC, it shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement;

     (f) Subject to its disclosure obligations imposed by law, unless approved by the other party hereto in advance, it will not issue any press release or written statement for general circulation relating to the transactions contemplated hereby;

     (g) It shall promptly furnish the other party with copies of written communications received by it, or any of its respective subsidiaries, Affiliates or Associates, (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date hereof, from, or delivered by any of the foregoing to, any governmental body or agency in connection with or material to the transactions contemplated hereby;

     (h) (1) Upon reasonable notice, it shall, and shall cause each of its subsidiaries to, afford the other party hereto, and its officers, employees, counsel, accountants and other authorized representatives (collectively, such party's "Representatives") access, during normal business hours, to all of its and its subsidiaries' properties, books, contracts, commitments and records; it shall enable the other party's Representatives to discuss its business affairs, condition, financial and otherwise, assets and liabilities with such third persons, including, without limitation, its directors, officers, employees, accountants, counsel and creditors, as the other party considers necessary or appropriate; and it shall, and it shall cause each of its subsidiaries to, furnish promptly to the other party hereto (a) a copy of each report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws since December 31, 1997, and (b) all other information concerning its business properties and personnel as the other party hereto may reasonably request, provided that no investigation pursuant to this Paragraph (h) shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate this Agreement of, the other party hereto; (2) it will, upon request, furnish the other party with all information concerning it, its subsidiaries, directors, officers, partners and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus, the Registration Statement or any other statement or application made by or on behalf of SFNC, LBI or any of their respective subsidiaries to any governmental body or agency in connection with or material to the Merger and the other transactions contemplated by this Agreement; and (3) it will not use any information obtained pursuant to this Paragraph (h) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and, if this Agreement is not consummated, it will hold all information and documents obtained pursuant to this Paragraph (h) in confidence unless and until such time as such information or documents otherwise become publicly available or as it is advised by counsel that any such information or document is required by law to be disclosed, and in the event of the termination of this Agreement, it will deliver to the other party hereto all documents so obtained by it and any copies thereof,

     (i) It shall  notify the other party hereto as promptly as  practicable  of
(1) any material breach of any of its warranties, representations or agreements contained herein and (2) any change in its condition (financial or otherwise), properties, business, results of operations or prospects that could have a Material Adverse Effect.

     (j) It shall cooperate and use its best efforts to promptly prepare and file all documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental agencies, including, in the case of SFNC, submission of applications for approval of this Agreement and the transactions contemplated herein to the FRB in accordance with the provisions of the BHC Act, and to any other regulatory agencies as required by law,

     (k) It shall (1) permit the other to review in advance and, to the extent practicable, will consult with the other party on all characterizations of the information relating to the other party and any of its respective subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any governmental body or agency in connection with the transactions contemplated by this Agreement; and (2) consult with the other with respect to obtaining all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies or agencies necessary or advisable to consummate the transactions contemplated by this Agreement and will keep the other party informed of the status of matters relating to completion of the transactions contemplated herein;

     (l) Prior to the Effective Date, LBI shall, consistent with generally accepted accounting principles, cause BOL to modify and change its loan, litigation and real estate valuation policies and practices, including loan classifications and levels of reserves and other pertinent accounting entries, so as to be applied consistently on a mutually satisfactory basis with those of SFNC; provided, however, that no such action pursuant to this subsection (l) need be taken unless and until SFNC acknowledges that all conditions to its obligation to consummate the Merger has been satisfied and no such accrual or other adjustment made by LBI pursuant to the provisions of this subsection (l) shall constitute an acknowledgment by LBI or create any implication for any purpose, that such accrual or other adjustment was necessary for any purpose other than to comply with the provisions of this subsection (l);

     (m) From and after the Effective Date, SFNC shall cause its subsidiaries, including BOL, to offer to all persons who were employees of LBI or BOL (as reflected in the payroll records of such institutions) immediately prior to the Effective Date and who become employees of SFNC or any of its subsidiaries, including those who remain as employees of BOL immediately following the Effective Date, the right to participate in the employee benefits of SFNC and its subsidiaries (including but not limited to the Simmons First National Corporation Employee Stock Ownership Plan, Simmons First National Corporation ss.401(k) Plan, and such other benefits as are set forth in the Simmons First National Corporation Personnel Policy Manual) on the same terms as the employees of the other subsidiaries of SFNC. To the extent permitted by such plans and policies and SFNC's prior administration of such plans and policies, (1) prior service of employees of LBI and its subsidiaries will be credited for purposes of eligibility to participate, vesting, and benefit accrual under such plans and policies and (2) any waiting periods or exclusions pre-existing conditions shall be waived.

     (n) In the case of SFNC, immediately following the Effective Date,it shall pay to Stephens Inc. all amounts owing to Stephens Inc. by LBI pursuant to that certain retainer agreement, dated January 2, 1998, between Stephens Inc. and LBI.

     (o) In the case of SFNC, neither it nor any of its subsidiaries will take any action which, in the opinion of Baird, Kurtz & Dobson, would preclude the Merger from qualifying for the pooling of interest method of accounting.

                                ARTICLE VI
                      CONDITIONS TO CONSUMMATION

     Section 6.01 Mutual Conditions. The respective obligations of SFNC and LBI to effect the Merger shall be subject to the satisfaction prior to the Effective Time of the following conditions:

     (a) This Agreement and the transactions contemplated hereby shall have been approved by the requisite votes of the shareholders of LBI in accordance with applicable law;

     (b) The procurement by SFNC of approval of this Agreement and the transactions contemplated hereby by the FRB and the expiration of any statutory waiting periods;

     (c) Procurement of all other regulatory consents and approvals, including, without limitation, any required consents or approvals from the United States Treasury, Office of the Comptroller of the Currency and state banking authorities, which are necessary to the consummation of the transactions contemplated by this Agreement; provided, however, that no approval or consent described in Sections 6.01(b) and (c) shall be deemed to have been received if it shall include any conditions or requirements which would reduce the benefits of the transactions contemplated hereby to such a degree that SFNC or LBI would not have entered into this Agreement had such conditions or requirements been known at the date hereof;

     (d) The receipt from Baird, Kurtz & Dobson of its opinion that the Merger upon consummation may properly be accounted for under the pooling of interest method pursuant to Generally Accepted Accounting Principles and the accounting rules of the Securities Exchange Commission, provided that the opinion may require that the transaction in which LBI acquired the minority interest in BOL be accounted for using the purchase method of accounting;

     (e) The satisfaction of all other requirements prescribed by law which are necessary to the consummation of the transactions contemplated by this Agreement;

     (f) No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger;

     (g) No statute, rule, regulation, order, injunction or decree shall have been enacted entered, promulgated or enforced by any governmental authority which prohibits, restricts or makes illegal consummation of the Merger; and

     (h) The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or an exemption from registration shall be effective.

     (i) LBI shall cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act) to deliver to SFNC as soon as practicable after the date hereof, but in no event after the date of the LBI shareholders meeting called to approve the Merger, a letter agreement satisfactory to SFNC providing, among other matters, that such person will not sell, pledge (other than the continuation of existing pledges), transfer or otherwise dispose of any shares of LBI Stock held by such "affiliate" or the shares of SFNC Stock to be received by such "affiliate" in the Merger in the case of shares of SFNC Stock only, except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder and upon terms and conditions which will not adversely affect the qualification of the Merger for the pooling of interest method of accounting.

     Section 6.02 Additional Conditions for SFNC. The obligation of SFNC to effect the Merger shall be subject to the satisfaction prior to the Effective Time of the following additional conditions:

     (a) SFNC shall have received an opinion, dated the Effective Date, of LBI's counsel in the form and to the effect customarily received in transactions of this type;

     (b) SFNC shall have received agreements in satisfactory form from Loyd R. Swope and Kenneth D. Cox agreeing not to become a shareholder of, associated with, employed by, a consultant to or a member of the board of directors of any other financial institution Insured by the Federal Deposit Insurance Corporation ("FDIC"), maintaining one or more places of business in Washington County or Benton County, Arkansas for a period of two (2) years after the Effective Date, provided, that such agreement shall not prohibit the ownership directly or indirectly, in the aggregate, of less than one percent (1%) of any class of securities of any such financial institution solely as a passive investment so long as such securities are listed for trading on NASDAQ in the over-the-counter market or are traded on a national securities exchange;

     (c) LBI shall have acquired or acquire immediately prior to the Effective Time all of the remaining shares of BOL Stock in a transaction which will not adversely affect the eligibility of the Merger to be accounted for under the pooling of interest method of accounting. Any requirement that the transaction in which the outstanding minority shares of BOL Stock is acquired by LBI be accounted for under the purchase method of accounting, shall not be deemed to adversely affect the eligibility to account for the Merger under the pooling of interest method of accounting, so long as the balance of the Merger can be accounted for under the pooling of interest method of accounting.

     (d) Each of the representations, warranties and covenants herein of LBI shall, in all material respects, be true on, or complied with by, the Effective Date as if made on such date, or on the date when made in the case of any representation or warranty which specifically relates to an earlier date, and SFNC shall have received a certificate signed by the Chief Executive Officer and the Treasurer of LBI, dated the Effective Date, to such effect;

     (e) Phase I environmental audits of all real property owned by LBI or any of its subsidiaries shall have been conducted at SFNC's expense and shall, to SFNC's satisfaction, reflect no material problems under Environmental Laws;

     (f) SFNC shall have received all state securities laws and "Blue Sky" permits and other authorizations necessary to consummate the transactions contemplated hereby;

     (g) No litigation or proceeding is pending which (1) has been brought against SFNC or LBI or any of their subsidiaries by any governmental agency seeking to prevent consummation of the transactions contemplated hereby or (2) in the reasonable judgment of the Board of Directors of SFNC is likely to have a Material Adverse Effect on LBI or SFNC;

     Section 6.03 Additional Conditions for LBI. The obligation of LBI to effect the Merger shall be subject to the satisfaction prior to the Effective Time of the following additional conditions:

     (a) LBI shall have received an opinion, dated the Effective Date, of SFNC's counsel in the form and to the effect customarily received in transactions of this type;

     (b) Each of the representations, warranties and covenants contained herein of SFNC shall, in all material respects, be true on, or complied with by, the Effective Date as if made on such date, or on the date when made in the case of any representation or warranty which specifically relates to an earlier date, and LBI shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of SFNC, dated the Effective Date, to such effect;

     (c) No litigation or proceeding is pending which (1) has been brought against SFNC or LBI or any of their subsidiaries by any governmental agency, seeking to prevent consummation of the transactions contemplated hereby or (2) in the reasonable judgment of the Board of Directors of LBI is likely to have a Material Adverse Effect on LBI or SFNC;

     (e) Williams & Anderson, LLP shall have delivered its opinion to SFNC and LBI, dated as of the Effective Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that, accordingly: (1) no gain or loss will be recognized by the shareholders of LBI who exchange their shares of LBI Stock for shares of SFNC Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in SFNC Stock);
(2) the tax basis of the shares of SFNC Stock received by shareholders who exchange their shares of LBI Stock for shares of SFNC Stock in the Merger will be the same as the tax basis of the shares of LBI Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received); (3) the holding period of the shares of SFNC Stock received in the Merger will include the period during which the shares of LBI Stock surrendered in exchange therefor were held, provided such shares of LBI Stock were held as capital assets at the Effective Time; and (4) satisfactorily addresses any other significant federal income tax issues concerning the Merger. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of LBI and others.

     Section 6.04 Effect of Required Adjustments. Any effect on LBI as a result of action taken by LBI pursuant to Section 5.01(l) shall be disregarded for purposes of determining the truth or correctness of any representation or warranty of LBI and for purposes of determining whether any conditions are satisfied.


                               ARTICLE VII
                               TERMINATION

     Section 7.01 Termination. This Agreement may be terminated prior to the Effective Date, either before or after its approval by the stockholders of LBI:

     (a) By the mutual consent of SFNC and LBI, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board;

     (b) By SFNC or LBI, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of the failure of the shareholders of LBI to approve this Agreement at its meeting called to consider such approval, or a material breach by the other party hereto of any representation, warranty or agreement contained herein which is not cured or not curable within 60 days after written notice of such breach is given to the party committing such breach by the other party hereto;

     (c) By SFNC or LBI, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by March 31, 1999, unless the failure to so consummate by such time is due to the breach of this Agreement by the party seeking to terminate;

     (d) By SFNC, in the event Baird, Kurtz & Dobson notifies SFNC that it will unable to give the opinion described in Section 6.01(d), or

     Section 7.02 Effect of Termination. In the event of the termination of this Agreement by either SFNC or LBI, as provided above, this Agreement shall thereafter become void and there shall be no liability on the part of any party hereto or their respective officers or directors, except that any such termination shall be without prejudice to the rights of any party hereto arising out of the willful breach by any other party of any covenant or willful misrepresentation contained in this Agreement.

                             ARTICLE VIII
                   EFFECTIVE DATE AND EFFECTIVE TIME

     Section 8.01 Effective Date and Effective Time. On the last business day of the month during which the expiration of all applicable waiting periods in connection with governmental approvals occurs and all conditions to the consummation of this Agreement are satisfied or waived, or on such earlier or later date as may be agreed by the parties, Articles of Merger shall be executed in accordance with all appropriate legal requirements and shall be filed as required by law, and the Merger provided for herein shall become effective upon such filing or on such date as may be specified in such Articles of Merger, herein called the "Effective Date". The "Effective Time" of the Merger shall be 6:01 P.M. in the State of Arkansas on the Effective Date, or such other time on the Effective Date as may be agreed by the parties.

                           ARTICLE IX
                          OTHER MATTERS

     Section 9.01 Survival. Except as hereinafter provided, the representations and warranties contained in this Agreement and all other terms, covenants and conditions hereof shall merge in the closing documents and shall not survive the Effective Date or, after the Effective Date be the basis for any action by any party, except as to any matter which is based upon willful fraud by a party with respect to which the representations, warranties, terms, covenants and conditions set forth in this Agreement shall expire only upon expiration of the applicable statute of limitations. If this Agreement shall be terminated, the agreements of the parties in Sections 5.01(h)(3), 7.02, 9.05 and 9.06 shall survive such termination.

     Section 9.02 Amendment; Modification; Waiver. Prior to the Effective Date, any provision of this Agreement may be waived by the party benefited by the provision or by both parties or amended or modified at any time, including the structure of the transaction by an agreement in writing between the parties hereto approved by their respective Boards of Directors, to the extent allowed by law, except that, after the vote by the shareholders of LBI, Sections 2.02(a)-(d) shall not be amended or revised.

     Section 9.03 Counterparts. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

     Section 9.04 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Arkansas.

     Section 9.05 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

     Section 9.06 Disclosure. Each of the parties and its respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed unless it is advised by counsel that any such information is required by law to be disclosed.

     Section 9.07 Notices. All notices, acknowledgments, requests and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, telecopy, telegram or telex (confirmed in writing) to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto:

     If to LBI and BOL, to:                 LINCOLN BANCSHARES, INC.
                                            Loyd R. Swope, Chairman and CEO
                                            P. O. Box 98
                                            Lincoln, Arkansas 72744

     With Copies to:                        HORNE, HOLLINGSWORTH & PARKER,  P.A.
                                            Attn: Garland Binns
                                            P. O. Box 3363
                                            Little Rock, Arkansas 72203
     And
                                            STEPHENS INC.
                                            Attn: Robert E. Ulrey
                                            111 Center St., Suite 2400
                                            Little Rock, Arkansas 72201

    If to SFNC, to:                         SIMMONS FIRST NATIONAL CORPORATION
                                            J. Thomas May, Chairman & CEO
                                            P. O. Box 7009
                                            Pine Bluff, Arkansas 71611-7009

    With Copies to:                         WILLIAMS & ANDERSON LLP
                                            ATTN: Patrick A. Burrow
                                            111 Center St., 22nd Floor
                                            Little Rock, Arkansas  72201

     Section 9.08 No Third Party Beneficiaries. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as expressly provided for herein, nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     Section 9.09 Entire Agreement. This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made.

     Section 9.10 Assignment. This Agreement may not be assigned by any party hereto without the written consent of the other parties.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers as of the day and year first above written.

                       SIMMONS FIRST NATIONAL CORPORATION


                     By    /s/ J. Thomas May
                           J. Thomas May, Chairman, President &
                                Chief Executive Officer
ATTEST:

/s/ John L. Rush
John L. Rush, Secretary

                                            LINCOLN BANCSHARES, INC.


                                By /s/ Loyd R. Swope
                                   Loyd R. Swope, Chairman and CEO

ATTEST:


/s/ Wanda K. Irwin
Secretary


                                  SCHEDULE 4.01

     1. Lien on 6,568 shares of Bank of Lincoln stock to First National Bank, Fort Smith, Arkansas to secure an outstanding indebtedness of the LBI to First National Bank.

                                    ANNEX II

                 ARKANSAS BUSINESS CORPORATION ACT of 1965

4-26-1007. Rights of dissenting shareholders.

  (a) If a shareholder of a corporation which is a party to a merger or consolidation files with the corporation, prior to or at the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote, a written objection to the plan of merger or consolidation and does not vote in favor thereof, and the shareholder within ten (10) days after the date on which the vote was taken makes written demand on the surviving or new domestic or foreign corporation for payment of the fair value of his shares as of the day prior to the date on which the vote was taken approving the merger or consolidation, then, if the merger or consolidation is effected, the surviving or new corporation shall pay to the shareholder, upon surrender of his certificate or certificates representing the shares, the fair value thereof.

  (b) The demand shall state the number and class of the shares owned by the dissenting shareholder.

  (c) Any shareholder failing to make demand within the ten-day period shall be bound by the terms of the merger or consolidation.

  (d) Within ten (10) days after the merger or consolidation is effected, the surviving or new corporation, as the case may be, shall give notice to each dissenting shareholder who has made demand as herein provided for the payment of the fair value of his shares.

  (e)(1) If within thirty (30) days after the date on which the merger or consolidation was effected the value of such shares is agreed upon between the dissenting shareholder and the surviving or new corporation, payment shall be made within ninety (90) days after the date on which such merger or consolidation was effected, upon the surrender of his certificate or certificates representing those shares.

  (2) Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in those shares or in the corporation.

  (f)(1) If within the period of thirty (30) days the shareholder and the surviving or new corporation do not so agree, then the dissenting shareholder, within sixty (60) days after the expiration of the thirty-day period, may file a petition in the circuit court of the county in which the registered office of the surviving corporation is located, if the surviving corporation is a domestic corporation or in the Pulaski County Circuit Court if the surviving corporation is a foreign corporation, asking for a finding and determination of the fair value of the shares and shall be entitled to judgment against the surviving or new corporation for the amount of the fair value as of the day prior to the date on which the vote was taken approving such merger or consolidation, together with interest thereon to the date of the judgment.

  (2) The judgment shall be payable only upon and simultaneously with the surrender to the surviving or new corporation of the certificate or certificates representing the shares.

  (3) Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in the shares or in the surviving or new corporation.

  (4) Unless the dissenting shareholder files the petition within the time herein limited, the shareholder and all persons claiming under him shall be bound by the terms of the merger or consolidation.

  (g) Shares acquired by the surviving or new corporation pursuant to the payment of the agreed value thereof or to payment of the judgment entered, as in this section provided, may be held and disposed of by the corporation as in the case of other treasury shares.

  (h) The provisions of this section shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other domestic or foreign corporations that are parties to the merger.

                                Annex III

                 ARKANSAS BUSINESS CORPORATION ACT OF 1987

               RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

4-27-1301. Definitions.

  In this subchapter:

  1. "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer;

  2. "Dissenter" means a shareholder who is entitled to dissent from corporate action under 4-27-1302 and who exercises that right when and in the manner required by 4-27-1320 - 4-27-1328;

  3. "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable;

  4. "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances;

  5. "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation;

  6. "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

   7. "Shareholder" means the record shareholder or the beneficial shareholder.


4-27-1302. Right of dissent.

  A. A shareholder is entitled to dissent from and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

  1. Consummation of a plan of merger to which the corporation is a party:

    (i) If shareholder approval is required for the merger by 4-27-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

    (ii) If the corporation is a subsidiary that is merged with its parent under 4-27-1104;

  2. Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

  3. Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one
(1) year after the date of sale;

  4. An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:
    (i) Alters or abolishes a preferential right of the shares;

    (ii)  Creates,  alters,  or  abolishes  a right in  respect  of  redemption,
including  a  provision   respecting  a  sinking  fund  for  the  redemption  or
repurchase, of the shares;

     (iii) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

     (iv) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

    (v) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under 4-27-604; or

  5. Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

  B. A shareholder entitled to dissent and obtain payment for his shares under this subchapter may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.


4-27-1303. Dissent by nominees and beneficial owners.

  A. A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

  B. A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

  1. He submits to the corporation the record shareholder's written consent to he dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

  2. He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

4-27-1320. Notice of dissenters' rights.

  A. If proposed corporate action creating dissenters' rights under 4-27-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

  B. If corporate action creating dissenters' rights under 4-27-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in 4-27-1322.

4-27-1321. Notice of intent to demand payment.

  A. If proposed corporate action creating dissenters' rights under 4-27-1302 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

  (1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

  (2) Must not vote his shares in favor of the proposed action.

  B. A shareholder who does not satisfy the requirements of subsection A. of this section is not entitled to payment for his shares under this subchapter. 4-27-1322. Dissenters' notice.

  A. If proposed corporate action creating dissenters' rights under 4-27-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of 4-27-1321.

  B. The dissenters' notice must be sent no later than ten (10) days after the orporate action was taken, and must:

  1. State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

  2. Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

  3. Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;

  4. Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty (60) days after the date the notice required by subsection A. of this section is delivered; and

  5. Be accompanied by a copy of this subchapter.

4-27-1323. Duty to demand payment.

  A. A shareholder sent a dissenters' notice described in 4-27-1322 must demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to 4-27-1322B.3., and deposit his certificates in accordance with the terms of the notice.

  B. The shareholder who demands payment and deposits his share certificates under subsection A. of this section retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

  C. A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this subchapter.


4-27-1324. Share restrictions.

  A. The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under 4-27-1326.

  B. The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.


4-27-1325. Payment.

  A. Except as provided in 4-27-1327, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with 4-27-1323 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

  B. The payment must be accompanied by:

  1. The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

  2. A statement of the corporation's estimate of the fair value of the shares;

  3. An explanation of how the interest was calculated;

  4. A statement of the dissenter's right to demand payment under 4-27-1328; and

  5. A copy of this subchapter.

4-27-1326. Failure to take action.

  A. If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

  B.  If  after  returning   deposited   certificates  and  releasing   transfer
restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under 4-27-1322 and repeat the payment demand procedure.

4-27-1327. After-acquired shares.

  A. A corporation may elect to withhold payment required by 4-27-1325 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

  B. To the extent the corporation  elects to withhold  payment under subsection
A. of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under 4-27-1328.

4-27-1328. Procedure if shareholder dissatisfied with payment or offer.

  A. A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under 4-27-1325), or reject the corporation's offer under 4-27-1327 and demand payment of the fair value of his shares and interest due, if:

  1. The dissenter believes that the amount paid under 4-27-1325 or offered under 4-27-1327 is less than the fair value of his shares or that the interest due is incorrectly calculated;

  2. The corporation fails to make payment under 4-27-1325 within sixty (60) days after the date set for demanding payment; or

  3. The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

  B. A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection A. of this section within thirty (30) days after the corporation made or offered payment for his shares.


4-27-1330. Court action.

  A. If a demand for payment under 4-27-1328 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

  B. The corporation shall commence the proceeding in the circuit court of the county where the corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

  C. The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.
  D. The jurisdiction of the court in which the proceeding is commenced under subsection B. of this section is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

  E. Each dissenter made a party to the proceeding is entitled to judgment:

  (1) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation; or

  (2) For the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under 4-27-1327.

4-27-1331. Court costs and counsel fees.

  A. The court in an appraisal proceeding commenced under 4-27-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under 4-27-1328.

  B. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

  1. Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of 4-27-1320 - 4-27-1328; or

  2. Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

  C. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                  PART II

                 INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

Arkansas Code Annotated Section 4-27-850 ("Arkansas Code") provides as follows:

     SECTION 4-27-850 - INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS - INSURANCE.

     A. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     B. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court of chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court of chancery or such other court shall deem proper.

     C. To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in subsections A. and B. of this section, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     D. Any indemnification under subsections A. and B. of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections A. and B. of this section. Such determination shall be made:

     (1) By the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding; or

     (2) If such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

     (3) By the stockholders.

     E. Expenses incurred by an officer or director in defending a civil or criminal action, suit, or proceeding may be paid by the corporation in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

     F. The indemnification and advancement of expenses provided by or granted pursuant to the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

     G. A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

     H. For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee, or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

     I. For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee, or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

     J. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

     Further, the Arkansas Code Section 4-27-202 provides as follows:



SECTION 4-27-202. ARTICLES OF INCORPORATION.

     A. The articles of incorporation must set forth:

                                         * * *

     B. The articles of incorporation may set forth:

                                         * * *

     3. A provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director:

     (i) For any breach of the director's duty of loyalty to the corporation or its stockholders;

     (ii) For acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     (iii) Under Section 4-27-833 of this chapter;

     (iv) For any transaction from which the director derived an improper personal benefit; or

     (v) For any action, omission, transaction, or breach of a director's duty creating any third-party liability to any person or entity other than the corporation or stockholder.

     No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. All references in this subsection to a director shall also be deemed to refer to a member of the governing body of a corporation which is not authorized to issue capital stock.

THE REGISTRANT'S ARTICLES OF INCORPORATION AND BYLAWS PROVISIONS

     The Registrant's Articles of Incorporation and Bylaws extend indemnification rights to the fullest extent authorized by the Arkansas Code to its directors and officers. In addition, the Articles of Incorporation and Bylaws permit the Registrant to maintain insurance to protect itself and any of its directors, officers or representatives against any liability assessed against such person and incurred in any such capacity or arising out of such status whether or not the Registrant would have the power to indemnify such person under the Arkansas Code.

              The Registrant's Articles of Incorporation include the following provision, in reliance on Section 4-27-202 of the Arkansas Code:

     SIXTEENTH:  To  the  fullest  extent  permitted  by the  Arkansas  Business
Corporation Act, as it now exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.

ITEM 21.                   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)   Exhibits.

Exhibit
Number                              Description
------                              -------------

2 Agreement and Plan of Merger by and between the Company and Lincoln Bankshares of Arkansas, Inc., dated August 25, 1998. (Included as Annex I to Part I of the Registration Statement).

5                                   Opinion of Williams & Anderson LLP
                                    (To be filed by amendment.)

8                                   Opinion of Williams & Anderson LLP

15                                  Form of Letter re: unaudited interim
                                    financial information.

23(a)                               Consent   of  Baird, Kurtz   &    Dobson,
                                    independent public accountants regarding information from Simmons First National Corporation 10-K for the year ended 12/31/97

23(b)                               Consent   of  Baird, Kurtz   &    Dobson,
                                    independent public accountants regarding inclusion of the audited financial statements of Lincoln Bankshares, Inc.


*23(c) Consent of Williams & Anderson LLP will be included in that firm's opinion filed as
                                    Exhibit 5 hereto.

99(a)                               Letter to Lincoln Bankshares, Inc.
                                    Shareholders

99(b)                               Notice of Special Shareholders Meeting

99(c)                               Form of Proxy

99(d)                               Form of Affiliate Letter

ITEM 22.        UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) The undersigned registrant hereby undertakes as follows that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(4) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (Section 230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) The undersigned registrant undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(6) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                             SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pine Bluff, State of Arkansas, on the 30th day of October, 1998.

                                       SIMMONS FIRST NATIONAL CORPORATION


                                       By   /s/ Barry L. Crow
                                            -----------------------
                                             Barry L. Crow, Chief
Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the _____ day of October, 1998.

   Signature                                         Title


/s/ J. Thomas May               Chairman of the Board, Chief Executive Officer
J. Thomas May                   and President (Principal Executive Officer)

/s/ Barry L. Crow               Chief Financial Officer
Barry L. Crow                   (Principal Financial and Accounting Officer)


W. E. Ayres                     Director

/s/ Ben V. Floriani             Director
Ben V. Floriani

/s/ Lara F. Hutt, III           Director
Lara F. Hutt, III

/s/ George Makris, Jr.          Director
George Makris, Jr.

/s/ David R. Perdue             Director
David R. Perdue


Harry L. Ryburn                 Director


Donald W. Stone                 Director

/s/ Henry F. Trotter, Jr.       Director
Henry F. Trotter, Jr.

                            POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned constitutes and appoints J. Thomas May and Barry L. Crow, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-4 of Simmons First National Corporation (the "Company") pertaining to the registration of up to 301,833 shares of the Company's Class A Common Stock, $1.00 par value per share, to be issued upon consummation of a merger with Lincoln Bankshares, Inc. and to sign any and all amendments (including post-effective amendments) to the Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


Signature                                  Title
----------                                 -----

/s/ J. Thomas May                          Director
J. Thomas May


W. E. Ayres                                Director

/s/ Ben V. Floriani                        Director
Ben V. Floriani

/s/ Lara F. Hutt, III                      Director
Lara F. Hutt, III

/s/ George Makris, Jr.                     Director
George Makris, Jr.

/s/ David R. Perdue                        Director
David R. Perdue


Harry L. Ryburn                            Director


Donald W. Stone                            Director

/s/ Henry F. Trotter, Jr.                  Director
Henry F. Trotter, Jr.